Execution Version

STOCK PURCHASE AGREEMENT

dated as of

October 9, 2013

among

KIK CUSTOM PRODUCTS INC.,

CHEMTURA CORPORATION,

CHEMTURA HOLDINGS GMBH,

GREAT LAKES CHEMICAL CORPORATION,

GREAT LAKES CHEMICAL (NETHERLANDS) B.V.

and

KCP CORPORATE HOLDINGS INC.

(solely with respect to Section 13.13)

relating to the purchase and sale

of

100% of the Capital Stock

of each of

BAYROL DEUTSCHLAND, GMBH,

BIO-LAB, INC.,

BIOLAB AUSTRALIA PTY. LTD.,

BIO-LAB CANADA INC.

and

BLSA INDUSTRIES (PTY) LTD.

i

ii

iii

Exhibit A	Calculation Principles
Exhibit B	Capex Budget
Exhibit C	Certain Unfunded Liabilities
Exhibit D	Form of Transition Services Agreement
Exhibit E	Form of BioLab Australia Share Transfer Agreement
Exhibit F	Form of Bio-Lab Canada Share Transfer Agreement
Exhibit G	Form of BLSA Share Transfer Agreement
Exhibit H	Form of Bayrol Share Transfer Agreement
Exhibit I	Form of Adrian Supply Agreement
Exhibit J	Actuarial Assumptions
Exhibit K	PLP Agreement Termination Application with Commercial Register
Exhibit L	Form of Guarantee
Exhibit M	Loan Receivable Sale and Assignment Agreement
Exhibit N	MRO Calculation Principles

iv

STOCK PURCHASE AGREEMENT

AGREEMENT (this “Agreement”) dated as of October 9, 2013 among KIK Custom Products Inc., a corporation organized and existing under the laws of Delaware (“Buyer”), Chemtura Corporation, a corporation organized and existing under the laws of Delaware (“Seller Parent”), Chemtura Holdings GmbH, a limited liability company organized and existing under the laws of Germany, registered in the commercial register of the local court (Amtsgericht) of Hamm under the registration no. HRB 5005 (“German Seller”), Great Lakes Chemical Corporation, a corporation organized and existing under the laws of Delaware (“U.S. Seller”) and Great Lakes Chemical (Netherlands) B.V., a limited liability company organized and existing under the laws of the Netherlands (“Dutch Seller” and, collectively with German Seller and U.S. Seller, “Sellers”) and solely with respect to Section 13.13, KCP Corporate Holdings Inc., a corporation organized and existing under the laws of Delaware (“Buyer Guarantor”).

WITNESSETH:

WHEREAS, Sellers are, in the aggregate, the owners of (i) the outstanding share of capital stock (the “Bayrol Share”) of BAYROL Deutschland GmbH, a limited liability company organized and existing under the laws of Germany, registered in the commercial register of the local court (Amtsgericht) of Munich under the registration no. HRB 107891 (“Bayrol”), (ii) all of the outstanding shares of capital stock (the “Bio-Lab Shares”) of Bio-Lab, Inc., a corporation organized and existing under the laws of Delaware (“Bio-Lab”), (iii) all of the shares issued (the “BioLab Australia Shares”) by BioLab Australia Pty. Ltd. (ACN 005 878 017), a proprietary limited company organized and existing under the laws of Australia (“BioLab Australia”), (iv) all of the outstanding shares of capital stock (the “Bio-Lab Canada Shares”) of Bio-Lab Canada Inc., a corporation organized and existing under the laws of the Province of Ontario (“Bio-Lab Canada”), and (v) all of the issued shares (the “BLSA Shares” and, collectively with the Bayrol Share, the Bio-Lab Shares, the BioLab Australia Shares and the Bio-Lab Canada Shares, the “Shares”) of BLSA Industries (Pty) Ltd., a private limited company organized and existing under the laws of South Africa (“BLSA”); and

WHEREAS, Sellers desire to sell the Shares to Buyer, and Buyer desires to purchase the Shares from Sellers, upon the terms and subject to the conditions hereinafter set forth;

The parties hereto agree as follows:

Article 1
Definitions

Section 1.01.         Definitions. (a) As used herein, the following terms have the following meanings:

“Adrian” means that certain real property and improvements located at 1400 E. Michigan Street, #1406, Adrian, Michigan, 49221-3446.

1

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided that, from and after the Closing, none of the Companies nor any of the Subsidiaries shall be considered an Affiliate of Seller Parent or Sellers. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Ancillary Agreements” means the Adrian Supply Agreement, the Transition Services Agreement and the Share Transfer Documents.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state, provincial or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person or its properties, as amended unless expressly specified otherwise.

“AUD” means Australian Dollar.

“Balance Sheet” means the audited combined balance sheet of the Business as of December 31, 2012, in accordance with GAAP.

“Balance Sheet Date” means December 31, 2012.

“Base Closing Working Capital” means the total of all amounts set forth next to the names of the Companies and Subsidiaries listed on Schedule 1.01A after, to the extent such amounts are not denominated in U.S. dollars, converting such amounts to U.S. dollars based on the applicable foreign exchange reference rate published in the Wall Street Journal on (A) with respect to usage of the term in Section 2.03, the Reference Date and (B) with respect to usage of the term in Section 2.05, the Closing Date).

“Base MRO Amount” means $3,150,000.

“Benefit Plan” means an “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, each employment, consulting, severance or similar contract, plan, policy, fund, program, or arrangement and each other plan or arrangement providing for compensation, bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, severance benefits and pension, post-employment, or retirement benefits (including retiree health benefits), in each case whether written or unwritten and whether formal or informal.

“Bio-Lab Unit Trust” means the unit trust constituted by the trust deed dated 10 September 1982, the trustee of which is BioLab Australia.

2

“Business” means the business of developing, producing, manufacturing, marketing, distributing, selling and licensing household cleaner products and pool and spa cleaning and treatment products and accessories.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Calculation Principles” means the accounting principles, methods and practices as set forth in Exhibit A hereto, including any annex thereto.

“Capex Budget” means the capital expenditure budget attached as Exhibit B hereto.

“Code” means the U.S. Internal Revenue Code of 1986.

“Closing Date” means the date of the Closing.

“Closing MRO Amount” means an amount equal to (i) the Pre-Closing MRO Amount, plus (ii) the aggregate value of the MRO acquired by each of the Companies and the Subsidiaries between the Pre-Closing MRO Amount Determination Date and the Closing Date as reflected in the books and records of the Companies and the Subsidiaries, less (iii) the aggregate value of any MRO used, lost, sold or which otherwise becomes unusable between the Pre-Closing MRO Amount Determination Date and the Closing Date as reflected in the books and records of the Companies and the Subsidiaries. For purposes of this definition, each of the constituent parts of the Closing MRO Amount shall be calculated in the functional currencies of each of the Companies and the Subsidiaries and converted to U.S. dollars based on the applicable foreign exchange reference rate published in the Wall Street Journal on the Closing Date.

“Closing Working Capital” means, as of 11:59 P.M. on the Closing Date and without giving effect to the Closing, (i) Current Assets minus (ii) Current Liabilities, in each case, calculated in accordance with the Calculation Principles.

“Companies” means, collectively, Bayrol, Bio-Lab, BioLab Australia, Bio-Lab Canada and BLSA.

“Company Consultant” means, as of any time, any individual independent contractor of Seller Parent or any of its subsidiaries (including any of the Companies or the Subsidiaries) who is primarily dedicated to providing services to the Companies or the Subsidiaries.

“Company Employee” means, as of any time, any employee or officer of any of the Companies or any of their Subsidiaries.

“Company Intellectual Property” means all Intellectual Property (i) owned by the Companies or the Subsidiaries and (ii) owned by Sellers or their Affiliates (other than the Companies and Subsidiaries) and used or held for use in the Business, other than the Seller Marks.

3

“Competing Business” means any Person or business that competes with any activity described in the definition of Business.

“Confidentiality Agreement” means the confidentiality agreement and related clean team NDA between Seller Parent and KIK Custom Products Inc., dated as of July 10, 2013, together with the Clean Team Confidentiality Agreement, dated as of July 11, 2013, between Seller Parent and KIK Custom Products Inc., the Confidentiality Agreement, dated January 14, 2013, between Seller Parent and KIK Custom Products Inc., and the Confidentiality Side Letter, dated March 8, 2013, among Seller Parent, KIK Custom Products Inc. and One Equity Partners V, L.P.

“Credit Agreements” means the First Lien Credit Agreement and the Second Lien Credit Agreement, collectively.

“Crompton” means Crompton Financial Holdings Inc., a corporation organized and existing under the laws of the Republic of Ireland.

“Crompton Canadian Debt” means all amounts owed by Crompton (or other Affiliates of Bio-Lab Canada that are not residents of Canada) to Bio-Lab Canada.

“Current Assets” means the combined current assets of the Companies and the Subsidiaries, which current assets shall include only the line items set forth in Exhibit A, Annex II, under the heading “Current Assets”.

“Current Liabilities” means the combined current liabilities of the Companies and the Subsidiaries, which current liabilities shall include all the line items included in Exhibit A, Annex II, under the heading “Current Liabilities”.

“Debt Financing Sources” means the agents, arrangers, lenders and other entities that commit to provide or arrange or otherwise enter into agreements in connection with all or any part of the Debt Financing, including the parties to any joinder agreement, indenture, credit agreement or other definitive documentation entered into in connection therewith, together with their respective Affiliates and their and their respective Affiliates’ officers, directors, employees, managers, controlling persons, equity holders, agents and representatives and their respective successors and assigns.

“Disclosure Schedules” means the schedules referred to in and/or qualifying certain representations, warranties and covenants made by Sellers contained in this Agreement and delivered by Sellers to Buyer on or prior to the date hereof, and any amendment thereto.

“DM” means Deutsche Mark.

“DOJ” means the Antitrust Division of the United States Department of Justice.

4

“Employee Plan” means a Benefit Plan that is maintained, administered, or contributed to, by Seller Parent or any of its subsidiaries (including any of the Companies or any of the Subsidiaries) or any of their ERISA Affiliates for the benefit of any current or former Company Employee or Company Consultant in the United States, or with respect to which any of the Companies or any of the Subsidiaries has any direct or indirect liability, whether contingent or otherwise, with respect to any Company Employee, or former employee of any of the Companies or any of the Subsidiaries in the United States.

“Environmental Law” means any Applicable Law, or any legally binding agreement with any Governmental Authority, in each case as now in effect, relating to the environment, natural resources, process safety management, any human exposure to any toxic or hazardous substance, or the effect on the environment of the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any toxic or hazardous substance, including the U.S. Federal Insecticide, Fungicide, Rodenticide Act, the U.S. Toxic Substances Control Act, and the E.U. Registration, Evaluation, Authorisation and Restriction of Chemical substances (“REACH”), and any state, local or foreign counterparts.

“Environmental Liabilities” means any liabilities of the Companies or any Subsidiaries to the extent arising under Environmental Law but only to the extent related to (a) any transportation prior to the Closing Date of any Hazardous Substance for treatment or disposal (including any storage or handling in the course of such treatment or disposal) at any third-party Hazardous Substance treatment, storage, handling and/or disposal site by, or on behalf of, the Companies, and/or the Subsidiaries and/or any predecessor entities thereof; (b) any Release of any Hazardous Substance in, on, under or from any real property formerly or currently owned, leased or operated by the Companies, and/or the Subsidiaries and/or any predecessor entities thereof, and/or any toll manufacturing facility of any of the foregoing, to the extent such Release occurred or existed on or before the Closing Date, and, in the case of such a toll manufacturing facility, in a manner that any Company or Subsidiary has responsibility as of the Closing Date therefor; (c) any failure by the Companies or the Subsidiaries to comply with any Environmental Law, to the extent such failure occurred or existed on or before the Closing Date, or (d) any claim, suit, action or proceeding by any third party alleging personal injury or other damage related to alleged human exposure to a Hazardous Substance present in products manufactured, distributed, assembled, supplied or toll manufactured by or for the benefit of the Companies and/or the Subsidiaries, in each case to the extent any such products were manufactured, distributed or sold prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977.

5

“First Lien Credit Agreement” means that certain First Lien Credit Agreement, dated as of May 23, 2013, by and among KIK Custom Products Inc. and KCP Holdings II, L.P., as Borrowers, Credit Suisse AG, as Administrative Agent and Collateral Agent, and the other Guarantors and Lenders party thereto.

“FTC” means the United States Federal Trade Commission.

“GAAP” means generally accepted accounting principles in the United States.

“German PLP Agreement” means the profit and loss pooling agreement between German Seller and Bayrol dated December 4, 2012.

“Governmental Authority” means any transnational, domestic or foreign federal, state, provincial or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Hazardous Substance” means any pollutant, contaminant or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, asbestos, PCBs, toxic mold, and any substance, waste or material regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means without duplication, (i) all obligations of the Companies or the Subsidiaries for borrowed money or advances, including any Foreign Loan Receivables or German Loan Receivable but excluding any obligations under the German PLP Agreement, (ii) all obligations of the Companies or the Subsidiaries evidenced by bonds, debentures, notes, indentures or other similar instruments, (iii) all obligations of the Companies or the Subsidiaries to pay the deferred purchase price of property or services including earn outs and similar payments, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of the Companies or the Subsidiaries as lessee which are or which are required to be capitalized in accordance with GAAP, (v) all obligations of the Companies or the Subsidiaries to reimburse any bank or other Person in respect of amounts paid under a letter of credit, performance bond, surety or similar instrument, (vi) any reimbursement obligations, foreign exchange contracts and arrangements of the Companies or the Subsidiaries designed to provide protection against fluctuations in interest or currency exchange rates, including amounts payable to unwind such contracts or agreements, (vii) the unfunded liabilities described in Exhibit C, (viii) any obligations related to accrued interest, termination fees, prepayment penalties, break fees and similar obligations in connection with any Indebtedness, (ix) all Indebtedness of others secured by a Lien on any asset or property of any of the Companies or the Subsidiaries, whether or not such Indebtedness is assumed by the Companies or the Subsidiaries, as applicable and (x) all Indebtedness of others guaranteed by any of the Companies or the Subsidiaries; provided that for the avoidance of doubt, no obligation between any Company and any Subsidiary or any Subsidiary and any other Subsidiary shall constitute Indebtedness for the purposes of this Agreement.

6

“Intellectual Property” means any (a) trademark, service mark, trade name, brand name, trade dress, logos and other indicators of origin, including all applications and registrations for the foregoing and any goodwill associated therewith, (b) invention, patent and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations and interferences thereof) (“Patent Rights”), (c) trade secret, know-how, invention, process, procedure, database and confidential business information, (d) copyright, mask work and design, (e) computer software, including all source code, object code, specifications, designs and documentation relating thereto and (f) domain name, Internet address and other similar computer identifiers, including any registrations or applications for registration of any of the foregoing, as applicable, or any other similar proprietary or intellectual property right.

“International Plan” means a Benefit Plan that is not an Employee Plan and that is maintained, administered, or contributed to, or required to be maintained, administered, or contributed to, by Seller Parent or any of its subsidiaries (including any of the Companies or any of the Subsidiaries) for the benefit of any current or former Company Employee or Company Consultant outside of the United States, or with respect to which any of the Companies or any of the Subsidiaries has any direct or indirect liability, whether contingent or otherwise, with respect to any Company Employee, or former employee of any of the Companies or any of the Subsidiaries, outside of the United States.

“Inventory” means all finished goods inventory, goods-in-transit, raw materials and work-in-process and labels and packaging materials used or held for use by the Companies or the Subsidiaries in the Business including those on consignment where the Companies or the Subsidiaries are the consignors or held in the possession of any third party and finished goods located at Adrian, but excluding MRO.

“IT Assets” means computers, software, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment, and all associated documentation owned, licensed or, leased by Sellers, their Affiliates, the Companies or the Subsidiaries and used in the operation of the Business (excluding any public networks).

“knowledge of Sellers”, “Sellers’ knowledge” or any other similar knowledge qualification in this Agreement means to (i) the actual knowledge of Matthew Sokol, Jonathan Viner, Stephen Forsyth, Stephen Venzon, Daniel Ricard, Alan Schutzman and each of the Persons listed on Schedule 1.01(c), and (ii) such actual knowledge as would have been known to such persons after reasonable inquiry by them (whether or not such reasonable inquiry was made); provided that, in the case of clause (ii), with respect to each of the Persons listed on Schedule 1.01(c), such knowledge shall be solely with respect to the sections of this Agreement set forth next to such Person’s name.

7

“Leased Real Property” means all of the real property described on Schedule 1.01(a).

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, encroachment or other title defect, easement, security interest or encumbrance or other lien of any kind or nature whatsoever.

“Marketing Period” means the first period of twenty-three (23) consecutive Business Days after the date of this Agreement, commencing on the first Business Day after which (i) Buyer shall have received in all material respects the Required Information (provided that Buyer shall be permitted to provide such information to the Debt Financing Sources upon receipt); (ii) no condition exists that would cause any of the conditions set forth in Section 10.01 (other than as it relates solely to Regulatory Law during the period of twenty-three (23) consecutive Business Days ending on the nine (9) month anniversary of the date hereof), Section 10.02(a) or Section 10.02(c) to fail to be satisfied assuming the Closing were to be scheduled for any time during the Marketing Period and (iii) the Required Information that is applicable to the first day of the Marketing Period would be the Required Information if delivered on any day during the Marketing Period; provided that such period shall not include November 28, 2013, November 29, 2013 or June 30, 2014 through July 4, 2014 and if the Marketing Period has not been completed on or prior to the close of business on December 20, 2013, the Marketing Period shall not commence prior to the opening of business on January 6, 2014; provided, further, the Marketing Period shall end on any earlier date that is the date on which the Debt Financing is consummated.

“Material Adverse Effect” means any effect, event, change, occurrence, circumstance, state of facts or development that, individually or together with any one or more effects, events, changes, occurrences, circumstances, states of fact or developments, has had or would be reasonably expected to have a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the Companies and the Subsidiaries, taken as a whole, excluding an effect to the extent resulting from: (A) changes in GAAP or changes in the regulatory accounting requirements applicable to any industry in which the Companies and the Subsidiaries operate, (B) changes in general market, economic, financial or political conditions, (C) changes (including changes in Applicable Law or changes in the application of such Applicable Law) or conditions generally affecting the industries in which the Companies and the Subsidiaries operate, (D) the entry into, or the announcement or consummation of, the transactions contemplated by this Agreement; provided, that this clause (D) shall be disregarded for purposes of any representation or warranty requiring disclosure based on the consummation of the transactions contemplated hereby, (E) any action taken (or omitted to be taken) at the written request of Buyer in contemplation of the transactions contemplated by this Agreement or (F) any action taken by any Company or any Subsidiary that is required or expressly permitted pursuant to this Agreement (other than pursuant to Section 5.01(a)); provided that in the case of clauses (A), (B) or (C) only to the extent such change or event does not, individually or in the aggregate, have a materially disproportionate adverse impact on the Companies and the Subsidiaries (taken as a whole) relative to other Persons or businesses in the affected geographic regions and in the industries or markets in which the Companies and the Subsidiaries operate.

8

“MRO” means (a) maintenance and repair equipment, (b) spare parts, and (c) consumable supplies used in the manufacturing process, in each case, of the Companies and the Subsidiaries.

“MRO De Minimis” means $200,000.

“Net Tax Benefit” means with respect to any Damages any deduction, credit or other Tax benefit actually realized by the Indemnified Party (on the basis of a reduction in cash payments for Taxes) during the two-year period starting on the date an indemnity payment is made with respect to such Damages (“Tax Benefit”) less any additional Tax cost incurred by the Indemnified Party arising from the receipt of indemnification payments hereunder (“Tax Cost”); provided, that, in computing the amount of any such Tax Cost or Tax Benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnification payment hereunder or the incurrence or payment of any indemnified Damage.

“New Household Product Line” means the project currently being undertaken by Bio-Lab and/or its Subsidiaries to rebuild and refurbish the main liquid filling line at Bio-Lab’s leased facility located in Conyers, Georgia, including installing new filler, capper, case former/packer, bottle unscrambler and conveyors.

“Nine Month Labeling Claim” means any Third Party Claim to the extent alleging a violation of or liability under any Environmental Law resulting from or associated with inconsistencies between registrations or labels approved by the U.S. Environmental Protection Agency or another Governmental Authority pursuant to Environmental Law and those utilized on or for any product that is shipped and/or distributed by the Companies or any Subsidiary at any time prior to that date which is 270 days after the Closing Date, provided that, with respect to any such product that is shipped or distributed during such 270-day post-Closing period, the product registrations or labels at issue were not modified in any respect relevant to the violation or liability alleged relative to those registrations and labels in use by the relevant Company or Subsidiary as of the Closing Date.

“Non-German Shares” means all of the Shares other than the Bayrol Share.

“Obsolete Inventory” means any Inventory (a) that cannot be sold or resold in the ordinary course of business at margins reasonably consistent with past practice prior to the date hereof, (b) that is beyond its expiration date or whose active chemical ingredients exceed their shelf life, (c) whose label does not conform to requirements of Applicable Laws, including Environmental Laws, and as a result cannot be sold or resold in the ordinary course of business at margins reasonably consistent with past practice prior to the date hereof, or (d) is in excess of the relevant product sales for the twenty-four (24) months prior to Closing.

9

“Order” means any order, writ, injunction, decree, award, judgment, ruling, compliance or consent order or decree, settlement agreement, and similar binding legal agreement issued by or entered into with a Governmental Authority.

“Organizational Document” means, with respect to any Person that is not a natural person, such Person’s charter, certificate or articles of incorporation or formation, bylaws, memorandum and articles of association, operating agreement, limited liability company agreement, partnership agreement, limited partnership agreement, limited liability partnership agreement or other constituent or organizational documents of such Person.

“Owned Real Property” means all of the real property described on Schedule 1.01(b).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56).

“Permits” means all licenses, permits, franchises, clearances, authorizations, accreditations, certificates of authority, orders, registrations and approvals of any Governmental Authority.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Post-Closing Tax Period” means the time period beginning after the Closing Date; and, with respect to a Straddle Tax Period, the portion of such Tax period beginning after the Closing Date.

“Pre-Closing MRO Amount” means the aggregate value of MRO, determined in accordance with the MRO Calculation Principles, consistently applied, pursuant to the stock take described in Section 5.17(a), held by the Companies and the Subsidiaries as of a certain date that is after the date hereof and prior to the date that is five (5) Business Days prior to the Closing Date and which date is mutually and reasonably agreeable to Seller Parent and Buyer (the “Pre-Closing MRO Amount Determination Date”), as determined in the functional currencies of each of the Companies and the Subsidiaries and converted to U.S. dollars based on the applicable foreign exchange reference rate published in the Wall Street Journal on the date the Pre-Closing MRO Amount is determined in accordance with this Agreement.

“Pre-Closing Tax Period” means the time period up to and including the Closing Date; and, with respect to a Straddle Tax Period, the portion of such Tax period ending on the Closing Date.

“Pre-Closing Working Capital” means (i) Current Assets minus (ii) Current Liabilities, in each case, calculated in accordance with the Calculation Principles and determined as of the last day of the month ended immediately prior to the Closing Date.

10

“Purchase Price Adjustment Factor” means sum of (x) the amount, if any, referred to in Section 5.16 and (y) the amount referred to on Schedule 9.01(d).

“Qualified Vendor” means any nationally recognized third party waste vendor as may be approved in writing by Sellers, such approval not to be unreasonably withheld, conditioned or delayed.

“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.

“Reference Date” means (i) with respect to the Pre-Closing Working Capital, the date as of which the Pre-Closing Working Capital is determined pursuant to the definition thereof and (ii) in all other instances, the date that the Estimate is delivered by Sellers pursuant to Section 2.02.

“Regulatory Law” means the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, any Applicable Law analogous to the HSR Act or otherwise regulating antitrust or merger control matters and in each case existing in foreign jurisdictions, and all other federal, state, provincial and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Applicable Laws that are designed or intended to prohibit, restrict or regulate (i) foreign investment or (ii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Related Party” means Seller Parent, Sellers and their respective Affiliates (other than the Companies and the Subsidiaries), and any of the directors, managers, officers, members, stockholders and partners of any Company or any Subsidiary and any of their respective Affiliates (in their capacities as such).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Substance into the environment.

“Restricted Person” means any Person who invests in, manages or operates a Competing Business and is primarily engaged, directly or indirectly, in a Competing Business. For purposes hereof, “primarily engaged in a Competing Business” means that twenty-five percent (25%) or more of the aggregate consolidated net revenue derived during the last complete fiscal year of such Person is derived from the Competing Business.

“Second Lien Credit Agreement” means that certain Second Lien Credit Agreement, dated as of May 23, 2013, by and among KIK Custom Products Inc. and KCP Holdings II, L.P., as Borrowers, Credit Suisse AG, as Administrative Agent and Collateral Agent, and the other Guarantors and Lenders party thereto.

11

“Seller Parent Credit Facilities” means collectively the Senior Secured Term Facility Credit Agreement dated August 27, 2010, among Seller Parent, Bank of America, N.A., as administrative agent, and other lenders party thereto, as amended, along with related documents, and the Senior Secured Revolving Credit Facility dated November 10, 2010 among Seller Parent and certain of its subsidiaries named therein, as borrowers, Bank of America, N.A., as administrative agent and collateral agent, the other agents party thereto and the other lenders party thereto, as amended, together with related documents.

“Seller Parent Debt Documents” means collectively, the Seller Parent Credit Facilities and the Seller Parent Indenture, together with any related guarantee or security agreements to which any Company or any Subsidiary is a party.

“Seller Parent Indenture” means (i) the indenture, dated as of June 10, 2012, among the Seller Parent, the subsidiary guarantors party thereto and Wells Fargo Bank, N.A., (ii) the first supplemental indenture, dated as of July 23, 2012, among the Seller Parent, the subsidiary guarantors party thereto and Wells Fargo Bank, N.A.

“Seller Related Party” means Sellers, the Companies and each of their respective Affiliates and their and their respective Affiliates’ stockholders, partners, managers, members, officers, directors, employees, controlling persons, agents and representatives.

“Seller Tax Group” means any affiliated, consolidated, combined or unitary group (including any affiliated group of corporations as defined in Section 1504(a) of the Code) of which Seller Parent, Sellers or any of their respective Affiliates is a member.

“Straddle Tax Period” means a Tax period that begins on or before the Closing Date and ends thereafter.

“Subsidiary” means any non-natural Person of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by any of the Companies.

“Tax” means any federal, state, provincial, local, domestic or foreign tax, fee, impost, duty, levy, contribution, escheat or other like assessment or charge of any kind whatsoever (including, but not limited to, (i) withholding on amounts paid to or by any Person, (ii) customs duties, (iii) social security contributions and (iv) amounts imposed as a result of a failure to file any Tax Return), together with any interest, penalty (including, but not limited to any penalty imposed as a result of a failure to file any Tax Return), addition to tax, fine, assessment or additional amount, and any liability for any of the foregoing as transferee or successor or as a party to a Tax Sharing Agreement, by law (including pursuant to Sec. 73 of the German Tax Act Abgabenordnung, Treasury Regulation Section 1.1502-6 or any similar provision of state, provincial, local or non-U.S. law), by contract or otherwise.

“Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including without limitation deductions and credits related to alternative minimum Taxes).

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“Tax Return” means any return, statement, report, election, declaration, disclosure, schedule or form (including any estimated tax or information return or report), including in each case, any schedules, attachments or amendments thereto, filed or required to be filed with any Taxing Authority or delivered to any other Person.

“Tax Sharing Agreement” means any agreement or arrangement (whether or not written) entered into prior to the Closing binding the Companies or any of the Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability. For the avoidance of doubt, “Tax Sharing Agreement” shall include any fiscal unity (Organschaft) for German tax purposes, including corporate income tax (Körperschaftsteuer) and trade tax (Gewerbesteuer) on the basis of a profit and loss pooling agreement (Ergebnisabführungsvertrag).

“Taxing Authority” means any governmental authority (domestic or foreign) responsible for the imposition, administration or collection of any Tax.

“Trade Accounts Receivable” means the net trade accounts receivable and notes receivable from non-Affiliate third parties due to the Companies and/or Subsidiaries.

“Transaction Expenses” means all of the Companies’ and the Subsidiaries’ expenses, fees or charges incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and the Ancillary Agreements, the consummation of the Closing or any of the other transactions contemplated by this Agreement and the Share Transfer Documents and the sales process resulting in the foregoing, which are based upon arrangements entered into prior to Closing and remain unpaid at Closing, including (a) all attorneys’, accountants’, consultants’, professionals’, investment bankers’ and other advisors’ fees and expenses payable by any Company or any Subsidiary, (b) any stay bonus, transaction completion bonus, severance payment or similar payment (including any employer side withholding, employment, payroll or similar Taxes with respect thereto) made or required to be made to Company Employees or any directors or officers or any Company or any Subsidiary or any of their respective Affiliates pursuant to any binding management, investment or similar agreement, in each case, as a result of this Agreement, the Ancillary Agreements or the transactions contemplated hereby and thereby, other than any payments (or employer side withholding, employment, payroll or similar taxes with respect thereto) made or required to be made in connection with the Retention Program, and (c) any other fees, costs, expenses or payments resulting from the change of control of the Companies or otherwise payable in connection with the receipt of any consent or approval in connection with this Agreement, the Ancillary Agreements or the transactions contemplated hereby and thereby (other than the HSR Act filing fees that are subject to Section 7.01(b)).

“Transfer Tax” means any transfer, documentary, sales, use, stamp, registration or other similar Tax (including any penalties and interest) incurred in connection with the closing of the transactions contemplated by this Agreement and the Ancillary Agreements, including costs and expenses related to the notarization of the German Share Transfer Agreement at Closing.

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“Transition Services Agreement” means the Transition Services Agreement to be entered into by Buyer and Seller Parent at Closing in substantially the form attached as Exhibit D hereto.

(b)          Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
414(1) Requirements	9.02(b)
Accountant	2.04(c)
Additional Non-Transferable Software	5.16(d)
Additional Non-Transferable Software Statement	5.16(d)
Adrian Supply Agreement	7.08
Adrian Transfer	3.32
Agreement	Preamble
Allocation Statement	2.06
Alternative Financing	5.18(d)
Assigned Intellectual Property	5.09(a)
Audited Financial Statements	3.09(a)
Basket Amount	11.02(a)
Bayrol	Recitals
Bayrol Financial Statements 2012	7.06(a)
Bayrol Financial Statements 2013	7.06(b)
Bayrol Group Entities	7.04(a)
Bayrol Credit Facility Agreements	7.04(a)
Bayrol Loss Payment 2013	7.06(b)
Bayrol Loss Reimbursement Payment 2013	7.06(b)
Bayrol Profit Payment 2013	7.06(b)
Bayrol Profit Reimbursement Payment 2013	7.06(b)
Bayrol Share	Recitals
Bayrol Tax Assessment	8.03(c)
Bayrol Tax Proceeding	8.03(c)
Bio-Lab	Recitals
BioLab Australia	Recitals
BioLab Australia Shares	Recitals
Bio-Lab Canada	Recitals
Bio-Lab Canada Shares	Recitals
Bio-Lab Shares	Recitals
BLSA	Recitals
BLSA Shares	Recitals
Bribery Act	3.26
Buyer	Preamble
Buyer Actuary	9.02(d)
Buyer Fundamental Representations	11.02(e)

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Term	Section
Buyer Fundamental Warranty Breach	11.02(e)
Buyer Guarantor	Preamble
Buyer Indemnitees	11.02(a)
Buyer Parties	12.03(b)
Buyer Pension Plan	9.02(a)
Buyer Plans	9.01(b)
Buyer Trust	9.02(a)
Buyer Warranty Breach	11.02(e)
Canadian Tax Liability	8.04(a)
Cap	11.02(a)
CFS	7.04(a)
Closing	2.02(a)
Closing Adjustments Schedule	2.04(a)
Closing Date Conditions	2.02
Closing Indebtedness	2.01(b)
Closing MRO Schedule	5.17(b)
Company Securities	3.05(b)
Continuing Employee	9.01(a)
Current Representation	6.04(a)
Customer Information	3.16(f)
Damages	11.02(a)
De Minimis Amount	11.02(a)
Debt Commitment Fee Letter	4.05(b)
Debt Commitment Letter	4.05(a)(ii)
Debt Financing	4.05(a)(ii)
Designated Person	6.04
Disputed Calculation	2.04(c)
Dutch Seller	Preamble
Enforcement Expenses	12.03(b)
Environmental Basket Amount	11.02(a)
Environmental Matters	3.21(b)
Equitable Exceptions	3.02(b)
Equity Financing	4.05(a)(i)
Equity Funding Letters	4.05(a)(i)
Equity Providers	4.05(a)(i)
Estimate	2.02(b)(iv)
Estimated Closing Indebtedness	2.02(b)(i)
Estimated Purchase Price Adjustment	2.03(a)
Existing Litigation	11.02(c)
Extended Closing	2.02(a)(ii)
Final Closing Indebtedness	2.05(a)(iv)
Final Closing MRO Amount	5.17(e)
Final Closing Working Capital	2.05(a)(iv)
Final Purchase Price Adjustment	2.05(a)
Final Transfer Amount	9.02(d)(i)

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Term	Section
Financial Statements	3.09(a)
Financing	4.05(a)(ii)
Financing Letters	4.05(a)(ii)
Financing Sources	4.05(a)(ii)
Foreign Loan Receivables	7.04(a)
GAAP June Financial Statements	5.15
German Loan Receivable	7.04(a)
German Seller	Preamble
German Share Transfer Agreement	2.02(c)(iv)
German Tax Liability	11.02(i)
Government Entity	3.26(c)
Government Official	3.26(a)(ii)(C)
Indemnified Party	11.03(a)
Indemnifying Party	11.03(a)
Initial Transfer Amount	9.02(c)
IRS	3.20(e)
June Financial Statements	3.09(a)
Licensed Software Statement	5.16(c)
Listed Materials	7.09
Litigation Deductible Amount	11.02(c)
Loan Payables	7.04(a)
Material Contracts	3.12(a)(xvi)
MRO Deficit	2.03(a)(iii)
MRO Deficit Threshold	2.03(a)(iii)
MRO Excess	2.03(a)(iii)
MRO Excess Threshold	2.03(a)(iii)
MRO Inventory	5.17(a)
Non-German Share Transfer Documents	2.02(c)(iii)(3)
Non-Licensed Software	5.16(c)
Non-Transferrable Software	5.16(c)
Non-Transferrable Software Statement	5.16(a)
Objection Dispute Prevailing Party	2.04(c)(ii)(B)
Obligations	13.13
Payment Date	12.03(a)
Pension Statement	9.02(d)(ii)
Pension Transfer Amount	9.02(b)
Pension Transfer Individuals	9.02(a)
Permitted Liens	3.15(a)(iii)(G)
Post-Closing Representation	6.04(a)
Potential Contributor	11.06
Pre-Closing MRO Amount Determination Date	1.01
Privacy Policies	3.16(f)
Private Sector Counterparty	3.26(a)(ii)(D)
Proceeding	3.13
Public International Organizations	3.26

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Term	Section
Purchase Price	2.01
Qualified Actuary	9.02(b)
Registered Intellectual Property	3.16(b)(iv)
Regulatory Extension	12.01(b)
Related Party Transactions	3.23(d)
Representatives	5.18(a)
Required Information	5.18(a)(iv)
Resignations	5.04
Restricted Employees	7.05(a)
Retention Program	9.01(d)
Reverse Break-Up Fee	12.03(a)
Section 338(h)(10) Election	8.01(g)(i)
Seller Actuary	9.02(b)
Seller Fundamental Representations	11.02(a)
Seller Fundamental Warranty Breach	11.02(a)
Seller Marks	6.03
Seller Parent	Preamble
Seller Pension Plan	9.02(a)
Seller Trust	9.02(b)
Sellers	Preamble
Share Transfer Documents	2.02(c)(iii)
Shares	Recitals
Specified Matter	11.02(d)
Specified Matter Deductible Amount	11.02(d)
Subsidiary Securities	3.07(b)(ii)
Tangible Property	3.30
Tax Representations	11.01(b)(ii)
Termination Date	12.01(b)
Third Actuary	9.02(d)
Third Party Claim	11.03(a)
Transferred Benefits	9.02(a)
Transition Team	5.13(e)
U.S. Seller	Preamble
Warranty Breach	11.02(a)
Waste Materials	7.09

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Section 1.02.         Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The word “or” shall be disjunctive but not exclusive. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law.

Article 2
Purchase and Sale

Section 2.01.         Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, Sellers agree to sell to Buyer, and Buyer agrees to purchase from Sellers, the Shares at the Closing, free and clear of any Liens or other rights of third parties other than transfer restrictions imposed thereon by applicable securities Laws. The aggregate purchase price for the Shares (the “Purchase Price”) is an amount equal to (a) $315,000,000 in cash, minus (b) the amount of Indebtedness as of the Closing Date (the “Closing Indebtedness”), minus (c) the Purchase Price Adjustment Factor. The Purchase Price shall be paid as provided in Section 2.02 and shall be subject to adjustment as provided in Section 2.03 and subject to further adjustment as provided in Section 2.05.

Section 2.02.         Closing. (a) The closing (the “Closing”) of the purchase and sale of the Shares hereunder shall take place at (i) with respect to the Non-German Shares, the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York and (ii) with respect to the Bayrol Share, the offices of Baker & McKenzie, Neuer Zollhof 3, Düsseldorf, Germany or the notary Dr. Armin Hauschild, Blumenstraße 28, 40212 Düsseldorf, Germany, a German notary public, in each case (X) on the last Business Day of the month in which the later of (i) the conditions set forth in Article 10 are first satisfied or, to the extent permissible, waived by the applicable party or parties entitled to their benefit (other than conditions that by their nature are to be satisfied at the Closing (the conditions that by their nature are to be satisfied at the Closing, the “Closing Date Conditions”), but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) and (ii) the completion of the Marketing Period occurs, or (Y) at such other time or place as Buyer and Sellers may agree in writing; provided, that, without limiting the rights of the parties under Section 12.01(b), if the conditions set forth in Article 10 (other than the Closing Date Conditions) are first satisfied or waived on a date that is less than five (5) Business Days prior to the last Business Day of a month, the Closing shall occur on the last Business Day of the month following the month during which the conditions set forth in Article 10 (other than the Closing Date Conditions) were first satisfied or waived, provided that (A) the conditions set forth in Article 10 are satisfied or waived on such later date and (B) the Marketing Period has been completed by such later date (an “Extended Closing”); provided, further, that irrespective of what time of day the Closing would have otherwise occurred, the Closing shall be deemed to occur at 11:59 P.M. on such date.

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(b)          No later than five (5) Business Days prior to Closing, Sellers shall prepare and deliver to Buyer (i) a statement setting forth a good faith estimate of the Closing Indebtedness (the “Estimated Closing Indebtedness”), together with reasonably detailed supporting documentation, (ii) a statement setting forth the Pre-Closing Working Capital, together with reasonably detailed supporting documentation, which statement shall be prepared in accordance with the Calculation Principles, (iii) a statement setting forth the Pre-Closing MRO Amount determined in accordance with Section 5.17(a), together with reasonably detailed supporting documentation and (iv) a statement of any items to be included in the Purchase Price Adjustment Factor (such statements, collectively, the “Estimate”). The Pre-Closing Working Capital, the Estimated Closing Indebtedness, the Pre-Closing MRO Amount, the Purchase Price Adjustment Factor and the Purchase Price adjustment set forth in Section 2.03, if any, shall be set forth in U.S. dollars after any applicable portion thereof has been converted from each of the currencies set forth on Schedule 1.01A at the foreign exchange reference rate with respect to such currency published in the Wall Street Journal on the Reference Date.

(c)          At the Closing:

(i)          Buyer shall deliver the Purchase Price (as adjusted pursuant to Section 2.03) to Seller Parent, German Seller and Dutch Seller (in each case in immediately available funds by wire transfer to an account of Seller Parent or Sellers with a bank designated by Seller Parent, by notice to Buyer, which notice shall be delivered not later than two (2) Business Days prior to the Closing Date). The parties acknowledge that Schedule 2.02(c)(i) sets forth an initial allocation, as of the date hereof, of the amount identified in Section 2.01(a) among Seller Parent, German Seller and Dutch Seller, and a further allocation of such amount among the Companies and the Subsidiaries. The parties agree to negotiate in good faith, not later than five (5) Business Days prior to the Closing Date, an allocation of the Purchase Price among Seller Parent, German Seller and Dutch Seller (each of which shall be treated as receiving the Purchase Price as an agent on behalf of the other Sellers to the extent the portion of Purchase Price received is applicable to the other Sellers), and a further allocation of the Purchase Price among the Companies and the Subsidiaries, in each case consistent with the principles of Schedule 2.02(c)(i); provided, however, that in the event the parties are unable to agree on an allocation of the Purchase Price prior to the Closing Date, such disagreement shall not delay the Closing and the final allocation shall be made pursuant to Section 2.06.

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(ii)         U.S. Seller shall deliver to Buyer the certificates representing the Bio-Lab Shares together with duly executed stock powers completed in blank necessary to transfer the Bio-Lab Shares to Buyer.

(iii)        Dutch Seller and Buyer shall enter into (1) a share transfer form governed by the law of Australia providing for the transfer of the BioLab Australia Shares in the form attached as Exhibit E hereto, (2) a share transfer agreement governed by Canadian law providing for the transfer of the Bio-Lab Canada Shares in the form attached as Exhibit F hereto and (3) a share transfer form governed by South African law providing for the transfer of the BLSA Shares in the form attached as Exhibit G hereto (collectively, the “Non-German Share Transfer Documents”) and (B) Dutch Seller shall deliver to Buyer (1) the share certificates for the BioLab Australia Shares and Bio-Lab Canada Shares, (2) the share certificates for the BLSA Shares duly endorsed “non-resident”, (3) the closing resolution of BioLab Australia in form and substance reasonably acceptable to Buyer, (4) the closing resolution of Hydrotech Chemical Corporation Pty Ltd (CAN 005 610 257) in form and substance reasonably acceptable to Buyer, and (5) the closing resolution of Bio-Lab Canada in form and substance reasonably acceptable to Buyer.

(iv)        German Seller shall, and shall use commercially reasonable efforts to cause each of GHC Properties, Inc., Great Lakes Holding (Europe) AG and Chemtura Europe GmbH (or, if applicable, any legal successor of the foregoing) to, and Buyer shall enter into a share transfer agreement (the “German Share Transfer Agreement” and together with the Non-German Share Transfer Documents, the “Share Transfer Documents”) in the presence of a German notary public providing for (i) the transfer of the Bayrol Share from the German Seller to Buyer and (ii), if applicable, the consent hereto by each of GHC Properties, Inc., Great Lakes Holding (Europe) AG and Chemtura Europe GmbH (or any legal successor of the foregoing) in the form attached as Exhibit H hereto. Buyer shall bear all notary costs and notary expenses related to the notarization of the German Share Transfer Agreement at Closing.

(v)         Seller Parent (and/or certain of its Affiliates) and Buyer (and/or certain of its Affiliates) shall execute and deliver the Ancillary Agreements.

Section 2.03.         Estimated Adjustment of Purchase Price. (a) At the Closing, the Purchase Price shall be adjusted as follows (the amount of such adjustment, the “Estimated Purchase Price Adjustment”):

(i)          the Estimated Closing Indebtedness shall be used for purposes of determining the Closing Indebtedness in the calculation of the Purchase Price;

(ii)         if (x) the Pre-Closing Working Capital exceeds Base Closing Working Capital then the Purchase Price shall be increased by the amount of such excess and (y) if Base Closing Working Capital exceeds the Pre-Closing Working Capital, then the Purchase Price shall be decreased by the amount of such excess; and

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(iii)        if (x) the Pre-Closing MRO Amount exceeds the sum of (1) the Base MRO Amount and (2) the MRO De Minimis (the “MRO Excess Threshold”), then the Purchase Price shall be increased by the amount by which the Pre-Closing MRO Amount exceeds the MRO Excess Threshold (the “MRO Excess”) and (y) the Base MRO Amount exceeds the sum of (1) the Pre-Closing MRO Amount and (2) the MRO De Minimis (the “MRO Deficit Threshold”), then the Purchase Price shall be decreased by the amount by which the Base MRO Amount exceeds the MRO Deficit Threshold (the “MRO Deficit”).

(iv)        Such adjusted Purchase Price shall be delivered at Closing pursuant to Section 2.02 and shall be subject to further adjustment as provided in Section 2.05.

Section 2.04.         Closing Adjustments Schedule. (a) As promptly as practicable, but no later than ninety (90) days, after the Closing Date, Buyer will prepare and deliver to Sellers a schedule setting forth Buyer’s calculation of Closing Working Capital and the Closing Indebtedness (the “Closing Adjustments Schedule”), together with reasonably detailed supporting documentation. The Final Closing Working Capital, the Final Closing Indebtedness and the Purchase Price adjustment set forth in Section 2.05, if any, shall be set forth in U.S. dollars after any applicable portion thereof has been converted from each of the currencies set forth on Schedule 1.01A at the foreign exchange reference rate with respect to such currency published in the Wall Street Journal on the Closing Date. The Closing Adjustments Schedule shall be prepared in accordance with the Calculation Principles.

(b)          If Sellers disagree with Buyer’s calculation of Closing Working Capital or the Closing Indebtedness delivered pursuant to Section 2.04, which disputes shall be limited to mathematical errors in the Closing Adjustment Schedule or the Closing Adjustment Schedule not having been prepared in accordance with the Calculation Principles, Sellers may, within forty-five (45) days after delivery of the documents referred to in Section 2.04(a), deliver a notice to Buyer disagreeing with any such calculation and setting forth Sellers’ calculation of the applicable amounts and, in reasonable detail, Sellers’ grounds for such disagreement. Any such notice of disagreement shall specify those items or amounts as to which Sellers disagree, and Sellers shall be deemed to have agreed with all other items and amounts contained in the Closing Adjustments Schedule and the calculation of Closing Working Capital and/or the Closing Indebtedness, as applicable, delivered pursuant to Section 2.04(a).

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(c)          If a notice of disagreement shall be delivered pursuant to Section 2.04(b), Buyer and Sellers shall, during the fifteen (15) days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of (i) Closing Working Capital, which amount shall not be less than the amount thereof shown in Buyer’s calculation delivered pursuant to Section 2.04(a) nor more than the amount thereof shown in Sellers’ calculation delivered pursuant to Section 2.04(b) and (ii) the Closing Indebtedness, which amount shall not be greater than the amount thereof shown in Buyer’s calculation delivered pursuant to Section 2.04(a) nor less than the amount thereof shown in Sellers’ calculation delivered pursuant to Section 2.04(b). If, during such period, Buyer and Sellers are unable to reach such agreement, they shall promptly thereafter cause Ernst & Young LLP, or if Ernst & Young LLP is unavailable to serve, such other independent accounting firm of nationally recognized standing that is mutually acceptable to Buyer and Sellers (such ultimately selected firm, the “Accountant”) promptly to review this Agreement and the disputed items or amounts for the purpose of calculating Closing Working Capital and/or the Closing Indebtedness, as applicable. In making such calculation(s), the Accountant (A) shall consider only those items or amounts in the Closing Adjustments Schedule or Buyer’s calculation of Closing Working Capital and/or the Closing Indebtedness, as applicable as to which Sellers have disagreed and (B) may not assign a value to any disputed item or amount greater than the greatest value for such item or amount claimed by either party or less than the smallest value for such item or amount claimed by either party. The Accountant shall deliver to Buyer and Sellers, as promptly as practicable, a written report setting forth such calculation. Such report shall be final and binding upon Buyer and Sellers. The party (either Buyer, on the one hand, or Sellers, on the other hand) whose calculation of the disputed items and amounts of the Closing Working Capital and/or the Closing Indebtedness, as applicable (the “Disputed Calculation”), is closer in amount to the Disputed Calculation as finally determined by the Accountant in accordance with this Section 2.04(c) (the “Objection Dispute Prevailing Party”) shall pay a percentage of the fees, costs and expenses of the Accountant calculated by dividing (x) the amount of the difference between the Objection Dispute Prevailing Party’s calculation of Disputed Calculation and the Disputed Calculation as finally determined by the Accountant, by (y) the amount of the difference between the Objection Dispute Prevailing Party’s calculation of Disputed Calculation and the non-Objection Dispute Prevailing Party’s calculation of the Disputed Calculation. The non-Objection Dispute Prevailing Party shall pay the remainder of the fees, costs and expenses of the Accountant. For example, if Sellers claim that the Disputed Calculation is $1,000 greater than the Disputed Calculation as determined by Buyers and if the Accountant ultimately resolves the Objections Dispute by awarding to Sellers $300 of the $1,000 contested, then the fees, costs and expenses of the Accountant will be allocated 30% (i.e., 300  ÷  1,000) to Buyer and 70% (i.e., 700  ÷  1,000) to Sellers.

(d)          Buyer and Sellers agree that they will, and agree to cause their respective independent accountants and the Companies and each Subsidiary to, cooperate and assist in the preparation of the Closing Adjustments Schedule and the calculation of Closing Working Capital and the Closing Indebtedness and in the conduct of the audits and reviews referred to in this Section, including the making available to the extent necessary of books, records, work papers and personnel.

Section 2.05.         Post-Closing Adjustment of Purchase Price. (a) Following the determination of Final Closing Working Capital and the Final Closing Indebtedness, a payment shall be made by Seller Parent, on behalf of Sellers, or Buyer, as applicable, as an adjustment to the Purchase Price and shall be paid in the manner and with interest as provided in Section 2.05(b) (the “Final Purchase Price Adjustment”), in accordance with the following:

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(i)          if Final Closing Working Capital is less than the Pre-Closing Working Capital, Seller Parent, on behalf of Seller, shall pay to Buyer an amount equal to the difference between the Pre-Closing Working Capital and Final Closing Working Capital;

(ii)         if Final Closing Working Capital exceeds the Pre-Closing Working Capital, Buyer shall pay to Seller Parent, on behalf of Sellers, an amount equal to the difference between Final Closing Working Capital and Pre-Closing Working Capital;

(iii)        if the Final Closing Indebtedness is less than the Estimated Closing Indebtedness, Buyer shall pay to Seller Parent, on behalf of Sellers, an amount equal to the difference between the Estimated Closing Indebtedness and the Final Closing Indebtedness; and

(iv)        if the Final Closing Indebtedness exceeds the Estimated Closing Indebtedness, Seller Parent, on behalf of Sellers, shall pay to Buyer an amount equal to the difference between the Final Closing Indebtedness and the Estimated Closing Indebtedness.

Notwithstanding anything to the contrary contained herein, Buyer and Seller Parent, on behalf of Sellers, agree that the Final Purchase Price Adjustment shall be settled in U.S. dollars (determined based on the foreign exchange rate published in the Wall Street Journal on the Closing Date).

“Final Closing Working Capital” and “Final Closing Indebtedness” mean Closing Working Capital and the Closing Indebtedness, respectively, as shown in Buyer’s calculation delivered pursuant to Section 2.04, if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.04(b); or if such a notice of disagreement is delivered, as agreed by Buyer and Seller Parent, on behalf of Sellers, pursuant to Section 2.04(c) or in the absence of such agreement, as shown in the Accountant’s calculation delivered pursuant to Section 2.04(c).

(b)          Any payments pursuant to Section 2.05 shall be made in U.S. dollars and shall be made at a mutually convenient time and place within ten (10) days after Final Closing Working Capital and the Final Closing Indebtedness have been determined by delivery by Seller Parent, on behalf of Sellers, or Buyer, as the case may be, by causing such payments to be credited to such account of such other party as may be designated by such other party. The amount of any payment to be made pursuant to this Section shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to three percent (3%). Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

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(c)          Payments made pursuant to this Section 2.05 will be made and treated by the parties for all purposes as an adjustment to the Purchase Price and will not be subject to setoff in respect of any amounts owing or claimed to be owing among the parties or any of their Affiliates for any reason.

Section 2.06.         Allocation of the Purchase Price. Within ninety (90) days after the final determination of Final Closing Working Capital and the Final Closing Indebtedness pursuant to Section 2.04, Buyer shall provide to Seller Parent a proposed allocation of the Purchase Price, as finally determined pursuant to Section 2.05 (plus any liabilities to the extent properly taken into account for U.S. federal income tax purposes), among the Shares (other than the Bio-Lab Shares), the covenants contained in Section 5.08 and the assets of Bio-Lab (including the assets of the Subsidiaries of Bio-Lab that are classified as disregarded entities for U.S. federal income tax purposes as of the Closing Date) in a manner consistent with Section 2.02(c)(i) and Applicable Law (the “Allocation Statement”). If within thirty (30) days after the delivery of the Allocation Statement, Seller Parent notifies Buyer in writing that Seller Parent objects to the allocation set forth in the Allocation Statement, Seller Parent and Buyer shall cooperate in good faith to resolve such dispute. In the event that Sellers and Buyer are unable to resolve such dispute within thirty (30) days, the parties shall cause an independent accounting firm of nationally recognized standing reasonably satisfactory to Buyer and Sellers to resolve such dispute in a manner consistent with the procedures described in Section 2.04(c). In the event an amount is treated as an adjustment to the Purchase Price pursuant to Section 8.04(f), Seller Parent and Buyer shall cooperate in good faith to mutually agree to revisions of the Allocation Statement to reflect such adjustment. The parties shall cause all Tax Returns to be prepared and filed consistently with the Allocation Statement; provided, however, that no party shall be required to litigate before any court any proposed deficiency or adjustment by any Taxing Authority challenging such Allocation Statement.

Section 2.07.         Withholding Rights. Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Buyer is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, provincial, local or foreign Tax law. To the extent that such amounts are so withheld by Buyer, such withheld and deducted amounts will be treated for all purposes of this Agreement as having been paid to Sellers in respect of which such deduction and withholding was made by Buyer; provided, that, except as set forth on Schedule 2.07, Buyer shall not exercise its right to assign its rights under Section 13.04 to an Affiliate to the extent that such Affiliate with respect to the acquisition of a Company would be required to deduct or withhold from the consideration otherwise payable pursuant to this Agreement any amounts under the Code or any provision of state, provincial, local or foreign Tax law.

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Article 3
Representations and Warranties of Sellers

Except as set forth in the Disclosure Schedules (but subject to Section 13.11), Seller Parent and Sellers, jointly and severally, represent and warrant to Buyer as of the date hereof and as of the Closing Date that:

Section 3.01.         Corporate Existence and Power. Seller Parent and each Seller and each of the Companies is duly incorporated or formed, validly existing and in good standing (to the extent such concept is applicable) under the Applicable Laws of its jurisdiction of incorporation or formation and has all corporate or other organizational powers and all Permits and consents required to own or lease its properties and carry on its business as now conducted, except for those Permits and consents, the absence of which would not be material to the Companies and the Subsidiaries, taken as a whole. Seller Parent and each Seller and each of the Companies is duly qualified to do business and is in good standing (to the extent such concept is applicable) in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have a Material Adverse Effect. Sellers have supplied Buyer with a true and complete copy of the Organizational Documents of each Company, each as in effect on the date hereof.

Section 3.02.         Corporate Authorization; Enforceability. The execution, delivery and performance by Seller Parent and each Seller of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby are within Seller Parent’s and each Seller’s corporate or other powers and have been duly authorized by all necessary corporate or other action on the part of Seller Parent and each Seller. This Agreement and each of the Ancillary Agreements is, or upon its execution will be, a valid and binding agreement of Seller Parent and each Seller, enforceable against Seller Parent and each Seller in accordance with its terms, except to the extent that the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies and (b) general principles of equity (collectively, the “Equitable Exceptions”).

Section 3.03.         Governmental Authorization. Except as set forth on Schedule 3.03, the execution, delivery and performance by Seller Parent and each Seller of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) compliance with any applicable requirements of the HSR Act and (ii) any such action or filing as to which the failure to make or obtain would not materially prevent or delay the consummation of the transactions contemplated by this Agreement.

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Section 3.04.         Noncontravention. The execution, delivery and performance by Seller Parent and each Seller of this Agreement and any Ancillary Agreement to which it is party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the certificate of incorporation or formation or bylaws or other organizational document of any Seller or any Company or any Subsidiary, (ii) assuming compliance with the matters referred to in Section 3.03, violate any Applicable Law in any material respect, (iii) except as set forth in Schedule 3.04, require any consent, waiver, authorization, notice or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller Parent, any Seller or any Company or any Subsidiary or to a loss of any benefit to which Seller Parent, any Seller or any Company or any Subsidiary is entitled under, any provision of any contract, agreement or other instrument binding upon Seller Parent, any Seller or any Company or any Subsidiary or (iv) result in the creation or imposition of any Lien on any asset of any Company or any Subsidiary, except for any Permitted Liens, with such exceptions, in the case of each of clauses (iii) and (iv), as would not be material to the Companies and the Subsidiaries, taken as a whole.

Section 3.05.         Capitalization. (a) The issued share capital (Stammkapital) of Bayrol consists of one share, with a nominal value of DM 50,000 and, as of the date hereof, there is outstanding one share in the nominal amount of DM 50,000. The authorized capital stock of Bio-Lab consists of 1000 shares of common stock and there are outstanding 915 shares of common stock. The authorized capital stock of and shares issued by BioLab Australia consist of 1 fully paid ordinary share with an amount paid of AUD $1.00. The authorized capital stock of Bio-Lab Canada consists of 20,000 Class A non-voting, non-cumulative redeemable preference shares, 16,000 Class B voting, non-cumulative, redeemable preference shares and 4,000 common shares and, as of the date hereof, there are outstanding no Class A non-voting, non-cumulative redeemable preference shares, no Class B voting, non-cumulative, redeemable preference shares and one common share. The authorized share capital of BLSA consists of 1,000 ordinary shares and, as of the date hereof, 200 shares that have been issued.

(b)          All outstanding shares of capital stock of the Companies have been duly authorized and validly issued and are fully paid and non-assessable. To the extent that such concepts are applicable, (x) all contributions to the Shares have been duly made in compliance with all applicable laws and have not been repaid or returned in any way and (y) there are no obligations to make any further contributions to the Shares. The Shares constitute the only issued and outstanding shares of capital stock of or equity interests in the Companies. Except as set forth in this Section 3.05, there are no outstanding (i) shares of capital stock or voting securities of the Companies, (ii) securities of the Companies convertible into or exchangeable for shares of capital stock or voting securities of the Companies or (iii) options, warrants, calls or other rights or agreements to acquire from the Companies, or other obligation of the Companies to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Companies (the items in clauses 3.05(b)(i), 3.05(b)(ii) and 3.05(b)(iii) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Companies or any of the Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. No Company is party to any voting trust or other agreement with respect to the voting, redemption, sale, transfer or other disposition of any Company Securities. There are no outstanding or authorized restricted stock, restricted stock units, stock appreciation, phantom stock, profit participation or similar rights with respect to the Company Securities to which any Company is a party or is bound. The Companies have no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or are convertible into, exchangeable for or evidencing the right to subscribe for or acquire securities having the right to vote) with the shareholders of the Companies on any matter. Except as set forth on Schedule 3.05(b), no Person has any right of first offer, right of first refusal or preemptive right in connection with any future offer, sale or issuance of Company Securities.

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Section 3.06.         Ownership of Shares. Sellers, collectively, are the owners of the Shares, free and clear of any Liens (other than any restrictions imposed by Applicable Law or Liens set forth in Schedule 3.06), and will transfer and deliver to Buyer at the Closing valid title to the Shares free and clear of any Lien (other than any restrictions imposed by Applicable Law). Except for the German PLP Agreement, the shares of Bayrol are not subject to any (a) trust arrangement (Treuhandverhältnis), domination agreement (Beherrschungsvertrag) or other enterprise agreements (Unternehmensverträge), silent partnership (stille Beteiligung), sub-participation (Unterbeteiligung) or similar arrangements, (b) pending transfer or other disposition (Verfügung) or (c) sale, contribution or other contractual arrangement creating an obligation to transfer or encumber. There are no outstanding claims against Bayrol resulting from the former profit and loss agreements between Bayrol as receiving party and Chemtura Manufacturing Germany GmbH and Chemtura Sales Germany GmbH, respectively, as transferring party.

Section 3.07.         Subsidiaries. (a) Each Subsidiary is duly incorporated or formed, validly existing and in good standing (to the extent such concept is applicable) under the laws of its jurisdiction of incorporation or formation and has all corporate or other organizational powers and all Permits and consents required to own or lease its properties and carry on its business as now conducted, except for those Permits and consents, the absence of which would not be material to the Companies and the Subsidiaries, taken as a whole. All Subsidiaries and their respective jurisdictions of incorporation or formation are identified on Schedule 3.07. Schedule 3.07 also sets forth the authorized and outstanding share capital of each Subsidiary and the holders thereof. Sellers have supplied Buyer with a true and complete copy of the Organizational Documents of each Subsidiary, each as in effect on the date hereof.

(b)          Except as set forth on Schedule 3.07(b), all of the outstanding capital stock or other voting securities of each Subsidiary is owned by the Companies, directly or indirectly, free and clear of any Lien (other than any restrictions imposed by Applicable Law). There are no outstanding (i) securities of the Companies or any of the Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of any Subsidiary or (ii) options, warrants, calls or other rights or agreements to acquire from the Companies or any of the Subsidiaries, or other obligation of the Companies or any of the Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Subsidiary (the items in clauses 3.07(b)(i) and 3.07(b)(ii) being referred to collectively as the “Subsidiary Securities”). There are no outstanding obligations of the Companies or any of the Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities. No Subsidiary is party to any voting trust or other agreement with respect to the voting, redemption, sale, transfer or other disposition of any Subsidiary Securities. There are no outstanding or authorized restricted stock, restricted stock units, stock appreciation, phantom stock, profit participation or similar rights with respect to the Subsidiary Securities to which any Subsidiary is a party or is bound. The Subsidiaries have no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or are convertible into, exchangeable for or evidencing the right to subscribe for or acquire securities having the right to vote) with the shareholders of the Subsidiaries on any matter. No Person has any right of first offer, right of first refusal or preemptive right in connection with any future offer, sale or issuance of Subsidiary Securities. Except as set forth on Schedule 3.07, none of the Companies holds, directly or indirectly, any equity or voting securities of any Person.

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(c)          In respect of the Bio-Lab Unit Trust: (i) BioLab Australia is the sole trustee of the Bio-Lab Unit Trust; (ii) Hydrotech Chemical Corporation Pty Ltd (ACN 005 610 257) is the sole legal and beneficial holder all the issued units in the Bio-Lab Unit Trust; (iii) there are no arrangements for the issue or transfer of units in the Bio-Lab Unit Trust to any Person; (iv) the Bio-Lab Unit Trust will not be affected by the execution of this Agreement, the Closing or any transactions contemplated by this Agreement; (v) no party other than Hydrotech Chemical Corporation Pty Ltd (ACN 005 610 257) has the right to make or bring a claim for any units in or the assets of the Bio-Lab Unit Trust; (vi) the operation of the Bio-Lab Unit Trust has at all times been in compliance with all Applicable Laws; (vii) the trustee of the Bio-Lab Unit Trust has at all times complied with the terms of the trust deed constituting the Bio-Lab Unit Trust; and (viii) all assets held by the Bio-Lab Unit Trust (including any agreements entered into on behalf of the Bio-Lab Unit Trust) are held by the trustee of the Bio-Lab Unit Trust expressly in its capacity as trustee of the Bio-Lab Unit Trust.

(d)          Each of the Subsidiaries set forth on Schedule 3.07(d) has no operations, liabilities, Indebtedness, assets or properties and is not a party to any contract or agreement currently in effect except for (i) Indebtedness related to the Seller Parent Debt Documents, all of which shall be terminated with respect to such Subsidiary at or prior to the Closing without further liability to any such Subsidiary, (ii) Intellectual Property listed on Schedule 3.16(b) as owned by such Subsidiaries and (iii) ordinary course liabilities related to maintaining the corporate form and corporate formalities which are paid as they come due.

Section 3.08.         Corporate Records. The corporate records of the Companies and the Subsidiaries made available to Buyers are complete and accurate, in all material respects, and include the Organizational Documents, minutes of meetings and resolutions of equity holders and directors, and the share certificate books, securities register, register of transfers and register of directors of such Companies and Subsidiaries. The corporate and financial records and other data and information of each Company and each Subsidiary are not recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which will not be available to the Companies and the Subsidiaries in the ordinary course from and after the Closing, subject to Section 5.02(b).

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Section 3.09.         Financial Statements. (a) The audited combined balance sheets as of December 31, 2011 and 2012 and the related audited combined statements of income and cash flows for the years ended December 31, 2011 and 2012 (the “Audited Financial Statements”), the unaudited combined balance sheets as of June 30, 2013 and the related unaudited combined statements of income for the six-month period then ended of the Companies and the Subsidiaries (the “June Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) have been prepared in accordance with GAAP consistently applied except as set forth in Schedule 3.09(a). Except as set forth in Schedule 3.09(a), the Financial Statements fairly present in all material respects, in conformity with GAAP applied on a consistent basis the combined financial position of the Companies and the Subsidiaries as of the date thereof and their combined results of operations and cash flows, if applicable, for the period then ended. Except as set forth in the Financial Statements, none of the Companies or the Subsidiaries maintains any “off-balance-sheet arrangement” within the meaning of Item 303 of Regulation S-K of the SEC.

(b)          Management’s unaudited combined statements of income for the eight-month period ended August 30, 2013 and included on Schedule 3.09 have been prepared in accordance with Seller Parent’s normal month-end closing procedures and fairly present, in conformity with such procedures, a statement of management’s accounts reflecting the Companies’ and the Subsidiaries’ combined results of operations for the period then ended.

(c)          The accounting controls of Seller Parent have been and are sufficient to provide reasonable assurances that (i) all transactions of the Companies and the Subsidiaries are executed in accordance with management’s general or specific authorization and (ii) all transactions of the Companies and the Subsidiaries are recorded as necessary to permit the accurate preparation of financial statements in accordance with the Calculation Principles and to maintain proper accountability for such items.

Section 3.10.         Absence of Certain Changes. (a) Except as set forth on Schedule 3.10(a), from the Balance Sheet Date, the Business has been conducted in the ordinary course and there has not been any change, event, effect, occurrence, development or state of circumstances or facts that has had, or would reasonably be expected to have, a Material Adverse Effect.

(b)          Except as set forth on Schedule 3.10(b), from the Balance Sheet Date through the date hereof, there has not been any action taken by the Companies or any of the Subsidiaries that, if taken during the period from the date of this Agreement through the Closing Date without Buyer’s consent, would constitute a breach of Section 5.01.

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Section 3.11.         No Undisclosed Liabilities. There are no liabilities of the Companies or any of the Subsidiaries of any kind, other than:

(a)          liabilities provided for in full on the Balance Sheet or disclosed in the notes thereto;

(b)          liabilities that are, individually or in the aggregate, immaterial to the Companies and the Subsidiaries, taken as a whole;

(c)          liabilities disclosed on Schedule 3.11;

(d)          future performance obligations under contracts of the Business or liabilities incurred pursuant to this Agreement or any of the Ancillary Agreements (excluding any liabilities arising out of or related to any breach, default or violation by any Company or any Subsidiary of any representation, warranty or covenant of any such contract, this Agreement or any of the Ancillary Agreements); or

(e)          liabilities incurred in the ordinary course of business since the Balance Sheet Date and included in the June Financial Statements to the extent required by GAAP.

Section 3.12.         Material Contracts. (a) Except as set forth in Schedule 3.12, as of the date hereof, neither the Companies nor any of the Subsidiaries is a party to or bound by:

(i)          any lease of (A) Real Property or (B) personal property, which, in the case of clause (B), provides for annual rentals of $500,000 or more that cannot be terminated on not more than ninety (90) days’ notice without material payment by the Companies or any of the Subsidiaries of any penalty;

(ii)         any agreement (other than purchase orders in the ordinary course of business) for the purchase of materials, supplies, goods, services, equipment or other assets, including contracts relating to capital expenditures, providing for either (A) annual payments during the remaining term of the agreement by the Companies and the Subsidiaries of $500,000 or more or (B) remaining aggregate payments by the Companies and the Subsidiaries of $1,000,000 or more, in each case that cannot be terminated on not more than ninety (90) days’ notice without material payment by the Companies or any of the Subsidiaries of any penalty;

(iii)        any sales, distribution or other similar agreement providing for the sale by the Companies or any of the Subsidiaries of materials, supplies, goods, services, equipment or other assets that provides for annual payments during the remaining term of the agreement to the Companies and the Subsidiaries of $1,000,000 or more;

(iv)        any partnership, joint venture, tolling agreement or arrangement or other similar agreement or arrangement;

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(v)         any agreement (including any non-binding letters of intent or similar agreements) relating to the acquisition or disposition of any business or material assets (whether by merger, sale of stock, sale of assets or otherwise) for consideration with an aggregate value of $500,000 or more or any agreement for the grant to any Person of any preferential rights to purchase any of the assets, stock or businesses of the Companies or any of the Subsidiaries under which there are material outstanding obligations other than any agreement relating to the sale of inventory in the ordinary course of business;

(vi)        any agreement relating to Indebtedness, except any Seller Parent Debt Document;

(vii)       any agreement that limits the freedom of the Companies or any of the Subsidiaries to compete in any material line of business or with any Person or in any geographic area;

(viii)      any agreement with any customer or supplier of any of the Companies or any of the Subsidiaries that provides for “most favored nations” terms or establishes an exclusive sale or purchase obligation with respect to any product or any geographic location;

(ix)         any material licenses and other material agreements pursuant to which any of the Companies, the Subsidiaries, Sellers or their Affiliates (A) use the Intellectual Property of third parties (other than shrink-wrap, click-wrap, and off-the-shelf software licenses generally available on non-discriminatory pricing terms with license, support, maintenance and other fees under $250,000 per year) in the operation of the Business or (B) have granted to a third party any right in or to any Company Intellectual Property;

(x)          any contract pursuant to which any Company makes or has made any capital contributions to, or investments in, or loans to, any other Person, in each case, in excess of $500,000;

(xi)         any contract under which any Company or any of the Subsidiaries could incur any change-in-control payment or similar compensation obligations to any current or former Company Employee or Company Consultant by reason of this Agreement, any Ancillary Agreement, or any of the transactions contemplated hereby and thereby;

(xii)        any contract with respect to any Related Party Transactions;

(xiii)       any contract entered into in the past three (3) years involving any resolution or settlement of any actual or threatened Proceeding with a value of greater than $500,000 or which imposes continuing obligations or restrictions on the Companies or any of the Subsidiaries;

(xiv)      any contract with any labor union or association relating to any current or former employee of any Company or any of the Subsidiaries;

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(xv)       any contract under which the Companies or any of the Subsidiaries has continuing material indemnification obligations to any Person, other than those entered into in the ordinary course of business consistent with past practice; or

(xvi)      any employment contract (other than a standard form employment agreement with a Company Employee outside the United States) pursuant to which the annual base salary for an employee is greater than $100,000 (contracts of the type described in clauses (i)-(xvi), “Material Contracts”).

(b)          Except for contracts relating to Company Employees to which Buyer would not have access under Section 5.02, a complete and accurate copy of each agreement, contract, plan, lease, arrangement or commitment required to be disclosed pursuant to this Section (and each such agreement, contract, plan, lease, arrangement or commitment entered into after the date hereof that if entered into prior to or as of the date hereof would be required to be disclosed pursuant to this Section), including all amendments and modifications thereto, has been made available to Buyer. Each agreement, contract, plan, lease, arrangement or commitment required to be disclosed pursuant to this Section is (or when executed will be) a valid and binding agreement of a Company or a Subsidiary, as the case may be, and is (or when executed will be) in full force and effect, and none of the Companies, any Subsidiary or, to the knowledge of Sellers, any other party thereto is (or when executed will be) in default or breach in any respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment or has received any written notice alleging any such default or breach, except for any such defaults or breaches which would not reasonably be expected to be, individually or in the aggregate, material in amount or effect.

Section 3.13.         Litigation. Except as set forth in Schedule 3.13, there is, and since March 18, 2009, there has been, no material action, suit, claim, arbitration, complaint, investigation or proceeding (including any product liability suits, claims or actions) (each, a “Proceeding”) pending against, or to the knowledge of Sellers, threatened against or affecting, the Companies or any of the Subsidiaries or any of their respective properties before any arbitrator or any Governmental Authority. No Company and no Subsidiary is a party to, or otherwise bound by, any Order that, individually or in the aggregate has resulted or would reasonably be expected to result in material liability to any Company or any Subsidiary or materially interfere with the conduct of the Business.

Section 3.14.         Compliance with Laws; Permits and Court Orders. Except as set forth in Schedule 3.14, none of the Companies nor any Subsidiary is, and since March 18, 2009, has been, in violation of any Applicable Law or Permit in any material respect. Since March 18, 2009, no Company or Subsidiary has received any written (including via email) or, to the knowledge of Sellers, oral notification from any Governmental Authority (and no event has occurred that, after notice or lapse of time would be reasonably expected to cause such notification) asserting or alleging that any Company or Subsidiary is in material violation of, or indicating that there is any investigation, audit or review by such Governmental Authority with respect to the Companies or Subsidiaries under, any Applicable Law or Permit.

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Section 3.15.         Properties. (a) The Companies and the Subsidiaries have (i) good and marketable fee title to all Owned Real Property, (ii) good and valid leasehold title to all Leased Real Property, and (iii) good and valid title to, or in the case of leased property and assets have valid leasehold interests in, all property and assets (whether personal, tangible or intangible) reflected on the Balance Sheet or acquired after the Balance Sheet Date, except for properties and assets (excluding Owned Real Property and Leased Real Property) sold since the Balance Sheet Date in the ordinary course of business. None of such Owned Real Property, Leased Real Property, property or assets is subject to any Lien, except:

(A)         Liens disclosed on Schedule 3.15;

(B)         Liens not securing Indebtedness that are disclosed on the Balance Sheet or notes thereto;

(C)         Liens for taxes, assessments and similar charges that are not yet due (and for which adequate reserves have been established in accordance with GAAP);

(D)         mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business (i) that are not yet due and payable or (ii) which are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(E)         other than with respect to the Real Property, Liens incurred in the ordinary course of business since the Balance Sheet Date;

(F)         Liens that will be discharged on or prior to the Closing Date; or

(G)         with respect to the Real Property, Liens which do not and would not materially impair the occupancy, use, value or marketability of the property which they encumber (paragraphs (A)-(G) of this Section 3.15 are, collectively, the “Permitted Liens”).

(b)          The Owned Real Property constitutes all of the real property owned by the Companies and the Subsidiaries, and the Leased Real Property constitutes all of the real property leased, subleased, licensed, sublicensed, or otherwise occupied by the Companies and the Subsidiaries. The Owned Real Property and the Leased Real Property together constitute all of the real property used by the Companies and its Subsidiaries in their business, and the buildings, structures, fixtures and other improvements on or within the Owned Real Property and the Leased Real Property are in all material respects in good operating condition and in a state of good and working maintenance and repair, ordinary wear and tear excepted, and are adequate and suitable for the purposes for which they are currently being used or intended to be used by the Companies or any Subsidiary.

(c)          Neither the Companies nor any Subsidiaries has leased, subleased or licensed or otherwise granted to any Person the right to use or occupy any Leased Real Property or Owned Real Property (or portion thereof), except as disclosed on Schedule 3.15(c).

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(d)          All leases and similar agreements pursuant to which the Companies and Subsidiaries occupy the Leased Real Property are in full force and effect, unimpaired by any acts or omissions of the Companies or any Subsidiary, and all rent and other sums and charges payable by the Companies or any Subsidiary for any Leased Real Property are current, no notice of default or termination related to any Leased Real Property is outstanding, no termination event or condition or uncured default on the part of Companies or any Subsidiary, or, to the knowledge of the Companies or any Subsidiary, the other party or parties thereto, exists at any Leased Real Property, and no event has occurred and no condition exists which, with the giving of notice, the lapse of time, or both, would constitute such a default or termination event or condition.

(e)          There are no pending or threatened condemnation proceedings, lawsuits, administrative actions or investigations, or other legal proceedings with respect to the any Real Property or improvements thereon.

(f)          Sellers have made available to Buyer true and complete copies of all surveys of the Real Property and title insurance policies or commitments with respect to the Real Property in the possession of Sellers and the Companies or the Subsidiaries or reasonably available to Sellers or any Company or the Subsidiaries, and Sellers are not aware of any material change in the facts depicted in each such survey or title insurance policy or commitment. Sellers have made available to Buyer true and complete copies of all leases, licenses, or other occupancy agreement (including all amendments and guaranties related thereto).

Section 3.16.         Intellectual Property. (a) The Companies and Subsidiaries own or have the right to use all Intellectual Property used in or necessary to operate the Business in all material respects. All Registered Intellectual Property (as defined below) that is owned immediately prior to the Closing by Sellers or any of their Affiliates (other than the Companies and Subsidiaries) will be owned by the Companies and the Subsidiaries immediately following the Closing. The Companies, the Subsidiaries, Sellers and their Affiliates have taken all reasonably necessary actions to maintain and protect each item of Company Intellectual Property, as applicable.

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(b)          Set forth on Schedule 3.16(b) is a list of all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications, (iii) copyright registrations and applications, and (iv) internet domain name registrations, in each case that constitutes Company Intellectual Property (the Company Intellectual Property in clauses (i) through (iv), collectively, the “Registered Intellectual Property”), including for each item listed in (i) through (iii), as applicable, the owner, the jurisdiction, the title and/or description, the serial/application number, the patent or registration number, the filing date, and the issuance or registration date, and for each item listed in (iv), as applicable, the registrant, the registrar, and the expiration date. Except as set forth in Schedule 3.16(b), with respect to each item of Intellectual Property required to be listed in Schedule 3.16(b), (x) one of Sellers, their Affiliates, the Companies or the Subsidiaries is the sole owner of, and possesses all right, title and interest in and to, the item, free and clear of all Liens (other than Permitted Liens and any non-exclusive licenses of Intellectual Property granted in the ordinary course of business), (y) the item is not subject to any Order restricting the use thereof by the Companies or the Subsidiaries and (z) no Proceeding is pending against Sellers, their Affiliates, the Companies or any of the Subsidiaries or, to the knowledge of Sellers, is threatened against Sellers, their Affiliates, the Companies or any of the Subsidiaries, that challenges the legality, validity, enforceability, registration, use or ownership of the item, as applicable. Each material item of Registered Intellectual Property (A) has not been abandoned, cancelled or otherwise compromised, (B) has been maintained effective by all requisite filings, renewals and payments, and (C) remains in full force and effect. Except as set forth on Schedule 3.16(b), there are no annuities, payments, fees, responses to office actions or other filings required to be made and having a due date with respect to any Registered Intellectual Property within ninety (90) days after the date of this Agreement. The Companies, the Subsidiaries, Sellers or their Affiliates are diligently prosecuting all material patent applications included in the Company Intellectual Property that they have filed. With respect to all material inventions included in the Company Intellectual Property for which the Companies or Subsidiaries have elected to pursue patent protection, the Companies, the Subsidiaries, Sellers or their Affiliates are diligently preparing to file patent applications in respect of such inventions in a manner and within a sufficient time period to avoid statutory disqualification of any potential patent application under Applicable Law.

(c)          Except as set forth in Schedule 3.16(c), (i) to the knowledge of Sellers, the conduct of the Business is not infringing, misappropriating, diluting, or otherwise violating the Patent Rights of any Person (ii) the conduct of the Business is not infringing, misappropriating, diluting or otherwise violating any Intellectual Property rights (other than Patent Rights) of any Person in any material respect; (iii) there is no Proceeding pending against Sellers, their Affiliates, the Companies or any of the Subsidiaries, and none of Sellers, their Affiliates, the Companies or any of the Subsidiaries has received any charge, complaint, claim, demand, or written notice during the past three (3) years (or earlier, if presently not resolved), alleging any such infringement, misappropriation, dilution, or violation (including any claim that any of the Companies or the Subsidiaries must license or refrain from using any Intellectual Property rights of any Person), and to the knowledge of Sellers, there is no existing fact or circumstance that would be reasonably expected to give rise to any such Proceeding; and (iv) to the knowledge of Sellers, no Person is infringing, misappropriating, diluting or otherwise violating any Company Intellectual Property.

(d)          To the extent that any Person (including current or former employees, officers, contractors or consultants of the Companies, Subsidiaries, Sellers or their Affiliates involved in the Business) has developed or created Intellectual Property for the Companies, Subsidiaries, Sellers or their Affiliates for use in the Business, such Person has executed valid and enforceable Intellectual Property assignment and confidentiality agreements for the benefit of the Companies, the Subsidiaries, Sellers and their Affiliates, as applicable. To the extent applicable, each of the Companies and the Subsidiaries has complied with the provisions of the German Act on Employee Inventions (Arbeitnehmererfindergesetz) with respect to any service inventions developed by employees of the Companies or Subsidiaries and covered by any patents and patent applications included in the Company Intellectual Property. None of the Companies and the Subsidiaries is required to pay any remuneration or other compensation for any use of such patents or patent applications made prior to the Closing Date.

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(e)          Set forth on Schedule 3.16(e) is a list of all material proprietary software owned by the Companies or Subsidiaries. To the knowledge of Sellers, all software included in the Company Intellectual Property and material to the Business (i) performs in material conformance with its documentation, (ii) is free from any material software defect, and (iii) does not contain any virus, software routine or hardware component designed to permit unauthorized access or to disable or otherwise harm any computer, systems or software. The Companies and the Subsidiaries have possession of or access to the source code for each material version of (1) software owned or developed by any of the Companies or the Subsidiaries or (2) software used in the Business that is owned or developed by any of Sellers or the Subsidiaries, respectively, as well as all documentation related thereto. To the knowledge of Sellers, no software rights included in the Company Intellectual Property are obligated to be waived against, or licensed or provided to any Person as a result of the use of “open source” code in any Company Intellectual Property or the consummation of the transactions contemplated by this Agreement.

(f)          With respect to the Business, Sellers, their Affiliates, the Companies or the Subsidiaries have published privacy policies (“Privacy Policies”) that disclose to the extent required by Applicable Law the manner and methods by which they collect information from customers or other parties (the “Customer Information”). Sellers, their Affiliates, the Companies and the Subsidiaries have not collected, received or used any Customer Information in an unlawful manner or in violation of the Privacy Policies or that violates the privacy rights of their respective customers in any material respect. Sellers, their Affiliates, the Companies and the Subsidiaries have in place reasonable security measures and safeguards that are consistent with reasonable industry practices to protect the Customer Information they receive from illegal or unauthorized access or use by their personnel or third parties in a manner violative of Applicable Law, the Privacy Policies or the privacy rights of third parties.

(g)          The IT Assets operate and perform in all material respects as is necessary for the operation of the Business as currently conducted, and there has been no material failure of the IT Assets in the past two (2) years which has not been fully resolved.

Section 3.17.         Insurance Coverage. Schedule 3.17 sets forth a true and complete list of all material insurance policies and fidelity bonds relating to the assets, Business, operations, employees, officers or directors of the Companies and the Subsidiaries held in the name of either any of the Companies or any of the Subsidiaries. There are no material claims by the Companies or any of the Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All such policies are in full force and effect, and none of Sellers, Companies or Subsidiaries is in material default, whether as to payment or otherwise, under the terms of any such policy. Sellers have made available to Buyer true, complete and correct copies of loss-runs for claims involving the Company or the Subsidiaries first made under workers’ compensation, automobile liability and general liability insurance policies from June 30, 2010 to June 30, 2013.

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Section 3.18.         Finders’ Fees. Except for Goldman, Sachs & Co., whose fees will be paid by Seller Parent, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller Parent, Sellers or the Companies or any of the Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 3.19.         Employees. (a) Seller Parent has provided Buyer with a true and complete list of the following with respect to each Company Employee and Company Consultant whose annual base salary exceeds $100,000: (i) with respect to Company Employees located in the United States only, the name and title/position, and with respect to Company Employees located outside of the United States, an anonymous employee identification number, (ii) annual base salary, (iii) target level of commission, bonus or other incentive compensation, and (iv) whether such Company Employee or Company Consultant is a party to an individualized severance contract; provided that in no event shall Sellers be required to disclose any information the disclosure of which is prohibited by Applicable Law.

(b)          Schedule 3.19(b) sets forth a true and complete list of each collective bargaining, works council or labor agreement governing the terms and conditions of employment of any Company Employee and, to the knowledge of Sellers, there are no activities or proceedings involving any labor union, works council or other collective bargaining organization to organize or represent any Company Employees.

(c)          Except as set forth on Schedule 3.19(c), (i) there are no suits, charges or grievances pending or, to the knowledge of Sellers, threatened, against Seller Parent or any of its subsidiaries involving any Company Employee or Company Consultant that could result in a material liability to the Companies or the Subsidiaries, (ii) there are no material unfair labor practice charges or other applications or proceedings before a labor relations board or any similar authority currently pending or, to the knowledge of Sellers, threatened, against Seller Parent or any of its subsidiaries involving any Company Employee or Company Consultant, (iii) there are no pending or, to the knowledge of Sellers, threatened representation questions, arbitration proceedings, lockouts, strikes, slowdowns or work stoppages by or with respect to any Company Employee, (iv) none of the Companies and none of the Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation or other order by, any Governmental Authority relating to employment practices with respect to any Company Employees, except to the extent that any such consent decree, citation or order, individually or in the aggregate, has not resulted in and could not reasonably be expected to result in any material liability to any of the Companies or any of the Subsidiaries, and (v) other than as would not result in a material liability to the Companies or any of the Subsidiaries, Seller Parent and each of its subsidiaries are in compliance in all material respects with all Applicable Laws relating to employment practices, wages, hours, and other terms and conditions of employment, employment standards, human rights, occupational safety, workers’ compensation, immigration, employee classification and plant closings. No individuals other than the current Company Employees may validly claim to be a current salaried employee of the Companies or any of the Subsidiaries.

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Section 3.20.         Employee Benefit Plans. (a) Schedule 3.20(a) contains a list of each material Employee Plan and separately designates those Employee Plans that are sponsored by (i) a Company or a Subsidiary and (ii) Seller Parent or any of its Subsidiaries other than any of the Companies or the Subsidiaries. Sellers have made available to Buyer copies of the material Employee Plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof together with the most recent annual report (Form 5500), prepared in connection with any such plan or trust.

(b)          Schedule 3.20(b) contains a list of each material International Plan and separately designates those International Plans that are sponsored by (i) a Company or a Subsidiary and (ii) Seller Parent or any of its subsidiaries other than any of the Companies or the Subsidiaries. Sellers have made available to Buyer copies of the material International Plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof together with the most recent annual report (if any) prepared in connection with any such plan or trust.

(c)          Except as set forth in Schedule 3.20(c), neither the Companies nor any of their ERISA Affiliates sponsors, maintains, or contributes to any Employee Plan subject to Title IV of ERISA. With respect to each Employee Plan subject to Title IV of ERISA (other than a “multiemployer plan,” as defined in Section 3(37) of ERISA) (i) no “reportable event,” within the meaning of Section 4043 of ERISA (other than an event for which the 30-day notice period has been waived), and no event described in Section 4062 or 4063 of ERISA, has occurred in the last twelve (12) months that has resulted in or could reasonably be expected to result in material liability to the Companies or their Subsidiaries, (ii) no such Employee Plan is in “at risk” status within the meaning of Section 430 of the Code or Section 303 of ERISA, (iii) there has been no cessation of operations at a facility within the last six years that has resulted in or could reasonably be expected to result in material liability to the Companies or any of the Subsidiaries under Section 4062(e) of ERISA, (iv) no Lien on the assets of the Companies or any of the Subsidiaries has arisen or could reasonably be expected to arise under ERISA or the Code as a result of actions or inactions by Seller Parent or any of its subsidiaries (including any of the Companies or any of the Subsidiaries or ERISA Affiliates), and (v) neither Seller Parent or any of its subsidiaries (including the Companies and the Subsidiaries and ERISA Affiliates) has (A) engaged in a transaction described in Section 4069 or 4212(c) of ERISA that could result in a material liability of any of the Companies or any of the Subsidiaries after the Closing Date or (B) incurred, or reasonably expects to incur prior to the Closing Date, any liability under Title IV of ERISA (x) arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered by Title IV of ERISA and (y) that could become a material liability of any of the Companies or any of the Subsidiaries after the Closing Date. The Companies have made available to Buyer copies of the latest actuarial valuation reports for each Employee Plan subject to Title IV of ERISA and each International Plan that is a defined benefit pension plan or for which any such actuarial report has been prepared.

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(d)          No Employee Plan is a multiemployer plan, as defined in Section 3(37) of ERISA.

(e)          Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter, or has pending or has time remaining in which to file, an application for such letter from the Internal Revenue Service (the “IRS”), and each International Plan required to be registered has been registered and maintained in good standing with applicable regulatory authorities, and to Sellers’ knowledge there is no reason why any such determination or registration should be revoked or not be reissued. The Companies have made available to Buyer a copy of the most recent letter for each such Employee Plan. Each Employee Plan and each International Plan has been established, maintained, and administered in material compliance with its terms and with Applicable Law, including ERISA and the Code, and no events have occurred with respect to any Employee Plan that could result in material payment or assessment by or against the Companies or any of the Subsidiaries of any excise taxes under Section 4972, 4975, 4979, 4980B, 4980D, or 5000 of the Code.

(f)          All contributions required to be made by the Companies or the Subsidiaries under the terms of any Employee Plan prior to or as of the date of this Agreement have been made or, if not yet due, have been accrued for in the Companies’ financial statements in accordance with GAAP.

(g)          Each Employee Plan that is a “non-qualified deferred compensation plan” within the meaning of, and subject to, Section 409A of the Code (i) has been operated in all material respects in good faith compliance with Section 409A of the Code since January 1, 2005, and all applicable regulations and notices issued thereunder, and (ii) since January 1, 2009, has been in documentary compliance in all material respects with Section 409A of the Code. Except as set forth on Schedule 3.20(g), no Employee Plan or International Plan provides for a gross-up, indemnification or other reimbursement of Taxes due under Section 409A of the Code or Section 4999 of the Code or other Applicable Law, other than taxes reimbursable under the customary expense reimbursement policies of Seller Parent and its subsidiaries.

(h)          Except as set forth on Schedule 3.20(h), no Employee Plan or International Plan provides retiree health or life insurance benefits except as may be required by Section 4980B of the Code and Section 601 of ERISA or other Applicable Law, or at the sole expense of the participant or the participant’s beneficiary.

(i)          There are no material pending or, to Sellers’ knowledge, threatened or anticipated Claims (other than routine claims for benefits) by, on behalf of or against any of the Employee Plans or International Plans or any trusts related thereto.

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(j)          Neither the execution and delivery of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby could, directly or in combination with any other event, (i) result in or require the payment, acceleration, funding or enhancement of any compensation or benefit to any current or former Company Employee or Company Consultant, (ii) increase the amount payable or trigger any other obligation under any Employee Plan or International Plan, except as required by the terms of this Agreement or Applicable Law, (iii) give rise to any limitation or restriction on the right of any of the Companies or the Subsidiaries to merge, amend, or terminate any of the Employee Plans or International Plans, or (iv) result in or require the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.

Section 3.21.         Environmental Matters. (a) Except as would not be material to the Companies and the Subsidiaries taken as a whole or as otherwise set forth in Schedule 3.21:

(i)          no written or, to Sellers’ knowledge, threatened notice, order, request for information, demand, injunction, consent order or decree, complaint or penalty has been received since March 18, 2009 by Sellers, the Companies or any Subsidiary which alleges a violation of or liability under any Environmental Law and relates to the Companies or any of the Subsidiaries;

(ii)         there has been no treatment, storage, disposal, handling, or transporting of any Hazardous Substance by the Companies or any Subsidiary since March 18, 2009, and no Hazardous Substance has been Released by the Companies or any Subsidiary, in each case, in violation of or, to the knowledge of Sellers, that would reasonably be expected to give rise to liability under any Environmental Law;

(iii)        each Company and each Subsidiary has all, and has timely applied for renewal of, permits, licenses, authorizations and registrations necessary for its operations and products to comply with all applicable Environmental Laws and each is in compliance with the terms of such permits and with all other applicable Environmental Laws. A complete list of all such material permits, licenses, authorizations and registrations is attached in Schedule 3.21;

(iv)        neither the Companies nor any Subsidiary owns or leases any real property in New Jersey or Connecticut;

(v)         neither the Companies nor any Subsidiary are subject to any liability of another Person under any Environmental Law by virtue of being the successor by operation of law or contract to any other such Person;

(vi)        neither the Companies nor any Subsidiary are subject to liability pursuant to a contractual indemnity in force under applicable Environmental Law;

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(vii)       neither the Companies nor any Subsidiary has given a release or waiver of liability that would waive or impair any claim, demand, or action related to any Release of any Hazardous Substance in, on, under, to or from any real property against a previous owner or operator of any real property or against any other Person who may be potentially responsible for such Release; and

(viii)      Sellers have furnished to Buyer all Phase I and Phase II Environmental Site Assessments in the possession of Sellers regarding the environmental condition of the Real Property and to the knowledge of Sellers, any formerly owned, leased or operated real property.

(b)          Except as set forth in this Section 3.21 or in Section 3.19, no representations or warranties are being made with respect to matters arising under Environmental Law, Environmental Liabilities or other environmental matters (“Environmental Matters”).

Section 3.22.         Tax Matters. Except as set forth in Schedule 3.22:

(a)          (i) All income and material other Tax Returns that are required to be filed with any Taxing Authority on or before the Closing Date by, or with respect to, the Companies or any of the Subsidiaries have been, or will be, timely filed on or before the Closing Date; (ii) all income and material other Taxes for which any of the Companies or Subsidiaries are liable have been timely paid; and (iii) the Tax Returns that have been filed are true, correct and complete in all material respects.

(b)          The Companies and each Subsidiary has made adequate provision for any Taxes that are not yet due and payable, for all taxable periods, or portions thereof, ending on or before the date hereof, including for the avoidance of doubt, any Taxes attributable to the settlement of any intercompany balances (other than intercompany balances that are (x) entered into the ordinary course of business and (y) solely between of the Companies or a Subsidiary of a Company, on the one hand, and another Company or Subsidiary on the other).

(c)          There is no action, suit, proceeding, investigation, audit or claim now proposed or pending against or with respect to the Companies or any of the Subsidiaries in respect of any Tax. None of the Companies or Subsidiaries have received any written notice of any action, suit, proceeding, investigation, audit or claim with respect to the Companies or any of the Subsidiaries in respect of any Tax which has not been fully resolved.

(d)          No claim has been made by a Taxing Authority in a jurisdiction where a Company or Subsidiary does not file a Tax Return that such entity is or may be subject to taxation by that jurisdiction. None of the Companies or Subsidiaries have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

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(e)          None of the Companies or Subsidiaries or their respective predecessors have been party to (i) a transaction that is or is substantially similar to a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or any similar provision of state, local or non-U.S. law or (ii) a transaction intended to qualify under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(f)          None of the Companies or any of the Subsidiaries is a party to a Tax Sharing Agreement and none has any liability for Taxes of any Person (other than members of the Seller Tax Group) under Treasury Regulation § 1.1502-6, Treasury Regulation § 1.1502-78 or similar provision of state, local or foreign Tax law, as a transferee or successor, by contract, or otherwise.

(g)          The Companies and the Subsidiaries have each withheld (or will withhold) from their respective employees, independent contractors, creditors, stockholders and third parties and timely paid to the appropriate Taxing Authority proper and accurate amounts in all material respects for all periods ending on or before the Closing Date in compliance with all Tax withholding and remitting provisions of applicable laws and have each complied in all material respects with all Tax information reporting provisions of all applicable laws.

(h)          There are no Liens for Taxes upon the assets or properties of any Company or any of the Subsidiaries, except for statutory Liens for current Taxes not yet due.

(i)          None of the Companies or Subsidiaries will be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a taxable period prior to the Closing Date but was not recognized for Tax purposes in such prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting, Section 481 of the Code or Section 108(i) of the Code or comparable provisions of state, local or foreign Tax law.

(j)          Any adjustment of Taxes of the Companies or Subsidiaries made by the IRS, which adjustment is required to be reported to the appropriate state, local, or foreign Taxing Authorities, has been so reported.

(k)          None of the Companies or Subsidiaries has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Tax law, and neither the Company nor any of its Subsidiaries is subject to any private letter ruling of the IRS or comparable ruling of any other Taxing Authority.

(l)          On or prior to the Closing Date, each of the Companies and Subsidiaries will have properly and in a timely manner documented its transfer pricing methodology in compliance with Code Sections 482 and 6662 (and any related sections), the Treasury Regulations promulgated thereunder and any comparable provisions of state, local or foreign Tax law. All material agreements involving any of the Companies or the Subsidiaries concluded with a Related Party are based on arm’s length terms.

(m)          For U.S. federal income tax purposes, Bayrol, Bio-Lab Canada, BioLab Australia, and BLSA, and their respective Subsidiaries are classified as set forth on Schedule 3.22(m).

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Section 3.23.         Related Party Transactions. Except as set forth on Schedule 3.23, (a) no Company or Subsidiary is a party to any agreements, contracts, arrangements or other business relationships with any Related Party, other than ordinary course employment arrangements, Employee Plans and, as of the date hereof, the Seller Parent Debt Documents; (b) no Company or Subsidiary is owed or owes any amount from or to any Related Party (excluding employee compensation and other ordinary incidents of employment); (c) no property or interest in any property (including designs and drawings concerning machinery) that is used in the present operation of the Business is presently owned by or leased by or to any Related Party; and (d) no Company or Subsidiary has an interest, directly or indirectly, in any business, corporate or otherwise, that is in competition in any material respect with the Business (the transactions and arrangements described in clauses (a) through (d), collectively, “Related Party Transactions”).

Section 3.24.         Inventory. All Inventory was purchased in the ordinary course of business and consists of a quality reasonably usable and salable in the ordinary course of business, except for such Obsolete Inventory, slow-moving Inventory and items of below-standard quality, all of which have been in the ordinary course of business written off or written down to net realizable value and net of normal selling margins and net of any destruction or disposal costs, or reserved against, consistent with the Calculation Principles. All Inventory is at quantities reasonable to conduct the Business, including expected end-of-season returns, consistent with past practice.

Section 3.25.         Trade Accounts Receivable. Except as set forth on Schedule 3.25, the Trade Accounts Receivable represent valid obligations from sales made or services rendered in the ordinary course of business and, to the knowledge of Sellers, the face amounts of such Trade Accounts Receivable, net of reserves, anticipated sale returns or end-of-season allowances, sales discounts and rebates with respect thereto, reflected in the Financial Statements of the Companies and the Subsidiaries are owing to the applicable Company or Subsidiary in the ordinary course of business. The Trade Accounts Receivable have been valued in accordance with the Calculation Principles. As of the date hereof, none of the Companies or the Subsidiaries has received any notice from or on behalf of any account debtor refusing to pay or asserting any defense to payment or right of setoff with respect to any material Trade Accounts Receivable.

Section 3.26.         Anti-Corruption Compliance. (a) The Companies and each Company’s officers, directors and employees, and anyone for whose acts or defaults they may be liable or anyone acting on behalf of any of them, including any party hereto, in the course of their actions for, or on behalf of, the Companies or the Subsidiaries, have not (i) violated any provision of the FCPA, the U.K. Bribery Act 2010 (the “Bribery Act”) or any other applicable anti-bribery or anti-corruption laws in any country in which the Companies or the Subsidiaries do or seek to do business; or (ii) offered, paid, promised to pay, or authorized the payment of value, to (A) any person holding a legislative, administrative or judicial position of any kind, (B) any officer, employee or any other person acting in an official capacity for any Government Entity, as defined below, (C) any political party or official thereof or any candidate for political office (each of (A), (B) and (C) individually and collectively, a “Government Official”), (D) any employee or agent of a private entity with which any of the Companies does or seeks to do business (a “Private Sector Counterparty”), or (E) any person while knowing that all or a portion of such money or thing of value would be offered, given or promised to any Government Official or Private Sector Counterparty, for the purpose of:

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(iii)        (x) in the case of clauses (A), (B), (C) or (E) above, to the extent relating to a Governmental Official, (A) influencing any act or decision of a Government Official in his or her official capacity, (B) inducing a Government Official to do or omit to do any act in relation to his or her lawful duty or (C) inducing a Government Official to influence or affect any act or decision of any Government Entity, or (y) in the case of clause (D) or (E) above to the extent relating to a Private Sector Counterparty, inducing or rewarding a Private Sector Counterparty for improper performance of any activities connected with a business or performed in the course of that person’s employment; or

(iv)        retaining business or a business advantage.

(b)          In the past 5 years, none of the Companies nor any Subsidiaries have made any disclosure of any actual or possible violation of any anti-corruption law to any Governmental Authority or received any written notice from any Governmental Authority regarding any actual, alleged, or possible violation of or failure to comply with any anti-corruption law.

(c)          Seller Parent has instituted and maintains policies, procedures and internal controls (which apply to the Companies and the Subsidiaries) reasonably designed to detect and prevent corruption and to ensure compliance with the FCPA, Bribery Act and other applicable anti-bribery and anti-corruption law.

For purposes of this Section 3.26, “Government Entity” includes national, state, provincial, regional or local government or government departments, bodies, agencies, enterprises and other government entities, as well as “Public International Organizations” (as defined below). “Government Entity” also includes government-controlled enterprises, meaning any entity, whether organized under public or private law, in which one or more governmental entities has a sufficient interest to give it control. Any entity that is at least 50% owned by any Government Entity qualifies as does any entity that is controlled in fact by any Government Entity. “Public International Organizations” include any organization with two or more governments as members.

Section 3.27.         Sufficiency of Assets. Except as set forth on Schedule 3.27 or contemplated by any Ancillary Agreement or the license granted under Section 5.09 of this Agreement, the tangible and intangible property and assets owned or held for use by the Companies and the Subsidiaries and the goods, properties and services to be provided to Buyer under the Ancillary Agreements constitute all of the tangible and intangible property and assets that are used in the Business as presently conducted and are adequate and sufficient in all material respects to substantially conduct the Business as presently conducted.

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Section 3.28.         Customers and Suppliers. Schedule 3.28 sets forth a true and complete list, for the 12 months ended June 30, 2013, of (a) the five (5) largest “Mass Channel” customers of goods and services of the Companies and the Subsidiaries measured in aggregate sales in U.S. dollars and (b) the ten (10) largest suppliers of goods and services to the Companies and the Subsidiaries measured in aggregate purchases in U.S. dollars. As of the date hereof, (i) none of such customers has (A) (x) cancelled or otherwise terminated or (y) to the knowledge of Sellers, threatened to cancel or otherwise terminate, or intends to cancel or otherwise terminate, the relationship of such Person with the Companies or any of the Subsidiaries or (B) (x) decreased materially or (y) to the knowledge of Sellers, threatened to decrease materially, or intends to decrease materially (1) its purchases from the Companies or any of the Subsidiaries or (2) the price at which it purchases products from the Companies or any of the Subsidiaries such that a material reduction of the margins with respect to products sold to such customer would occur, (ii) none of such suppliers has (A) (x) cancelled or otherwise terminated or (y) to the knowledge of Sellers, threatened to cancel or otherwise terminate, or intends to cancel or otherwise terminate, the relationship of such Person with the Companies or any of the Subsidiaries or (B) (x) decreased materially or (y) to the knowledge of Sellers, threatened to decrease materially, or intends to decrease materially its services or supplies to the Companies or any of the Subsidiaries and (iii) in the aggregate, “Pro Channel” customers have not (A) (x) cancelled or otherwise terminated or (y) to the knowledge of Sellers, threatened to cancel or otherwise terminate, or intend to cancel or otherwise terminate, the relationship of such Person with the Companies or any of the Subsidiaries or (B) (x) decreased materially or (y) to the knowledge of Sellers, threatened to decrease materially or intend to decrease materially (1) its purchases from the Companies or any of the Subsidiaries or (2) the price at which it purchases products from the Companies or any of the Subsidiaries such that a material reduction of the margins with respect to products sold to such customer would occur, that would reasonably be expected to result in losses of net revenue of the Companies and the Subsidiaries in excess of $15 million.

Section 3.29.         Product Warranties. Since March 18, 2009 through (and including) the date of this Agreement, except for ordinary course customer returns and allowances and the products manufactured and sold by the Companies and the Subsidiaries conform with all applicable express warranties in all material respects.

Section 3.30.         Tangible Property. All of the facilities, machinery, equipment, furniture, leasehold improvements, fixtures, vehicles, structures, related capitalized items and other tangible property that are, individually or in the aggregate, material to the Companies and the Subsidiaries (the “Tangible Property”) are owned or leased by the Companies or the Subsidiaries free and clear of all Liens, except for Permitted Liens. The Tangible Property is in good operating condition and repair, subject to continued repair and replacement in accordance with past practice, and are suitable for their intended use. During the past three (3) years there has not been any significant interruption of the operations of the business of the Companies or any of the Subsidiaries due to inadequate maintenance of the Tangible Property or otherwise.

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Section 3.31.         Solvency. Neither the German Seller nor Bayrol is over-indebted, unable to pay its debts when they become due, insolvent or subject to any insolvency proceedings and that no circumstances exist that would require or justify the opening of, or a petition for the opening of such proceedings in respect of the German Seller or Bayrol.

Section 3.32.         Adrian Transfer. Prior to the date hereof, Sellers have, or have caused the Companies to, transfer (the “Adrian Transfer”) all of its right, title and interests in and to Adrian to U.S. Seller, and at and after the Closing, none of the Companies or the Subsidiaries has or will have any liabilities or other obligations arising out of or in connection with Adrian and its operations and former Company Employees other than to the extent set forth in or pursuant to the Adrian Supply Agreement. Prior to the date hereof, Sellers have made available to Buyer true and complete copies of the documents entered into in connection with the Adrian Transfer.

Article 4
Representations and Warranties of Buyer

Buyer represents and warrants to Sellers as of the date hereof that:

Section 4.01.         Corporate Existence and Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the Applicable Laws of Delaware and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to own and lease its properties and carry on its business as now conducted, except in each case, as would not prevent or delay the consummation of the transactions contemplated by this Agreement.

Section 4.02.         Corporate Authorization; Enforceability. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby are within Buyer’s corporate powers and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and each of the Ancillary Agreements is, or upon its execution will be, a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions.

Section 4.03.         Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby require no material action by or in respect of, or material filing with, any Governmental Authority other than (a) compliance with any applicable requirements of the HSR Act and (b) any such action or filing as to which the failure to make or obtain would not prevent or delay the consummation of the transactions contemplated by this Agreement.

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Section 4.04.         Noncontravention. The execution, delivery and performance by Buyer of this Agreement and any Ancillary Agreement to which it is party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate the certificate of incorporation or bylaws of Buyer, (b) assuming compliance with the matters referred to in Section 4.03, violate any Applicable Law in any material respect, (c) except as set forth on Schedule 4.04, require any consent, waiver, authorization or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or to a loss of any benefit to which Buyer is entitled under any provision of any material contract, agreement or other instrument binding upon Buyer or (d) result in the creation or imposition of any material Lien on any material asset of Buyer, except in each case, as would not prevent or delay the consummation of the transactions contemplated by this Agreement.

Section 4.05.         Financing. (a) Buyer has delivered to Sellers complete and correct copies, as of the date of this Agreement, of: (i) executed equity commitment letters dated as of the date of this Agreement (the “Equity Funding Letters”) from certain parties (the “Equity Providers”) to provide in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, subject only to the terms and conditions therein, equity financing in the aggregate amounts set forth therein (being collectively referred to as the “Equity Financing”), and (ii) an executed commitment letter, dated as of the date of this Agreement (the “Debt Commitment Letter” and, together with the Equity Funding Letters, the “Financing Letters”), from the financial institutions identified therein (such institutions, together with the Equity Providers, the “Financing Sources”) to provide in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, subject to the terms and conditions therein, debt financing in an aggregate amount set forth therein (being collectively referred to as the “Debt Financing”, and together with the Equity Financing collectively referred to as the “Financing”). As of the date of this Agreement, neither the Equity Funding Letters nor Debt Commitment Letter has been amended or modified and the respective commitments contained in such letters have not been withdrawn or rescinded in any respect. Buyer has fully paid, and will pay in full when payable, any and all commitment fees or other fees in connection with the Equity Funding Letters, the Debt Commitment Letter and the Debt Commitment Fee Letter that are payable on or prior to the date of this Agreement. Assuming the Financing is funded in accordance with the terms and conditions of the Financing Letters and assuming the accuracy of the representations and warranties set forth in Article 3, the net proceeds contemplated by the Equity Funding Letters and Debt Commitment Letter will, together with the cash or cash equivalents available to the Companies, in the aggregate be sufficient for Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Agreements on the terms and conditions contemplated hereby and thereby.

(b)          Except for an executed fee letter dated as of the date of this Agreement (the “Debt Commitment Fee Letter”) relating to the Financing (a true and complete copy of which has been provided to Sellers, with fee amounts and other economic terms redacted), as of the date of this Agreement there are no side letters or other arrangements related to the Financing other than as expressly set forth in the Financing Letters and the Credit Agreement. The Financing Letters and the Debt Commitment Fee Letter are in full force and effect and are the legal, valid, binding and enforceable obligations of Buyer and, to the knowledge of Buyer, each of the other parties thereto except as enforceability may be limited by the Equitable Exceptions. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than (i) with respect to the Equity Financing, as expressly set forth in or expressly contemplated by the Equity Financing Letters and (ii) with respect to the Debt Financing, as expressly set forth in or expressly contemplated by the Debt Commitment Letter and the Credit Agreements. As of the date of this Agreement, Buyer has taken all actions required to cause the Financing Letters and the Debt Commitment Fee Letter to be effective.

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Section 4.06.         Purchase for Investment. Buyer is purchasing the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment.

Section 4.07.         Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement; provided that CxCIC LLC will receive a fee from Buyer upon consummation of the transactions contemplated by this Agreement.

Section 4.08.         Inspections; No Other Representations. Buyer is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of companies such as the Companies and the Subsidiaries as contemplated hereunder. Buyer has undertaken such investigation to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Subject to Section 5.02, Buyer will undertake prior to Closing such further investigation and request such additional documents and information as it deems necessary. Without limiting the generality of the foregoing, Buyer acknowledges that Seller Parent and Sellers make no representation or warranty with respect to (a) any projections, estimates or budgets delivered to or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Companies and the Subsidiaries or the future Business and operations of the Companies and the Subsidiaries or (b) any other information or documents made available to Buyer or its counsel, accountants or advisors with respect to the Companies or the Subsidiaries or their respective businesses or operations, in each case, except as set forth in this Agreement.

Article 5
Covenants of Sellers

Sellers and Seller Parent jointly and severally covenant and agree that:

Section 5.01.         Conduct of the Companies. (a) From the date hereof until the Closing Date, except as disclosed on Schedule 5.01 or as expressly contemplated by this Agreement, Seller Parent and Sellers shall cause each Company and each Subsidiary (i) to conduct the Business in the ordinary course, (ii) to use its commercially reasonable efforts to preserve intact its business organizations and relationships with third parties, (iii) to keep available the services of its present officers and employees, (iv) to manage working capital in the ordinary course consistent with past practice, and (v) to continue to make capital expenditures consistent with those contemplated by the Capex Budget.

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(b)          From the date hereof until the Closing Date, Seller Parent and Sellers shall cause each Company and each Subsidiary to use their respective commercially reasonable efforts to (i) timely apply for renewal of all permits, licenses, authorizations and registrations necessary for operations and products of the Companies and the Subsidiaries to comply with all applicable Laws, including Environmental Laws, (ii) renew the contract listed on Schedule 5.01(b)(ii) in accordance with its terms, (iii) make Bio-Lab’s and, as applicable, its Subsidiaries’ planned expenditures with respect to the New Household Product Line, (iv) complete the decommissioning, installation and optimization of the New Household Product Line prior to March 31, 2014 and (v) build up and maintain a quantity of Inventory sufficient to satisfy customer purchase orders during the period of decommissioning, installation and optimization of the New Household Product Line.

(c)          Notwithstanding the foregoing, from the date hereof until the Closing, except as disclosed on Schedule 5.01(c) or as expressly contemplated by this Agreement, without the prior written consent of Buyer (which consent, in the case of clauses (x), (xiii), (xix)(A), (xix)(B), (xx) and (xxi) below, shall not be unreasonably withheld, delayed or conditioned), Seller Parent and Sellers shall not, and shall cause each of the Companies and the Subsidiaries to not, take any of the following actions with respect to any Company or Subsidiary:

(i)          adopt or propose any change in its certificate of incorporation or bylaws or equivalent organizational documents of any of the Companies or the Subsidiaries;

(ii)         issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of, any Company Securities or any Subsidiary Securities;

(iii)        merge or consolidate with any other Person;

(iv)        other than in the ordinary course of business, acquire assets in excess of $500,000 from any other Person;

(v)         sell, lease, license or otherwise dispose of, or create or incur any Lien on (except for Permitted Liens), any assets or property in excess of $500,000 except (A) pursuant to existing contracts or commitments or (B) otherwise in the ordinary course of business consistent with past practice;

(vi)        reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of the Company Securities or Subsidiary Securities;

(vii)       declare, set aside, make or pay any dividend or other distribution other than cash (whether in stock or property or any combination thereof) with respect to any of the Company Securities or Subsidiary Securities (whether by merger, consolidation or otherwise);

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(viii)      create, incur, assume, suffer to exist or otherwise be liable with respect to any Indebtedness having an aggregate principal amount (together with all other Indebtedness of the Companies and the Subsidiaries) outstanding at any time greater than $500,000, other than Indebtedness for borrowed money in the ordinary course of business consistent with past practice;

(ix)         make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice;

(x)          other than those amendments, extensions or modifications described in Section 5.01(c)(xi) or in connection with actions permitted to be taken in connection with Section 5.01(c)(iv), Section 5.01(c)(v) and Section 5.01(c)(xiii), enter into, amend, extend or modify in any material respect or terminate, or otherwise waive, release or assign any material rights, claims or benefits of any of the Companies or the Subsidiaries under any Material Contract;

(xi)         amend, extend or modify those Material Contracts referred to on Schedule 5.01(c)(xi) to extend the purchase commitments thereunder for a period longer than six (6) months after the Closing Date;

(xii)        enter into any contract that limits or otherwise restricts in any material respect any Company, any Subsidiary or any of their respective Affiliates or any successor thereto or that would reasonably be expected, after the Closing, to limit or restrict in any material respect any Company, any Subsidiaries, Buyer or any of their respective Affiliates, from engaging or competing in any line of business, in any location or with any Person;

(xiii)       authorize any capital expenditure in excess of $500,000, other than a capital expenditure made pursuant to the Capex Budget;

(xiv)      except as required by the terms of any Employee Plan or International Plan, forgive any loans to directors, officers, employees or any of their respective Affiliates;

(xv)       adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Company or Subsidiary or merge or consolidate any Company or Subsidiary with any Person;

(xvi)      except as may be required by Applicable Law or GAAP, change in any material respect any material method, policy, practice, procedure or principle of financial accounting;

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(xvii)     sell, assign, transfer, license, abandon, permit to lapse, or otherwise dispose of, or take any action, or fail to take any action, that could reasonably be expected to result in the loss, lapse, abandonment, invalidity or unenforceability of, any right in any Intellectual Property material to the Business, other than in the ordinary course of business;

(xviii)    make or change any material Tax election, settle or compromise any claim for a material Tax refund or any other audit or other proceeding in respect of material Taxes, file any material amended Tax Return or consent to any extension or waiver of any statute of limitations period in respect of material Taxes;

(xix)       other than as required by Applicable Law or an Employee Plan or International Plan, with respect to any Company Employee, (A) provide any new or additional compensation or benefits to any Company Employee, except in the ordinary course of business consistent with past practice or in the ordinary course in connection with promotions, (B) pay or commit to paying any pension, severance, retention, change-in-control, or retirement benefits, (C) amend any Employee Plan or International Plan (other than amendments that do not materially increase the cost to any Company or any Subsidiary of any Company of sponsoring, maintaining, or contributing to any Employee Plan or International Plan or of complying with any covenants contained in this Agreement), or enter into, adopt, implement, or otherwise commit to any new Benefit Plan that would be an Employee Plan or International Plan if it were in effect as of the date of this Agreement, or (D) establish, adopt, amend, or renew any collective bargaining agreement, and Seller Parent agrees not to, and shall cause each of its subsidiaries not to, engage in any of the activities set forth in any of clauses (i) through (iv) above to the extent that doing so would create any liability for any Company or any Subsidiary of any Company or otherwise increase the cost to any Company or any Subsidiary of any Company of complying with any covenants contained in this Agreement;

(xx)        transfer the employment of any Company Employee to Seller Parent or any of its subsidiaries other than any of the Companies or the Subsidiaries, or transfer the employment of any employee of Seller Parent or any of its subsidiaries, other than a Company Employee, to any of the Companies or any of the Subsidiaries;

(xxi)       except for any Proceedings described in Section 5.01(c)(xxii), settle (A) any Proceeding involving or against any Company or any Subsidiary involving an amount in excess of $500,000 or (B) any Proceeding that relates to the transactions contemplated by this Agreement or the Ancillary Agreements, in each case;

(xxii)      settle any Proceeding which relates to matters involving criminal conduct or principally involves equitable relief that would be applicable to the Companies or the Subsidiaries after the Closing; or

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(xxiii)     agree or commit to do any of the foregoing.

Section 5.02.         Access to Information. (a) From the date hereof until the Closing Date, Seller Parent and Sellers will to the extent permitted by Applicable Law (i) give, and will cause each Company and each Subsidiary to give, Buyer, its personnel, counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, directors, officers, employees, books and records of the Companies and the Subsidiaries and to the books and records of Sellers relating to the Companies and the Subsidiaries, (ii) furnish, and will cause each Company and each Subsidiary to furnish, to Buyer, its personnel, counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Companies or any of the Subsidiaries as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of Sellers or the Companies or any of the Subsidiaries to cooperate with Buyer in its investigation of the Companies or any of the Subsidiaries. Any investigation pursuant to this Section shall be conducted in such manner as not to unreasonably interfere with the conduct of the Business. Notwithstanding the foregoing, Buyer and its representatives shall not prior to the Closing (A) have access to (1) personnel records of Company Employees located within the United States relating to individual performance or evaluation records, medical histories or other information the disclosure of which could subject the Companies or any of the Subsidiaries to risk of liability, (2) personnel records of Company Employees located outside the United States which would allow Buyer and/or its representatives to directly or indirectly identify any individual Company Employees, except in limited cases where such access may be permissible under Applicable Law (e.g., for a specific, legitimate purpose and subject to entering into an appropriate data transfer agreement between Seller Parent and Buyer at Seller Parent’s sole discretion, or subject to Company Employee consent where such may be validly provided under Applicable Law), (3) bids received by or on behalf of Sellers from other Persons in connection with the transactions contemplated by this Agreement and information and analysis (including financial analysis) relating to such bids or (4) any information the disclosure of which would adversely affect any legal privilege available to Sellers relating to such information or would cause Seller Parent, Sellers, any Company or any of the Subsidiaries to breach a confidentiality obligation (in which event Sellers shall use reasonable efforts to share such information in a manner that would not jeopardize any such privilege or violate such obligations) or (B) conduct or cause to be conducted any invasive sampling, testing or other invasive investigation of the air, soil, soil gas, surface water, groundwater, building materials or other environmental media.

(b)          On and after the Closing Date, Seller Parent and Sellers will to the extent permitted by Applicable Law afford to Buyer and its agents reasonable access to their books of account, financial and other records (including accountant’s work papers), information, employees and auditors to the extent necessary or useful for Buyer in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Companies or any of the Subsidiaries; provided that any such access by Buyer shall not unreasonably interfere with the conduct of the business of Seller Parent or Sellers.

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(c)          Buyer shall bear all of the out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred in connection with the access provided pursuant to this Section 5.02.

Section 5.03.         Notices of Certain Events. Sellers shall promptly notify Buyer of:

(a)          any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b)          any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c)          the discovery by any Seller or Seller Parent of any material inaccuracy in or breach of any representation, warranty or covenant of such Seller or Seller Parent, as applicable, contained in this Agreement;

(d)          the discovery by any Seller or Seller Parent of any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Article 10 impossible or unlikely; and

(e)          any actions, suits, claims, investigations or proceedings commenced relating to Sellers or the Companies or any of the Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.13.

Section 5.04.         Resignations. Sellers will deliver to Buyer the original resignations (and not copies) of all officers and directors of the Companies and the Subsidiaries who will be officers, directors or employees of Sellers or any of their Affiliates after the Closing Date from their positions with the Companies or any of the Subsidiaries at or prior to the Closing Date (the “Resignations”).

Section 5.05.         Termination of German PLP Agreement. Buyer agrees that Seller Parent, German Seller and Bayrol are permitted to take all necessary actions to cause the German PLP Agreement to be terminated, effective as of the Closing Date and have such termination registered with the commercial register of Bayrol.

Section 5.06.         Exclusivity. From the date hereof until the earlier of (a) the Closing Date and (b) such date on which this Agreement terminates in accordance with Article 12, each of the Sellers and Seller Parent shall not, and shall cause their respective Affiliates and their respective officers, directors, and employees not to, and none of them will permit any of their respective representatives to, directly or indirectly, (i) solicit, initiate or knowingly encourage the submission of any proposal or offer from any Person, or enter into any contract or agreement, relating to the direct or indirect acquisition of the Shares or the Business or (ii) participate in any discussions or negotiations regarding such an acquisition of the Business or the Shares or furnish or cause to be furnished any confidential or proprietary information with respect thereto to any Person (in each case, other than Buyer and its representatives). Seller Parent, Sellers and their respective Affiliates and their respective officers, directors, employees, and representatives will promptly cease any such existing activities, discussions or negotiations with any Persons (other than Buyer and its representatives) heretofore conducted, or the provision of any confidential or proprietary information to any Person (other than Buyer and its representatives) to which confidential or proprietary information heretofore has been provided, with respect to any direct or indirect acquisition of the Shares or the Business. Notwithstanding anything to the contrary contained in this Section 5.06, the restrictions set forth in this Section 5.06 on indirect acquisitions shall not in any way limit Seller Parent’s ability to enter into, or cause to be entered into, a transaction subject to the rights and obligations of Buyer under this Agreement and the Ancillary Agreements. Any breach of this Section 5.06 by any representative of Sellers, Seller Parent or any of their respective Affiliates shall be deemed a breach of this Section 5.06 by Seller Parent and Sellers.

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Section 5.07.         Confidentiality. Seller Parent and each Seller shall not, and shall cause its Affiliates and their respective officers, directors, employees and representatives not to, directly or indirectly, without the prior written consent of Buyer, disclose to any third party (other than each other and their respective Representatives) for a period of five (5) years after the Closing Date, any confidential or proprietary information related to the Business or made available to Seller Parent, such Seller or such Affiliate pursuant to the provisions of this Agreement or the Ancillary Agreements or in connection with the negotiation and consideration thereof; provided that the foregoing restriction shall not (a) apply to any information (i) generally available to, or known by, the public (other than as a result of disclosure in violation of this Section 5.07) or (ii) independently developed by Seller Parent, such Seller or such Affiliates (other than by any of the Companies or any of the Subsidiaries prior to the Closing) without reference to or use of the applicable confidential or proprietary or other information or (b) prohibit any disclosure (x) required by Applicable Law so long as, to the extent legally permissible and feasible, Seller Parent, such Seller or such Affiliate provides Buyer with reasonable prior written notice of such disclosure and a reasonable opportunity to contest such disclosure or (y) made in connection with the enforcement of any right or remedy relating to this Agreement or the transactions contemplated hereby.

Section 5.08.         Non-Competition. (a) Subject to the provisions of this Section 5.08, for a period from the Closing Date until the fifth anniversary of the Closing Date, none of Seller Parent or Sellers shall, and each of them shall cause their respective Affiliates not to, directly or indirectly, own, manage or operate any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in any Competing Business anywhere in the world; provided, however, that it shall not be deemed to be a violation of this Section 5.08 for Seller Parent, any Seller or any of their respective Affiliates to invest in or own or hold any publicly-traded securities of any Restricted Person so long as Seller Parent’s, such Seller’s or such Affiliate’s investment or interest is less than five percent (5%) of the outstanding securities of any class of such publicly-traded securities in such Restricted Person and Seller Parent, such Seller or such Affiliate, as applicable, do not Control such Restricted Person or participate directly in such Restricted Person’s Competing Business. If and to the extent the aforementioned non-competition obligation has effect on any markets in Europe, (i) the term of the non-competition obligation shall be limited to the period from the Closing Date until the third anniversary of the Closing Date and (ii) the geographical scope shall be restricted to the countries set forth in Schedule 5.08; provided that in no event shall this sentence limit the non-competition obligations with respect to markets outside of Europe. If and to the extent the aforementioned non-competition obligation has effect on any markets in Australia, (x) the term of the non-competition obligation shall be limited to the period from the Closing Date until any of the fifth, fourth, third, second and first anniversary of the Closing Date and (y) the geographical scope shall be any of Australia, Queensland, Western Australia, New South Wales, Victoria, Tasmania, South Australia, the Northern Territory and Australian Capital Territory; provided that in no event shall this sentence limit the non-competition obligations with respect to markets outside of Australia.

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(b)          If the final judgment of a court of competent jurisdiction declares that any term or provision of Section 5.08 is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

Section 5.09.         Assignment of Intellectual Property.

(a)          Prior to Closing, Seller Parent and Sellers shall, at Sellers’ cost and expense, assign and transfer, and cause their Affiliates to assign and transfer, as applicable, to Bio-Lab (or to such other Company or Subsidiary as set forth on Schedule 5.09) the Intellectual Property set forth on Schedule 5.09 (the “Assigned Intellectual Property”). With respect to the patent, patent applications, trademark and trademark applications set forth on Schedule 5.09 that are (x) issued, registered or pending in the United States Patent and Trademark Office, as applicable, Seller Parent and Sellers shall, as promptly as reasonably practicable and at Sellers’ sole cost and expense, use their reasonable best efforts to record or cause to be recorded with the United States Patent and Trademark Office evidence of such assignment and transfer of such patents, patent applications, trademarks and trademark applications to Bio-Lab (or to such other Company or Subsidiary as set forth on Schedule 5.09) and (y) issued, registered or pending in a patent and trademark office or other equivalent Governmental Authority outside the United States, following the Closing, upon the written request of Buyer, Seller Parent and Sellers shall, and shall cause their Affiliates to, reasonably cooperate with Buyer, at Sellers’ cost and expense, in executing, recording or causing to be recorded with such patent and trademark office or Governmental Authority any evidence of such assignment or transfer of such patents, patent applications, trademarks and trademark applications to Bio-Lab (or to such other Company or Subsidiary requested by Buyer) in form and substance reasonably acceptable to Buyer.

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(b)          Without limiting any of Buyer’s rights or remedies hereunder (including, without limitation, Buyer’s rights under Section 5.14), to the extent that any Company Intellectual Property owned by Seller Parent and its Affiliates and existing as of the Closing is not owned by any of the Companies or the Subsidiaries following the Closing by virtue of the transactions contemplated under this Agreement, Seller Parent hereby grants (or shall cause its Affiliates, as applicable, to grant) to the Companies and the Subsidiaries a perpetual, non-exclusive, non-sublicensable (other than to third parties in the ordinary course of business or Affiliates of the Companies and the Subsidiaries), royalty-free, irrevocable, worldwide license to use any such Company Intellectual Property solely for the purpose of operating the Business. The foregoing license shall be freely transferrable by the Companies and the Subsidiaries but only to their respective successors and assigns for use in connection with the operation of the Business.

Section 5.10.         Payment of Transaction Expenses. Prior to or concurrently with the Closing, Seller Parent and Sellers shall, or shall cause the Companies and Subsidiaries to, pay all Transaction Expenses, such that from and after the Closing, there shall be no Transaction Expenses owing by the Companies or the Subsidiaries. Any Transaction Expenses that become due after the Closing shall be paid by Seller Parent and/or Sellers.

Section 5.11.         Waiver. Effective as of the Closing, Seller Parent and each Seller and its respective Affiliates hereby unconditionally and irrevocably waive any claims that such Person, in its capacity as an equity holder of any Company or any Subsidiary prior to the Closing, has or may have in the future against any Company or any Subsidiary and releases, on its own behalf and on behalf of its successors and assigns, the Companies, the Subsidiaries and their respective Affiliates, directors, managers and officers, from any and all Proceedings with respect thereto; provided, however, that nothing contained herein shall operate to release any claims or obligations of any Company or any Subsidiary or any of their respective Affiliates arising under this Agreement or the Ancillary Agreements.

Section 5.12.         Confidentiality Agreements. Except as listed on Schedule 5.12, Seller Parent and Sellers shall, and shall cause their respective Affiliates to, assign to Buyer, effective at Closing, any and all confidentiality agreements, non-disclosure agreements and other similar agreements (a) entered into in respect of the sale process relating to the Companies and (b) that relate to the Business to which none of the Companies is a party. Seller Parent shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts to assign the confidentiality agreements listed on Schedule 5.12 to Buyer. To the extent any such agreements are not assigned to Buyer, Seller Parent and Sellers shall, and shall cause their respective Affiliates, to enforce such agreements at Buyer’s request and at Buyer’s expense.

Section 5.13.         Transition Matters. (a) From and after the date hereof and prior to the Closing, Seller Parent and each Seller shall use commercially reasonable efforts to complete the matters described on Schedule 5.13(a) prior to, and continuing through, the earlier of the completion of any such matter and the Closing, including by using commercially reasonable efforts to (i) make available, or cause to be made available, employees or other service providers capable of addressing the matters described on Schedule 5.13(a), (ii) cause such employees or other service providers to meet with Buyer and its representatives during regular business hours at such times and locations as Buyer or its representatives may reasonably request and (iii) provide, or cause to be provided, such reasonable information and reasonable assistance to Buyer and its representatives as Buyer and its representatives may reasonably request.

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(b)          Seller Parent and each Seller shall, or shall cause the Companies and the Subsidiaries to, complete the matters described on Schedule 5.13(b) prior to the Closing.

(c)          From and after the date hereof and prior to the Closing, and in reasonable consultation and coordination with the Seller Parent and Sellers, Buyer shall have access to, and the right to engage in discussions and other communications with, each of the Company Employees regarding benefits enrollment for 2014 and other onboarding-related matters, provided that such discussions and communications do not unreasonably interfere with work performance.

(d)          From and after the date hereof and prior to the Closing, Seller Parent and Sellers, on the one hand, and Buyer, on the other hand, shall use their respective commercially reasonable efforts to cooperate and consult in identifying those roles for new employees as are reasonably necessary for the operation of the Business of the Companies and the Subsidiaries on a stand-alone basis (but otherwise as conducted prior to the Closing) at and after the Closing. Upon identification of such roles for new employees, Seller Parent and Sellers shall cause the Companies and the Subsidiaries to use commercially reasonable efforts, in reasonable consultation with and subject to the consent of Buyer (including, without limitation, with respect to levels and amounts of salary, benefits, and other compensation, and which consent shall not be unreasonably withheld, conditioned or delayed), to hire new employees (who shall be Company Employees hereunder) to fill such roles. For the avoidance of doubt, in no event shall Buyer or any of its Affiliates have any liability in respect of (i) any such new employees in the event that the Closing does not occur and (ii) any hiring or onboarding costs associated with such new employees.

(e)          Set forth on Schedule 5.13(e) is the team of Persons (and their contact information) designated by Seller Parent and Sellers, on the one hand, and Buyer, on the other hand (the “Transition Team”), that will oversee the planning and implementation of the matters set foth this Section 5.13. The parties shall ensure that their respective members of the Transition Team shall meet in person or telephonically at such times as are reasonably requested by Seller Parent or Buyer to review and discuss the status of, and any issues arising in connection with, the the planning and implementation of the matters set forth this Section 5.13. Each party may re-designate its respective members of the Transition Team from time to time; provided it shall notify the other party in writing of the name and contact information for the newly designated members of the Transition Team in accordance with Section 13.01.

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Section 5.14.         Unprovided Assets. After the Closing, in the event that (x) any tangible or intangible property or asset relating to the Business of the Companies and the Subsidiaries has not been transferred to Buyer or its Affiliates (including the Companies and the Subsidiaries) pursuant to the transactions contemplated by this Agreement and the Ancillary Agreements and (y) the failure to deliver such property or asset would result in a breach of Section 3.27, Seller Parent and Sellers shall, and shall cause their respective Affiliates to, promptly transfer such property or asset to the applicable Company or Subsidiary so long as Seller Parent or its Affiliates continues to hold such property or asset at the time that Buyer demands delivery thereof (it being understood that, to the extent that this Section 5.14 applies to any Company Intellectual Property, such application shall be limited to Registered Intellectual Property).

Section 5.15.         June Financial Statements. Within twenty (20) Business Days following the date hereof, but in all events prior to the Closing, Seller Parent and Sellers shall prepare, or cause to be prepared, and deliver to Buyer an unaudited combined balance sheet as of June 30, 2013 and related unaudited combined statement of income and cash flows for the six-month period then ended of the Companies and the Subsidiaries (the “GAAP June Financial Statements”) that (x) are prepared in accordance with GAAP, consistent with the Audited Financial Statements (except that the GAAP June Financial Statements shall exclude the assets and liabilities of Adrian) and (y) except for adjustments identified in Schedule 5.15, contain amounts which are the same as the amounts set forth in the June Financial Statements. For purposes of Section 10.02(a)(ii) and for the making of the representations and warranties in Section 3.09 at the Closing, the representations and warranties in Section 3.09 shall be made, mutatis mutandis, as if the GAAP June Financial Statements were the June Financial Statements as of the date hereof and the exceptions provided for on Schedule 3.09(a) that relate to the June Financial Statements were removed.

Section 5.16.         Certain Software Licenses. (a) From the date hereof and through the date that is the earlier of (a) forty-five (45) days from the date hereof and (b) five (5) Business Days prior to the Closing, Seller Parent and Sellers, on the one hand, and Buyer, on the other hand, shall use their commercially reasonable efforts to create a list of all Non-Transferable Software and the applicable number of users thereof at the Companies and Subsidiaries as of the expected Closing Date. Promptly following the creation of any such list, and in any event not later than five (5) Business Days prior to the Closing Date, Buyer shall deliver to Seller Parent a written statement, together with reasonable supporting documentation (the “Non-Transferable Software Statement”), of any such Non-Transferable Software that the Companies or Subsidiaries will reasonably require as of and following the Closing to operate the Business in a manner consistent with the operation of such Business as of the Closing, the number of required licensed users for such Non-Transferable Software (which shall not exceed the number of users as of the Closing) and the applicable cost to the Companies and Subsidiaries to procure licenses for the operation of such Non-Transferable Software by such licensed users.

(b)          At the Closing, an amount equal to one half of the sum of the applicable costs of procuring the Non-Transferable Software listed on the Non-Transferable Software Statement (on terms and conditions substantially similar to those that are applicable to the Companies and the Subsidiaries prior to the Closing Date) shall be added to the Purchase Price Adjustment Factor.

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(c)          Within ninety (90) days following the Closing Date, Buyer will deliver to Seller Parent, on behalf of Sellers, a statement, together with reasonable supporting evidence (the “Licensed Software Statement”), that the Companies and/or the Subsidiaries have in fact procured licenses to Non-Transferable Software for the number of licensed users listed on the Non-Transferrable Software Statement. To the extent that the Licensed Software Statement does not contain licenses for all of the Non-Transferable Software for the number of users listed on the Non-Transferrable Software Statement (any such omissions (relating to software licenses and/or numbers of licensed users), the “Non-Licensed Software”), Buyer will promptly refund any amounts included in the Purchase Price Adjustment Factor that relate to such Non-Licensed Software (subject to reasonable modifications to the extent the Non-Licensed Software was procured on terms materially more favorable to Buyer from those set forth on the Non-Transferable Software Statement) in accordance with the provisions of Section 2.04(c) modified, mutatis mutandis, to reflect amounts so refunded in lieu of amounts paid due to differences in the Final Closing Working Capital and Closing Working Capital and Final Closing Indebtedness and Closing Indebtedness. For purposes of this Section 5.16, “Non-Transferable Software” means any computer software that is licensed to Seller Parent or its Affiliates (including the Companies and the Subsidiaries), used by the Companies or Subsidiaries to operate the Business as conducted prior to the Closing Date, and for which the applicable license agreement governing the use of such computer software prohibits the continued use of such computer software by the Companies and/or the Subsidiaries as of and following the Closing.

(d)          Notwithstanding the foregoing, to the extent that Buyer identifies any Non-Transferable Software that was not listed on the Non-Transferable Software Statement (“Additional Non-Transferable Software”) within one hundred eighty (180) days of the Closing Date, Buyer shall have the right to deliver an additional written statement of any Additional Non-Transferable Software, together with reasonable supporting documentation that such Additional Non-Transferrable Software has in fact been licensed by any Company and/or Subsidiary (an “Additional Non-Transferable Software Statement”), which software Buyer reasonably believes is necessary to operate the Business as conducted prior to the Closing Date. Within ten (10) Business Days following Buyer’s delivery to Seller Parent of an Additional Non-Transferable Software Statement with respect to the Additional Non-Transferable Software, Seller Parent shall reimburse Buyer an amount equal to one half of the sum of the applicable costs of procuring the Additional Non-Transferable Software listed on the Additional Non-Transferable Software Statement.

Section 5.17.         Closing MRO Adjustments. (a) Between the date hereof and a date which is at least five (5) Business Days prior to the Closing Date, Seller Parent and Sellers shall conduct, or cause to be conducted, a physical stock take of the MRO (the “MRO Inventory”) held by the Companies and the Subsidiaries and determine the Pre-Closing MRO Amount in accordance with the MRO Calculation Principles, consistently applied. Buyer shall be given the reasonable opportunity to observe the MRO Inventory.

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(b)          As promptly as practicable, but in no event later than ninety (90) days, after the Closing Date, Buyer shall cause to be prepared and deliver to Seller Parent, on behalf of Sellers, a schedule, together with reasonable supporting documentation (the “Closing MRO Schedule”), setting forth Buyer’s calculation of the Closing MRO Amount, determined in accordance with the MRO Calculation Principles, consistently applied, by either (at Buyer’s election) (x) updating the Pre-Closing MRO Amount to reflect changes in the MRO held by the Companies and the Subsidiaries between the Pre-Closing MRO Amount Determination Date and the Closing based on the books and records of the Companies and the Subsidiaries or (y) undertaking a physical stock take (complete or on a test basis, (it being understood that if Buyer calculates Closing MRO Amount by means of a physical stock take that covers less than all of the MRO of the Companies and the Subsidiaries, Buyer shall not be entitled to extrapolate from the results of such physical stock take for the purposes of determining Closing MRO Amount) of the MRO held by the Companies and the Subsidiaries at and as of Closing. If Buyer elects to determine Closing MRO Amount by means of a physical stock take, Seller Parent shall be given the reasonable opportunity to observe such stock take.

(c)          If Sellers disagree with the Closing MRO Schedule, Seller Parent, on behalf of Sellers, may, within forty-five (45) days after delivery thereof, deliver a notice to Buyer disagreeing with such schedule and setting forth Sellers’ revisions thereto. Any such notice of disagreement shall specify those items or amounts as to which Sellers disagree, and Sellers shall be deemed to have agreed with all other items and amounts contained in the Closing MRO Schedule.

(d)          If a notice of disagreement shall be delivered pursuant to Section 5.17(c), Seller Parent, on behalf of Sellers, and Buyer shall, during the fifteen (15) days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the disputed items or amounts contained in the Closing MRO Schedule. If, during such period, Seller Parent, on behalf of Sellers, and Buyer are unable to reach such agreement, they shall promptly thereafter cause the Accountant, promptly to review this Agreement and the disputed items or amounts contained in the Closing MRO Schedule for the purposes of calculating Closing MRO Amount. In making such calculation, the Accountant (A) shall consider only those items or amounts in the Closing MRO Schedule which are subject to Sellers’ notice of disagreement delivered pursuant to Section 5.17(c) and (B) may not assign a value to any disputed item or amount greater than the greatest value for such item or amount claimed by either party or less than the smallest value for such item or amount claimed by either party. The Accountant shall deliver to Seller Parent, on behalf of Sellers, and Buyer, as promptly as practicable, but in no event later than thirty (30) days after its engagement, a report setting forth such calculation. Such report shall be final and binding upon Sellers and Buyer. The cost of such review and report shall be allocated in accordance with the provisions for allocating the costs associated with the Accountant’s review of a Disputed Calculation pursuant to Section 2.04(c) modified, mutatis mutandis, to reflect differences in Buyer’s and Sellers’ calculation of Closing MRO Amount in lieu of differences in Buyer’s and Sellers’ calculations of Closing Working Capital and/or the Closing Indebtedness.

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(e)          If the Pre-Closing MRO Amount and the Final Closing MRO Amount differ, a payment shall be made by Seller Parent, on behalf of Sellers, or Buyer, as applicable, to compensate the other party for the economic benefit, if any, that would have been received or withheld if the Purchase Price adjustment mechanism in Section 2.03(a)(iii) were calculated using the Final Closing MRO Amount in lieu of the Pre-Closing MRO Amount (such payment, for the avoidance of doubt shall be adjusted for any payments made in connection with an MRO Excess or MRO Deficit at the Closing). “Final Closing MRO Amount” means the Closing MRO Amount as shown in Buyer’s calculation delivered pursuant to Section 5.17(b), if no notice of disagreement with respect thereto is duly delivered pursuant to Section 5.17(c); or if such a notice of disagreement is delivered, as agreed by Buyer and Seller Parent, on behalf of Sellers, pursuant to Section 5.17(d) or in the absence of such agreement, as shown in the independent accounting firm’s calculation delivered pursuant to Section 5.17(d). Any payments pursuant to Section 5.17(e) shall be made in accordance with, and at the same time as, the payment procedures described in Section 2.05(c) modified, mutatis mutandis, to reflect the procedures for compensating the parties for differences in the Final Closing MRO Amount and the Closing MRO Amount in lieu of differences in the Final Closing Working Capital and Closing Working Capital and Final Closing Indebtedness and Closing Indebtedness.

Section 5.18.         Financing. (a) Until the earlier of the consummation of the Closing and such time as this Agreement is terminated in accordance with Article 12, Seller Parent and each Seller agrees to, and shall cause each Company and each Subsidiary to, and shall use commercially reasonable efforts to cause its respective directors, officers, employees, consultants, agents, financial advisors, attorneys, accountants or other representatives (collectively, “Representatives”) to, at Buyer’s sole cost and expense to the extent provided in the third sentence of Section 5.18(b): (i) provide all cooperation and information reasonably requested by Buyer or the Financing Sources in connection with the arrangement, placement or completion of the Debt Financing, including information required by applicable “know your customer” and anti-money laundering rules and regulations (including without limitation information required under the Patriot Act within the time periods required by the Debt Commitment Letter); (ii) use commercially reasonable efforts to cause Representatives of each Company and each Subsidiary to participate in a reasonable number of customary meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Debt Financing and the Companies’ senior management), due diligence sessions, management presentations, drafting sessions, road shows and sessions with rating agencies in connection with the Debt Financing and assist Buyer in obtaining ratings as contemplated by the Debt Financing; (iii) provide reasonable assistance in obtaining any consents, waivers, estoppels, approvals, authorizations and instruments of third parties necessary or reasonably requested in connection with the Debt Financing; (iv) use commercially reasonable efforts to provide such financial and other information as is required to prepare the confidential offering memorandum described in Section 4 of the Debt Commitment Letter (such information, the “Required Information”) and such other financial or other information relating to the Companies and their Subsidiaries as may be reasonably requested and as is customary for use in information documents with respect to the placement, arrangement and/or syndication of loans of the type contemplated by the Debt Commitment or as is otherwise required by the Debt Commitment Letter within the time periods required by the Debt Commitment Letter; (v) reasonably cooperate with respect to matters relating to pledges of collateral to take effect at the consummation of Closing in connection with the Debt Financing; (vi) assist with the preparation of bank information memoranda and similar documents required in connection with the Debt Financing and (vii) assist in the preparation of, and cause each Company and each Subsidiary to execute and deliver in a timely manner, credit, indemnification and other definitive financing agreements and other certificates and documents, including, without limitation, lien waivers, estoppels, solvency certificates, officers’ certificates demonstrating compliance with restrictive covenants, consents, pledge and security documents and perfection certificates, as may be reasonably requested in connection with the foregoing; provided, however, that (y) nothing herein shall require any Company or any Subsidiary to take any action that would be effective prior to the consummation of the Closing and (z) none of the Companies nor any Subsidiaries shall be required to execute any agreements prior to the consummation of the Closing unless such agreements and the other documents and instruments referred to above shall only be effective upon the consummation of the Closing.

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(b)          None of Seller Parent, Sellers, the Companies, nor any Subsidiary shall be required to pay any commitment or other similar fee or make any other payment (other than reasonable out-of-pocket costs) or incur any other liability or provide or agree to provide any indemnity in connection with the Financing (including any fee or payment pursuant to any “flex” provisions) or any of the foregoing that would be treated as a Transaction Expense. Buyer acknowledges and agrees that Sellers, the Companies and the Subsidiaries shall not, except as set forth in this Agreement, have any liability to any Person under or in connection with the arrangement and funding of the Financing or any alternative debt financing that Buyer may raise in connection with the transactions contemplated by this Agreement. Buyer shall promptly, upon request by any Seller, reimburse the Companies only for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Companies or any of their Affiliates in connection with the cooperation of the Companies and their Affiliates contemplated by this Section 5.18.

(c)          Subject to the terms and conditions of this Agreement, Buyer shall (i) use commercially reasonable efforts to enforce all of its rights pursuant to the Debt Commitment Letter to obtain the Financing at or prior to the Closing provided that all of the conditions to Buyer’s obligations under Section 10.01 and Section 10.02 (except those to be satisfied at the Closing) have been satisfied or waived; and (ii) use its commercially reasonable efforts to obtain the proceeds of the Financing on the terms and conditions (including any “flex” provisions) described in the Financing Letters and the Debt Commitment Fee Letter, including using commercially reasonable efforts to (A) satisfy on a timely basis (or, if commercially reasonable, obtain the waiver of) all conditions and covenants within its control that are applicable to Buyer in the Financing Letters and Debt Commitment Fee Letter that are to be satisfied by Buyer, (B) negotiate and enter into definitive agreements with respect to the Debt Commitment Letter, and (C) consummate the Financing at or prior to the Closing Date, subject to the satisfaction or waiver of the conditions contained herein and therein (including in the event that all conditions hereunder and to the Debt Commitment Letter have been satisfied, using its commercially reasonable efforts to cause the Financing Sources to fund in accordance with the terms thereof on the Closing Date the Debt Financing required to consummate the transactions contemplated herein). Notwithstanding anything to the contrary set forth in this Agreement, in no event shall “commercially reasonable efforts” include any obligation on the part of Buyer or any of its Affiliates to commence or threaten to commence any action against the Persons contemplated to provide the Financing.

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(d)          Buyer shall keep Sellers reasonably informed of material developments relating to the Debt Financing and, if reasonably requested in writing by Sellers, on the status of its efforts relating thereto (in each case, subject to applicable confidentiality requirements). Without limiting the generality of the foregoing, Buyer shall promptly notify Sellers in writing of (i) the receipt of (A) any written notice or (B) other written communication, in each case from any Financing Source with respect to any material breach, material default, termination or repudiation by any party to any of the Financing Letters or other material agreements related to the Financing, (ii) any material dispute or disagreement between or among parties to any of the Financing Letters with respect to the obligation to fund the Financing or the amount of the Financing to be funded at the Closing and (iii) if at any time for any reason Buyer believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms and conditions contemplated by the Financing Letters and the Debt Commitment Fee Letter. In the event Buyer shall be required to notify Sellers pursuant to the immediately preceding sentence, as soon as reasonably practicable after Sellers deliver to Buyer a written request, Buyer shall provide any information reasonably requested by Sellers in writing relating to any circumstance referred to in the immediately preceding sentence , subject to applicable confidentiality requirements. In the event any portion of the Debt Financing contemplated in the Debt Commitment Letter becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter and the Debt Commitment Fee Letter, Buyer shall use its commercially reasonable efforts to take, or cause to be taken, all actions necessary, proper or advisable to arrange to obtain alternative financing (“Alternative Financing”) from alternative sources in an amount sufficient (together with the Equity Financing and cash on hand) to consummate the transactions contemplated by this Agreement on terms taken as a whole that are not materially less favorable to Buyer than those in the Debt Commitment Letter and Debt Commitment Fee Letter and to obtain a new financing commitment letter with respect to such alternative debt financing, which shall replace the existing Debt Commitment Letter (and, if obtained, copies of which shall be promptly provided to Sellers); provided, that if Buyer proceeds with alternative debt financing, it shall be subject to the same obligations as set forth in this Section 5.18(d) with respect to the Debt Financing and Seller Parent and Sellers shall be subject to the same obligations as set forth in Section 5.18(a) with respect to the Debt Financing.

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(e)          Buyer shall not permit any amendment or modification to be made to, or any waiver of any provision under, the Debt Commitment Letter, if such amendment, modification or waiver (i) would reduce the aggregate amount of the Debt Financing, (ii) would materially adversely affect the ability of Buyer to enforce its rights against the other parties to the Debt Commitment Letter or any definitive agreements with respect to the Debt Financing or (iii) would impose new or additional material conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Debt Financing in a manner that would reasonably be expected to (A) delay or prevent the timely consummation of the transactions contemplated by this Agreement or (B) make the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) less likely to occur; provided, that Buyer may (x) amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date of this Agreement or (y) subject to the other limitations contained in this Section 5.18(e), otherwise replace or amend the Debt Commitment Letter so long as such action would not reasonably be expected to delay or prevent the Closing and the terms are not materially less beneficial to Buyer, with respect to conditionality, than those in the Debt Commitment Letter as in effect on the date of this Agreement. Buyer shall promptly deliver to Sellers copies of any such replacement, amendment, supplement, modification or waiver.

Article 6
Covenants of Buyer

Buyer agrees that:

Section 6.01.         Confidentiality. Any information provided by Seller Parent, Sellers and their respective Affiliates and representatives to Buyer or its Affiliates and representatives in connection with this Agreement and the transactions contemplated hereby will be subject to the provisions of the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement and shall continue in full force and effect in accordance with its terms until the Closing (at which time the parties agree it shall terminate automatically and be of no further force and effect without any further action required by either party thereto).

Section 6.02.         Access; Sellers’ Confidentiality. Buyer will, to the extent permitted by Applicable Law, cause the Companies and the Subsidiaries, on and after the Closing Date until the date that is six (6) years after the Closing Date, to afford promptly to Sellers and their agents reasonable access during normal business hours to their properties, books, records, employees and auditors with respect to periods prior to the Closing Date in connection with and to the extent required to (a) comply with applicable Law, (b) determine Sellers’ rights or obligations under this Agreement, (c) be used in connection with any investigation, dispute or litigation, (d) prepare Sellers’ and Seller Parent’s financial statements, including in connection with Sellers’ and Seller Parent’s normal month-end close procedures, or (e) prepare Tax Returns for Sellers for all periods ending prior to or including the Closing Date which have not yet been filed as of the Closing Date; provided that any such access by Sellers shall not unreasonably interfere with the conduct of the business of Buyer; provided, further, nothing herein shall require Buyer, the Companies or any of the Subsidiaries to furnish to Sellers or provide Sellers with access to information which is subject to attorney-client privilege (in which event Buyer and Sellers shall use reasonable efforts to share such information in a manner that would not jeopardize any such privilege or violate such obligations). Seller Parent and Sellers will hold, and will cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless required to disclose by judicial or administrative process or by other requirements of Applicable Law, all confidential documents and information concerning the Companies and the Subsidiaries provided to it pursuant to this Section 6.02. Seller Parent and Sellers shall bear all of the out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred in connection with access provided pursuant to this Section 6.02.

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Section 6.03.         Seller Marks Phase Out. As soon as reasonably practicable after the Closing, but in any event within one hundred twenty (120) days following the Closing, Buyer shall cause the Companies and the Subsidiaries to (a) cease all use of the Seller Marks and (b) remove, destroy or strike over all Seller Marks from the Companies’ and the Subsidiaries’ assets and other materials, including as part of their stationary, displays, signs, promotional materials, manuals, forms, websites, email and other materials. Any use by any of the Companies or the Subsidiaries of the Seller Marks during the limited phase-out period provided in this Section 6.03 shall be (i) solely in connection with goods and services that are (x) the type of goods and services in connection with which the Companies and the Subsidiaries were using the Seller Marks immediately prior to the Closing and (y) of a quality at least as high as the quality of goods and services provided by the Companies and the Subsidiaries immediately prior to the Closing, and (ii) subject to all style and other usage guidelines in effect for the Seller Marks as of the Closing. All goodwill associated with the use by the Companies and the Subsidiaries of the Seller Marks shall inure to the benefit of Seller Parent, Sellers or their Affiliates, as applicable. Notwithstanding anything in this Section 6.03 to the contrary, (A) the Companies and their Subsidiaries shall have the right to exhaust any Inventories existing as of the Closing that bear the Seller Marks, (B) the Companies and the Subsidiaries shall have the right to use for internal business purposes any tools, dies, equipment, engineering/manufacturing drawings, manuals, work sheets, operating procedures, stationary, forms, displays, signs, other written materials or other assets of the Companies and the Subsidiaries that, in each case, are used for internal business purposes and bear the Seller Marks; provided that the Companies and the Subsidiaries shall use commercially reasonable efforts to remove such appearances of the Seller Marks in the ordinary course of business, (C) for the avoidance of doubt, the appearance of the Seller Marks in or on any third party’s publications, marketing materials, brochures, instruction sheets, equipment or products that were distributed in the ordinary course of business or pursuant to a Contract prior to the Closing Date, or that generally are in the public domain, or any other similar uses by any such third party over which Buyer, the Companies, or any their Subsidiaries have no control or have not after the Closing Date authorized or otherwise permitted shall not be considered a violation of this Section 6.03 and (D) the use by Buyer, the Companies, or any of their Subsidiaries of the Seller Marks in a non-trademark manner for purposes of conveying to customers or the general public that ownership of the Companies and their Subsidiaries has changed shall not be considered a violation of this Section 6.03 (it being understood that, for the avoidance of doubt, in no event shall anything in this clause (D) be construed as limiting or waiving any of Seller Parent’s, Sellers’ or any of their Affiliates’ rights to enforce the Seller Marks under Applicable Law and/or otherwise constitute an admission by Seller Parent, Sellers or any of their Affiliates that any use of the Seller Marks by Buyer, the Companies or their Subsidiaries is use in a non-trademark manner under Applicable Law). For the purposes of this Section 6.03, “Seller Marks” means those trademarks and copyrights owned by Sellers and their Affiliates (other than the Companies and the Subsidiaries) that are attached to, imprinted on, or used in connection with, the Companies’ and the Subsidiaries’ assets and other materials as of the Closing Date that do not otherwise constitute Assigned Intellectual Property, including without limitation, those trademarks and copyrights set forth on Schedule 6.03.

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Section 6.04.         Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege. (a) Buyer waives and will not assert, and agrees to cause the Companies and any Subsidiary to waive and not to assert, any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of Sellers or any shareholder, officer, employee or director of any Company or any Subsidiary (any such Person, a “Designated Person”) in any matter involving this Agreement or any other agreements or transactions contemplated thereby by Davis Polk & Wardwell LLP, Baker & McKenzie LLP and Kirkland & Ellis LLP (the “Current Representation”).

(b)          Buyer waives and will not assert, and agrees to cause the Companies and any Subsidiary to waive and to not assert, any attorney-client privilege with respect to any communication between any legal counsel and any Designated Person occurring during and relating to the Current Representation in connection with any Post-Closing Representation, including in connection with a dispute with Buyer, and following the Closing, with the Companies or any of the Subsidiaries, it being the intention of the parties hereto that all such rights to such attorney-client privilege and to control such attorney-client privilege shall be retained by Sellers; provided that the foregoing waiver and acknowledgement of retention shall not extend to any communication not involving this Agreement or any other agreements or transactions contemplated hereby, or to communications with any Person other than the Designated Persons and their advisers. Notwithstanding the foregoing, in no event shall the rights of any Company or any Subsidiary with respect to confidentiality or privilege that may be owed to it by any Designated Person be waived and are hereby retained by each Company and Subsidiary.

Section 6.05.         Profit and Loss Pooling Agreements. (a) Except for any claims under or in connection with this Agreement, Buyer shall cause Bayrol not to assert any claims, and Seller Parent and German Seller shall not, and shall cause Chemtura Manufacturing GmbH and Chemtura Sales Germany GmbH not to, assert any claims, under or in connection with (i) the German PLP Agreement and (ii) the former profit and loss pooling agreements entered into between Bayrol as receiving party and Chemtura Manufacturing Germany GmbH and Chemtura Sales Germany GmbH respectively, as transferring party, provided in each case that such obligation shall not apply if and to the extent insolvency proceedings have been opened over the assets of any party to the aforementioned profit and loss pooling agreements.

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(b)          If the registration of the termination of the German PLP Agreement has not yet been filed with Bayrol’s commercial register, immediately following the Closing (and in no event later than five (5) Business Days after the Closing), Buyer shall cause Bayrol to file an application for registration with Bayrol’s commercial register regarding termination of the German PLP Agreement (substantially in the form as attached as Exhibit K), provided that Bayrol has been provided by the German Seller by Closing at the latest with originals of the termination notice and the minutes of the shareholders’ meeting of German Seller, certified copies of which shall be attached to the aforementioned application for registration.

Section 6.06.         Nine Month Labeling Matters. In the event any Buyer Indemnitee identifies any inconsistency between registrations or labels approved by the U.S. Environmental Protection Agency or another Governmental Authority pursuant to Environmental Law and those utilized on or for any product that is shipped and/or distributed by the Companies or any Subsidiary that could reasonably be expected to give rise to a Nine Month Labeling Claim, then Buyer shall use commercially reasonable efforts to mitigate the risk of such Nine Month Labeling Claim commencing at the time that such Buyer Indemnitee becomes aware thereof. Other than as may be incurred in connection with the design, printing, preparation, application, internal filing or other development of registrations and labels, the costs reasonably necessary to mitigate such risk that are incurred by any Buyer Indemnitee shall constitute Damages subject to indemnification pursuant to Section 11.02(b)(ii) consistent with the terms of this Agreement.

Article 7
Covenants of Buyer and Sellers

Buyer and Sellers agree that:

Section 7.01.         Regulatory Undertakings; Further Assurances. (a) Subject to the terms and conditions of this Agreement, Buyer, Seller Parent and Sellers shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under Applicable Law, including any Regulatory Law, to consummate the transactions contemplated by this Agreement, including in connection with obtaining all approvals of Governmental Authorities necessary to consummate the transactions contemplated in this Agreement. Sellers, Seller Parent and Buyer agree, and Sellers and Seller Parent, prior to the Closing, and Buyer, after the Closing, agree to cause the Companies and the Subsidiaries, to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions consistent with the immediately preceding sentence as may be necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

(b)          In furtherance and not in limitation of the foregoing, each of Buyer, Seller Parent, and Sellers shall, and shall cause their respective Affiliates to, make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten (10) Business Days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use their respective reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Buyer, on the one hand, and Seller Parent and Sellers, on the other hand, shall each pay one-half of all filing fees payable in connection with filings pursuant to the HSR Act.

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(c)          Buyer, on the one hand, and Sellers and Seller Parent, on the other hand, will consult and cooperate with each other and will consider in good faith the views of the other in connection with any filing or submission, analysis, appearance, presentation, memorandum, brief, argument, opinion, or proposal made or submitted in connection with the transactions contemplated hereby; provided, however, that Buyer shall have responsibility for determining the strategy for dealing with the FTC, the DOJ, and any other Governmental Authority regarding antitrust matters. In addition, except as may be prohibited by any Governmental Entity or by any Applicable Law, in connection with any such request or legal proceeding Buyer will permit authorized representatives of Sellers to be present at each substantive meeting or conference relating to such request or legal proceeding and to have access to and be consulted in connection with any substantive document, opinion or proposal made or submitted to any Governmental Authority in connection with such request or legal proceeding.

(d)          Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require Buyer to (i) implement any divestiture, (ii) commence or defend litigation or (iii) agree to any other condition or consent decree or enter into any contract if doing so would reasonably be expected, individually or in the aggregate, to impose restrictions or have an adverse impact on the Business, Buyer, the Companies, the Subsidiaries or their respective Affiliates or their respective business and operations.

Section 7.02.         Certain Filings and Actions.

(a)          Seller Parent and Sellers shall use commercially reasonable efforts to obtain any required consents, approvals or waivers under the terms of any contract or otherwise necessary in connection with the consummation of the transactions contemplated by this Agreement prior to the Closing Date; provided, however, that notwithstanding anything to the contrary contained herein, including with respect to the payment of Transaction Expenses, but except as may be required pursuant to Sections 7.01(b), 5.13 or 5.16, neither Seller Parent nor Sellers shall have any obligation to incur any fees, costs or expenses or otherwise make any payment in connection with obtaining any such consent, approval or waiver.

(b)          Without limiting Section 7.02(a), Sellers, Seller Parent and Buyer shall, and shall cause their respective Affiliates to, cooperate with one another and promptly prepare and make any filing with any Governmental Authority (including the United States Patent and Trademark Office or other equivalent Governmental Authority outside the United States) or other third parties as may be required, and use their respective commercially reasonable efforts to (i) take such other actions as may be necessary to obtain any required consents, approvals or waivers under the terms of any contract or otherwise in connection with the consummation of the transactions contemplated by this Agreement and (ii) not take any action that would be reasonably likely to prevent or materially delay the consummation of the transactions contemplated hereby.

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Section 7.03.         Public Announcements. Each of Buyer, on the one hand, and Sellers and Seller Parent, on the other hand, agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press releases and public announcements the making of which may be required by Applicable Law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement without prior written consent of the other party; provided that the foregoing shall not restrict disclosures of information made by or on behalf of Buyer or CI Capital Partners LLC and/or their Affiliates or successors, on the one hand, to their respective direct, indirect and potential general or limited partners, investors or prospective investors, Affiliates, financing sources, accountants, and consultants, on the other hand (so long as, in each case, such disclosure has a valid business purpose and is effected in a manner consistent with customary private equity practices (including with respect to confidentiality)).

Section 7.04.         Intercompany Accounts; Affiliate Transactions.

(a)          Each of Bayrol and its subsidiaries BioLab UK and Bayrol France SAS (together “Bayrol Group Entities”) have entered into a revolving credit facility agreement with Crompton Financial Holdings (“CFH”) and/or Chemtura Financial Services GmbH (“CFS”) under which the respective contracting parties grant loans to each other (the “Bayrol Intragroup Credit Facility Agreements”). Seller Parent and Sellers shall cause the Bayrol Intragroup Credit Facility Agreements to be terminated three (3) Business Days prior to the Closing Date and evidence thereof shall have been provided to Buyer in form and substance reasonably satisfactory to Buyer. Any amounts (including any interest accrued thereon) payable under the Bayrol Intragroup Credit Facility Agreements upon their termination (i) by CFS and/or CFH (as the case may be) to either of the Bayrol Group Entities (the “Loan Payables”), (ii) by BioLab UK and/or Bayrol France SAS to CFS and/or CFH (the “Foreign Loan Receivables”), or (iii) by Bayrol to CFS and/or CFH (the “German Loan Receivable”) shall, subject to the occurrence of the Closing, be finally settled as follows: If there are Loan Payables, the amount of such Loan Payables shall be paid by CFS and/or CFH to the respective Bayrol Group Entity prior to the Closing. If there are Foreign Loan Receivables, the amount of such Foreign Loan Receivables shall be paid by BioLab UK and/or Bayrol France SAS to CFS and/or CFH prior to the Closing. If there is a German Loan Receivable, on the Closing Date CFS and CFH, on the one hand, and Buyer, on the other hand, shall enter into a sale and assignment agreement substantially in the form as attached hereto as Exhibit M pursuant to which CFS and CFH sell and assign the German Loan Receivable (together with any other German Loan Receivable they may have (irrespective of whether the list of receivables that might be attached to the sale and assignment agreement is complete)) to Buyer for a purchase price in the nominal amount of such German Loan Receivable.

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(b)          Other than with respect to the Bayrol Intragroup Credit Facility Agreements as addressed in Section 7.04(a), the German PLP Agreement pursuant to Section 7.06 or as set forth on Schedule 7.04(b), on or before the Closing Date, all Related Party Transactions (including the Seller Parent Debt Documents) shall be terminated, all liens relating thereto released and settled in full, without any liability to Buyer or any of its Affiliates (including the Companies and the Subsidiaries) following the Closing, and evidence thereof shall have been provided to Buyer in form and substance reasonably satisfactory to Buyer along with any necessary UCC authorizations or other releases as may be reasonably required to evidence the satisfaction of Indebtedness thereunder.

Section 7.05.         Employee Nonsolicitation. (a) Until the second anniversary of the Closing Date, each of Sellers, Seller Parent and Buyer shall not, and each shall cause their respective Affiliates and representatives acting on its behalf not to, directly or indirectly, target, solicit for employment or employ (including in any consulting capacity) any employee of Sellers or Seller Parent or their respective Affiliates, on the one hand, or any employee of Buyer or the Companies or any of their respective Affiliates, on the other hand, as applicable, (collectively, the “Restricted Employees”). Notwithstanding the foregoing, nothing shall prohibit either of Seller Parent, Buyer or their respective Affiliates from targeting, or soliciting for employment (but they shall not hire), (1) persons, who respond to a general solicitation or advertisement that is not specifically directed to Restricted Employees or (2) who are referred to such Person by search firms, employment agencies or other similar entity; provided that such entities have not been specifically instructed by such Person to solicit Restricted Employees. If and to the extent the aforementioned nonsolicitation obligation has effect on any employees residing in Australia, the term of the nonsolicitation obligation shall be limited to the period from the Closing Date until any of twenty four, eighteen, twelve and six months after the Closing Date; provided that in no event shall this sentence limit the nonsolicitation obligations with respect to employees residing outside of Australia.

(b)          If the final judgment of a court of competent jurisdiction declares that any term or provision of Section 7.04 is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

Section 7.06.         Settlement of German PLP Agreement. (a) German Seller shall be entitled to fully receive Bayrol’s profits or, as applicable, be obliged to compensate any of Bayrol’s losses for the fiscal year 2012 in accordance with the German PLP Agreement. The final profit payment or loss compensation payment, as the case may be, payable under the German PLP Agreement for the fiscal year 2012 shall be determined on the basis of the financial statements of Bayrol for the fiscal year 2012 to be prepared in accordance with the German Commercial Code (HGB) and consistent with past practice and audited and certified by Bayrol’s auditors (“Bayrol Financial Statements 2012”). The settlement of the German PLP for the fiscal year 2012 shall be consummated before the Closing Date in accordance with the terms of the German PLP Agreement.

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(b)          Within one hundred twenty (120) days following the Closing Date, in accordance with Applicable Law, Buyer shall (i) cause the management of Bayrol to prepare interim financial statements of Bayrol for the period between January 1, 2013 and the Closing Date in accordance with the German Commercial Code (HGB) and consistent with past practice and have such financial statements audited and certified by Bayrol’s auditors (“Bayrol Financial Statements 2013”) and (ii) provide Sellers with a copy of the Bayrol Financial Statements 2013 promptly thereafter, and in no event later than ten (10) Business Days after the Bayrol Financial Statements 2013 have been audited and certified. In the event that the Bayrol Financial Statements 2013 establish a profit to be transferred under the German PLP Agreement, (i) Buyer shall cause Bayrol to pay to German Seller the amount of such profit (the “Bayrol Profit Payment 2013”) in accordance with the terms of the German PLP Agreement and within ten (10) Business Days after German Seller has received the Bayrol Financial Statements 2013, and (ii) within five (5) Business Days after receipt of the Bayrol Profit Payment 2013, German Seller shall pay the amount of the Bayrol Profit Payment 2013 to Buyer (the “Bayrol Profit Reimbursement Payment 2013”). If the Bayrol Profit Payment 2013 is subject to dividend withholding Tax in Germany (Kapitalertragsteuer), Buyer shall cause Bayrol to withhold such amount of dividend withholding tax from the Bayrol Profit Payment 2013 as required by German statutory tax law, to declare such amount of Tax with and to pay it to the appropriate Taxing Authority for the account of the German Seller and to provide German Seller, as promptly as practicable thereafter, with the dividend withholding tax certificate (Kapitalertragssteuerbescheinigung). In the event that the Bayrol Financial Statements 2013 establish a loss to be compensated under the German PLP Agreement, (i) German Seller shall pay to Bayrol the amount of such loss (the “Bayrol Loss Payment 2013”) in accordance with the terms of the German PLP Agreement and within ten (10) Business Days after German Seller has received the Bayrol Financial Statements 2013 and (ii) within five (5) Business Days after receipt of the Bayrol Loss Payment 2013 by Bayrol, Buyer shall pay the amount of the Bayrol Loss Payment to German Seller (the “Bayrol Loss Reimbursement Payment 2013”). If the Closing Date is later than December 31, 2013, this Section 7.06(b) shall apply (in addition to the foregoing) accordingly to the time period between January 1, 2014 and such later Closing Date.

(c)          Any payment to be made pursuant to this Section 7.06 shall be made by causing such payments to be credited to such account of such other party as may be designated by such other party. It is the intention of the parties hereto that, for tax purposes, the Bayrol Profit Reimbursement Payment 2013, or, as the case may be, the Bayrol Loss Reimbursement Payment 2013 will be treated as an adjustment of the Purchase Price for the Bayrol Share as between the parties. Any payment required to be made by Bayrol, German Seller or Buyer under this Section 7.06 that is not made when due shall bear interest, compounded daily, at the rate set forth in Section 2.05(b) for each day until paid.

Section 7.07.         Refunds and Remittances. If Seller Parent, Sellers or any of their Affiliates, on the one hand, or Buyer or any of its Affiliates, on the other hand, after the Closing Date receives any funds or other property properly belonging to the other party or its Affiliates, the receiving party will promptly so advise such other party and will promptly deliver such funds or other property to an account or accounts designated in writing by such other party.

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Section 7.08.         Adrian Supply Agreement. Seller Parent and U.S. Seller shall enter into a supply agreement at Closing with Bio-Lab for the supply of bromine-based products in substantially the form attached as Exhibit I hereto (the “Adrian Supply Agreement”). After the date hereof and prior to the Closing, the parties agree to use commercially reasonable efforts to negotiate in good faith to reach reasonably mutually agreeable resolutions on the matters noted as being open in the Adrian Supply Agreement.

Section 7.09.         Chemical Sweep. Prior to the Closing, with respect to the facilities of the Companies and the Subsidiaries, Seller Parent and Sellers shall, or shall cause the Companies and/or the Subsidiaries to, use their commercially reasonable efforts to remove (i) Obsolete Inventory and (ii) any “hazardous waste” as defined under applicable Environmental Law (without regard to permissible storage periods under such law) and any other waste generated from the manufacturing process, in each case other than such hazardous or other waste as was generated in the ordinary course of business within forty-five (45) days prior to the Closing Date (collectively, such hazardous and other waste , the “Waste Materials”). Should any Waste Materials or Obsolete Inventory remain at the facilities of the Companies and the Subsidiaries as of the Closing, then Buyer shall use commercially reasonable efforts to prepare not later than six (6) months following the Closing Date one or more written lists of Waste Materials and Obsolete Inventory that are present as of the Closing Date at the facilities of the Companies or the Subsidiaries (“Listed Materials”), which list(s) shall indicate the nature and estimated quantity of each Listed Material with reasonable specificity. Buyer shall provide such written list(s) to Sellers by the six (6) month anniversary of the Closing Date, and commencing upon delivery of such list use commercially reasonable efforts to remove and dispose of the Listed Materials using a Qualified Vendor, such removal and disposal to be conducted promptly and in a cost effective manner, and in compliance with applicable Environmental Laws.   Within thirty (30) days following receipt of commercially reasonable supporting documentation from Buyer, Seller Parent and Sellers shall reimburse Buyer for the costs of such Qualified Vendor to conduct such removal and disposal of such Listed Material.

Article 8
Tax Matters

Section 8.01.         Tax Covenants. (a) Except as set forth in Section 8.01(g) and Section 8.01(h), Buyer covenants that it will not, and it will cause the Companies, the Subsidiaries and any Affiliates of Buyer not to, without Seller Parent’s prior written consent not to be unreasonably withheld, (i) during a Straddle Tax Period of a Company or a Subsidiary, take any action from and after the Closing Date other than in the ordinary course of business, including the distribution of any dividend or the effectuation of any redemption that gives rise to any material Tax liability (including, for the avoidance of doubt, by reason of an inclusion under Section 951 of the Code) to Sellers or Seller Tax Group, unless otherwise required by Applicable Law or (ii) make or change any Tax election or amend any Tax Return that results in any increased Tax liability or reduction of any Tax Asset of Sellers or the Seller Tax Group in respect of any Pre-Closing Tax Period, unless otherwise required by Applicable Law.

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(b)          Seller Parent covenants that it will not, and it will cause Sellers, the Companies, the Subsidiaries and any Affiliate of Seller Parent not to take any position on any Tax Return, including any amended Tax Return, that results in any increased Tax liability or reduction of any Tax Asset of Buyer, the Companies, the Subsidiaries and any Affiliates of Buyer in respect of a Post-Closing Tax Period.

(c)          (i) All Tax Returns required to be filed after the Closing Date with respect to the Companies or any of the Subsidiaries with respect to any Tax period ending on or prior to the Closing Date will be timely prepared in a manner consistent with past practice and filed by Sellers at Sellers’ expense (taking into account any extension of a required filing date), and all Taxes shown as due thereon will be timely paid by Sellers. At least thirty (30) days prior to filing any such Tax Return, Sellers shall deliver a draft thereof to Buyer for Buyer’s review and comment, and Sellers shall consider any comments provided by Buyer in good faith prior to filing; provided, however, that if such Tax Return would reasonably be expected to adversely affect Buyer or any Company or Subsidiary following the Closing, then Sellers shall not permit such Tax Return to be filed without Buyer’s prior written consent, not to be unreasonably withheld, conditioned or delayed; provided, further, however, that if such Tax Return is a consolidated, combined or unitary Tax Return for a Seller Tax Group including entities other than the Companies and the Subsidiaries, then, in lieu of delivering to Buyer a draft of the Tax Return prepared for the entire Seller Tax Group, Sellers may deliver to Buyer for its review and comment a draft pro forma Tax Return prepared for the Companies and Subsidiaries and (ii) at least (x) thirty (30) days prior to filing any income Tax Return with respect to any Straddle Tax Period and (y) ten (10) days prior to the filing of a non-income Tax Return with respect to any Straddle Tax Period, Buyer shall deliver a draft thereof to Seller Parent for Seller Parent’s review and comment, and Buyer shall consider any comments provided by Seller Parent in good faith prior to filing and shall not permit such Tax Return to be filed without Seller Parent’s prior written consent, not to be unreasonably withheld, conditioned or delayed; provided, that, Buyer shall be permitted to file such Tax Return, absent Seller Parent’s consent, if such Tax Return would not otherwise be timely filed, and Buyer and Seller Parent shall consult in good faith after the filing of such Tax Return regarding any disputed items and Buyer shall amend such Tax Return if mutually agreed by Buyer and Seller Parent.

(d)          Subject to Section 11.02(i), Buyer shall promptly pay or cause to be paid to Sellers all cash refunds (net of expenses) of Taxes and interest thereon received by Buyer, any Affiliate of Buyer, the Companies or any of the Subsidiaries attributable to Taxes paid by Sellers (or any predecessor or Affiliate of Sellers), by the Companies or any of the Subsidiaries or indemnified by Sellers and Seller Parent pursuant to Section 11.02, with respect to any Pre-Closing Tax Period unless such Tax refunds have already been compensated for pursuant to the Purchase Price adjustment in Section 2.05. Buyer shall not, and shall cause the Companies the Subsidiaries not to, carryback a Tax Asset to any Pre-Closing Period without Seller Parent’s consent, not to be unreasonably withheld, conditioned or delayed. If, in lieu of receiving any such refund, the Companies or any of the Subsidiaries reduces a Tax liability with respect to a Post-Closing Tax Period, Buyer shall promptly pay or cause to be paid to Sellers the amount (net of expenses) of such reduction in Tax liability.

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(e)          All Transfer Taxes incurred in connection with transactions contemplated by this Agreement (including any real property transfer Tax and any similar Tax) shall be borne equally by Buyer and Seller; provided, however, notary costs and notary expenses related to the notarization of the German Share Transfer Agreement will be for the account of Buyer. Buyer will file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable law, Sellers will, and will cause their Affiliates to, join in the execution of any such Tax Returns. The costs and expenses associated with the preparation and filing of such Tax Returns shall be borne equally by Buyer and Seller. Notwithstanding the foregoing, all Transfer Taxes incurred in connection with the Adrian Transfer shall be paid by Sellers, and Sellers shall file all necessary Tax Returns with respect to all such Taxes in accordance with Applicable Law.

(f)          The German Seller shall not make an election to treat the sale and transfer of the Bayrol Share as a transaction subject to VAT.

(g)          Section 338(h)(10) Election

(i)          Seller Parent shall join with Buyer in making an election under Section 338(h)(10) of the Code and any corresponding or similar elections under state, local or foreign Tax law with respect to the purchase and sale of the Bio-Lab Shares and any of its Subsidiaries hereunder (collectively the “Section 338(h)(10) Election”).

(ii)         Buyer shall prepare and file all forms and documents required in connection with the Section 338(h)(10) Election. For the purpose of making the Section 338(h)(10) Election, on or prior to the Closing Date, Buyer and Seller Parent each shall execute two copies of Internal Revenue Service Form 8023 (or successor form). Seller shall execute (or cause to be executed) and deliver to Buyer such additional documents or forms as are reasonably requested to complete the Section 338(h)(10) Election at least 10 days prior to the date such documents or forms are required to be filed.

(h)          Buyer may, in its sole discretion, make an election under Section 338(g) of the Code and any corresponding or similar elections under state, local or foreign Tax law with respect to any of Bayrol, Bio-Lab Canada, BioLab Australia, or BLSA, and their respective Subsidiaries.

Section 8.02.         Tax Sharing. Any and all existing Tax Sharing Agreements between the Companies or any of the Subsidiaries and any member of the Seller Tax Group shall be terminated as of the Closing. After such time, subject to Section 7.06, neither the Companies, any of their Subsidiaries, Sellers nor any Affiliate of any Seller shall have any further rights or liabilities thereunder. At the time of the Closing, subject to Section 7.06, Sellers shall cause this Agreement to be the sole Tax Sharing Agreement relating to the Companies or any of the Subsidiaries for all Pre-Closing Tax Periods.

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Section 8.03.         Cooperation on Tax Matters. (a) Buyer and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Return (including any report required pursuant to Section 6043A of the Code and all Treasury Regulations promulgated thereunder) subject to Section 8.03(c) and Section 8.03(d), any audit, litigation or other proceeding with respect to Taxes and any matter relating to the Canadian Tax Liability described in Section 8.04(c) of this Agreement. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Sellers agree to retain all books and records with respect to Tax matters pertinent to the Companies and the Subsidiaries relating to any Pre-Closing Tax Period until the expiration of any applicable statute of limitations, and to abide by all record retention agreements entered into with any Taxing Authority for all periods required by such Taxing Authority.

(b)          Buyer and Sellers further agree, upon request, to use all commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or customer of the Companies or any of the Subsidiaries or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated hereby.

(c)          Without limiting any rights of Buyer or Sellers under Section 8.03, after the Closing Date and solely with respect to Bayrol, (i) Buyer shall promptly notify Sellers in writing and in no event later than five (5) Business Days of the receipt of any Tax assessment notice (“Bayrol Tax Assessment”) or any announcement regarding the initiation of a Tax audit, litigation, a Tax court proceeding or other proceeding with respect to Taxes for any Pre-Closing Tax Period (“Bayrol Tax Proceeding”) and provide Sellers with complete copies of all documents regarding Bayrol Tax Assessments and Bayrol Tax Proceedings, (ii) Buyer shall consider in good faith any legal actions reasonably requested by Sellers, including but not limited to filing appeals or applying for the suspension of payment, with respect to any Bayrol Tax Assessment or any Bayrol Tax Proceeding, and (iii) Buyer agrees that upon request of Sellers and at Sellers’ cost, Bayrol (including any of its legal successors) shall be represented in a Bayrol Tax Proceeding by advisors agreed upon by Buyer and Sellers; provided, that the Bayrol Tax Proceeding shall not be compromised or settled without Buyer’s prior written consent, not to be unreasonably withheld, conditioned or delayed. Buyer hereby undertakes and agrees that neither Buyer nor Bayrol will, without Sellers’ prior written consent (not to be unreasonably withheld), grant their consent to a Taxing Authority or other administrative authority in relation to the results of a Bayrol Tax Proceeding.

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(d)          Sellers shall be entitled to control the conduct of all audits or other proceedings in respect of Taxes of the Companies and the Subsidiaries for Tax periods ending on or prior to the Closing Date, including for greater certainty actions to settle the Canadian Tax Liability, if any, as described in Section 8.04; provided that Buyer shall be entitled to participate, at its own expense, in all aspects of such audits or other proceedings and Sellers shall keep Buyer promptly informed of progress thereof (including by providing copies of all correspondence in connection therewith). Sellers shall not settle or compromise any such audits or other proceedings without Buyer’s prior written consent, not to be unreasonably withheld, conditioned or delayed. Buyer shall be entitled to control all other audits and other proceedings in respect of Taxes of the Companies and the Subsidiaries; provided that, (x) Sellers shall be entitled to participate, at its own expense, to the extent a proceeding could reasonably be expected to give rise to an obligation on the part of Sellers to indemnify Buyer or its Affiliate pursuant to Article 11 and (y) Buyer shall not settle or compromise any such audits or other proceedings without Sellers’ prior written consent, not to be unreasonably withheld, conditioned or delayed.

Section 8.04.         Crompton Canadian Debt.

(a)          Prior to the Closing Date, Buyer, Seller Parent and Sellers shall jointly determine, acting reasonably, the amount of Taxes, interest and penalties, if any, that are due to the Receiver General (Canada) in respect of amounts required to be withheld and remitted by Bio-Lab Canada in respect of the Crompton Canadian Debt, (such Taxes, interest and penalties owing in respect of the Crompton Canadian Debt referred to as the “Canadian Tax Liability”). Seller Parent and Sellers shall provide to Buyer all information reasonably necessary to make its determination of such amount. For the avoidance of doubt, Buyer’s participation in the determination of the Canadian Tax Liability shall not impact Seller Parent’s or Sellers’ indemnification obligations pursuant to Section 11.02(a)(iii) for any unpaid Taxes, interest and penalties in respect of the Crompton Canadian Debt. Each of the parties shall bear their own expenses in connection with their participation in the determination of the Canadian Tax Liability.

(b)          Prior to the Closing Date, Seller Parent and Sellers shall cause Crompton or other Affiliates of Bio-Lab Canada to:

(i)          pay to the Receiver General (Canada) the amount so determined by Buyer, Seller Parent and Sellers in full satisfaction of the Canadian Tax Liability, and shall provide written proof of such payment to the Buyer, and

(ii)         pay all amounts owing under the Crompton Canadian Debt.

(c)          Prior to the Closing Date, Sellers shall cause Bio-Lab Canada to distribute any cash or other property received by Bio-Lab Canada in full or partial repayment of the Crompton Canadian Debt, less applicable withholding tax, to its shareholders.

(d)          Buyer shall cooperate fully, as and to the extent reasonably requested by Seller Parent, Sellers and Crompton in connection with obtaining any refund under subsection 227(6.1) of the Income Tax Act (Canada) in respect of the Canadian Tax Liability.

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(e)          Sellers shall deliver drafts of any proposed written communications in respect of the Canadian Tax Liability with the Canada Revenue Agency to Buyer for review prior to providing same to the Canada Revenue Agency. Buyer shall promptly provide comments on such communications to Sellers, and Sellers shall consider in good faith reasonable comments of Buyer in respect of such communications. Each of the parties shall bear their own expenses in connection with the review of such communications.

(f)          Buyer agrees to pay to Sellers, or cause to be paid to Crompton (as the case may be) an amount equal to any refund of Taxes, including interest and penalties, received by Bio-Lab Canada following the Closing in respect of the Canadian Tax Liability.

Section 8.05.         Purchase Price Adjustment. It is the intention of the parties hereto that any amount paid by Sellers or Buyer under Section 7.06, this Article 8 or Article 11 will be treated as an adjustment to the Purchase Price for tax purposes to the extent permitted by law. Any such adjustment to the Purchase Price shall be re-allocated in accordance with the principles of Section 2.06. Any payment required to be made by Buyer or Sellers under this Article 8 that is not made when due shall bear interest, compounded daily, at the rate set forth in Section 2.05(b) for each day until paid.

Section 8.06.         Survival. Notwithstanding anything in this Agreement to the contrary, the covenants and agreements contained in Article 8 shall survive for the full period of all statutes of limitations (giving effect to any waiver, mitigation or extension thereof) and for an additional ninety (90) days thereafter.

Article 9
Employee Benefits

Section 9.01.         Employee Matters. (a) For a period of 12 months following the Closing Date, unless otherwise set forth in a collective bargaining agreement applicable to any Continuing Employee, Buyer shall, and shall cause its Affiliates (including the Companies and the Subsidiaries) to, provide to each Company Employee who is employed immediately prior to the Closing Date and who remains in the employ of the Companies or any of the Subsidiaries after the Closing Date (each such individual, a “Continuing Employee”) a level of compensation and employee benefits substantially comparable in the aggregate to the level of compensation and employee benefits provided to such Continuing Employee immediately prior to the Closing Date (excluding pension and retiree medical (in either case except to the extent required to be provided to employees pursuant to Applicable Law, a collective bargaining agreement or a works council agreement), equity-based compensation (including phantom equity awards), retention bonuses, and change-in-control benefits, and, for the avoidance of doubt, excluding the 2013 discretionary performance-based 401(k) continuation payable to certain employees in March 2014 under the Seller Parent Employee Savings Plan).

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(b)          Buyer shall, and shall cause its Affiliates (including the Companies and the Subsidiaries) to, cause any employee benefit plans covering any of the Continuing Employees following the Closing Date (collectively, the “Buyer Plans”) to recognize the service of each Continuing Employee (to the extent such service was recognized by the Companies and their Affiliates under the analogous Employee Plan or International Plan) for all purposes of vesting eligibility and benefit accruals (but not benefit accruals under a defined benefit pension plan), except to the extent that such service credit would result in a duplication of benefits for the same period. Buyer shall cause each Buyer Plan to waive pre-existing condition limitations to the extent waived or not applicable under the analogous Employee Plan or International Plan, and Buyer shall cause the Continuing Employees to be given credit under the applicable Buyer Plan for amounts paid prior to the Closing Date during the year in which the Closing Date occurs under an analogous Employee Plan or International Plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms of such Buyer Plan.

(c)          Buyer shall cause the Companies and the Subsidiaries to continue to credit under the applicable Buyer Plans each Continuing Employee for all vacation and personal holiday pay that such Continuing Employee is entitled to use but has not used as of the Closing Date to the extent that (i) such vacation and personal holiday pay is included as a Current Liability in Closing Working Capital or (ii) solely with respect to any Continuing Employee residing in the United States, (x) such vacation and personal holiday pay was earned in that year in which the Closing Date occurs, or (y) to the extent that the Closing Date occurs during the first calendar quarter of a year, such vacation and personal holiday pay was rolled over from the year preceding that year in which the Closing Date occurs and does not exceed ten (10) days with respect to each such Continuing Employee, in each case subject to the applicable Buyer Plan’s terms and conditions relating to retention and annual rollover of vacation and personal holiday time and Applicable Law.

(d)          As soon as practicable after the date hereof, the Companies shall establish a retention program for those key Company Employees as determined by Buyer in consultation with Sellers (the “Retention Program”), the terms and conditions of which are set forth in Schedule 9.01(d).

(e)          No later than ten (10) Business Days prior to the Closing Date, Sellers shall provide Buyer with a true, complete and correct list of the following with respect to each Company Employee and Company Consultant whose annual base salary is equal to or less than $100,000: (i) with respect to Company Employees located in the United States only, the name and title/position, and with respect to Company Employees located outside of the United States, an anonymous employee identification number, (ii) annual base salary and (iii) target level of commission, bonus or other incentive compensation; provided that in no event shall Sellers be required to disclose any information prohibited by Applicable Law.

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Section 9.02.         Pension Plan Spinoff. (a) Effective as of the Closing Date, Buyer shall establish and adopt a defined benefit pension plan intended to be qualified under Section 401(a) of the Code and related trust intended to be exempt from Federal income tax under Section 501(a) of the Code (such plan and trust, the “Buyer Pension Plan” and “Buyer Trust”), to provide benefits to the individuals listed on Schedule 9.02 (and each alternate payee or beneficiary of such person) (“Pension Transfer Individuals”) equivalent to those benefits accrued with respect to such individuals under the Chemtura Corporation Retirement Plan (the “Seller Pension Plan”) through the Closing Date, and to accept the transfer of assets and assumption of liabilities provided for in this Section 9.02. Effective as of the completion of the transfer of assets provided for in Section 9.02(b), (i) the Seller Pension Plan shall transfer to the Buyer Pension Plan, and the Buyer Pension Plan shall assume and be responsible for, all liabilities of the Seller Pension Plan for benefits accrued through the Closing Date in respect of Pension Transfer Individuals who were participants in the Seller Pension Plan before the Closing Date (the “Transferred Benefits”), (ii) Buyer shall commence making the required benefit payments in respect of Pension Transfer Individuals under the terms of the Buyer Pension Plan and (iii) Seller Parent, Sellers and the Seller Pension Plan shall have no further responsibility for the Transferred Benefits.

(b)          As soon as administratively feasible after the Closing Date, but in no event later than ten (10) days after the Closing Date, an enrolled actuary who meets the qualification standards of the American Academy of Actuaries to render such actuarial opinions (a “Qualified Actuary”) selected by Seller Parent (the “Seller Actuary”) shall determine the Transferred Benefits and the minimum amount that may be transferred from the trust funding the Seller Pension Plan (the “Seller Trust”) to the Buyer Trust in compliance with Sections 411(d) and 414(1) of the Code and the Treasury Regulations issued thereunder (collectively, the “414(1) Requirements”) and Section 208 of ERISA, determined using the actuarial assumptions and methods set forth in Exhibit J (the “Pension Transfer Amount”) with respect to the Transferred Benefits.

(c)          Within fifteen (15) days after the Closing Date, Seller Parent shall cause the Seller Pension Plan and Seller Trust to transfer cash or cash equivalents to the Buyer Trust equal to ninety percent (90%) of the Pension Transfer Amount (the “Initial Transfer Amount”), subject to compliance with applicable notice requirements to any Governmental Authority.

(d)          Within forty (40) days after the Closing Date, Seller Parent will provide Buyer with (i) an updated calculation of the Pension Transfer Amount (the “Final Transfer Amount”) and (ii) all information reasonably necessary for Buyer to review the calculation of the Final Transfer Amount in all material respects and to verify that such calculations have been performed in a manner consistent with the terms of this Agreement (together, the “Pension Statement”). The determination of the Final Transfer Amount by the Seller Actuary shall be final, conclusive and binding for all purposes under this Agreement, unless Buyer provides to Seller Parent, within twenty (20) days after receipt of the Pension Statement, a written objection prepared by a Qualified Actuary selected by Buyer (the “Buyer Actuary”) setting forth in detail a reasonable basis for the conclusion that the Final Transfer Amount set forth in the Pension Statement is understated by an amount in excess of one percent (1%). Upon receipt of such objection, Seller Parent and Buyer shall make a good faith attempt to resolve their dispute as to the Final Transfer Amount. Should such dispute remain unresolved for more than ten (10) days, Seller Parent and Buyer shall promptly select and appoint a third Qualified Actuary (the “Third Actuary”) who is mutually satisfactory to both Parties. The Third Actuary shall recalculate the Final Transfer Amount and if such recalculated amount exceeds the Final Transfer Amount set forth in the Pension Statement by more than one percent (1%), then such recalculated amount shall serve as the Final Transfer Amount for all purposes under this Agreement. If such recalculated amount does not exceed the Final Transfer Amount set forth in the Pension Statement by more than one percent (1%), then for all purposes under this Agreement the Final Transfer Amount shall be the Final Transfer Amount as set forth in the Pension Statement. The recalculation of the Third Actuary shall be completed within fifteen (15) days of the retention of the Third Actuary and shall be conclusive as to any dispute with respect to the Final Transfer Amount. The cost of the Third Actuary shall be divided equally between Sellers and Buyer. Each Party shall be responsible for the cost of its own actuary.

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(e)          Within ten (10) days after the final determination of the Final Transfer Amount (and the resolution of any disputes in accordance with clause (d) hereof), Sellers, Seller Parent or Buyer, as applicable, shall cause an additional transfer of cash or cash equivalents from the Seller Pension Plan to the Buyer Pension Plan (or from the Buyer Pension Plan to the Seller Pension Plan, as applicable) in an amount equal to the difference between (x) the Initial Transfer Amount and (y) the Final Transfer Amount, as appropriately adjusted to reflect (i) any reduction or increase in the Transferred Benefits as a result of distributions and contributions made under the Seller Pension Plan in respect of the Pension Transfer Individuals between the Closing Date and the date of the transfer contemplated by this Section 9.02(e), (ii) any earnings or losses on the difference between the Initial Transfer Amount and the Final Transfer Amount under the Seller Pension Plan between the Closing Date and the date of the transfer contemplated by this Section 9.02(e), and (iii) any reduction in the amount of the Pension Benefit Guaranty Corporation premiums attributable to the Pension Transfer Individuals for the plan year in which the Closing Date occurs.

(f)          All such transfers pursuant to this Section 9.02 will be made in accordance with the 414(l) Requirements.

(g)          Buyer and Seller Parent shall cooperate in (i) making all filings required under the Code or ERISA, (ii) implementing all appropriate communications with Pension Transfer Individuals, (iii) transferring appropriate records, and (iv) taking all such other actions as may be necessary and appropriate to implement the provisions of this Section 9.02 in a timely manner.

(h)          Buyer shall, as soon as practicable after the Closing Date, file an application with the IRS for a favorable determination letter under Section 401(a) of the Code with respect to the Buyer Pension Plan, and shall take any and all reasonable action, including the adoption of any amendment requested by the IRS, as shall be necessary to obtain such determination letter. The transfers under this Section 9.02 may be made prior to, but shall be subject to the subsequent receipt of, a favorable determination letter issued by the IRS with respect to the Buyer Pension Plan, a copy of which shall be promptly furnished to Seller Parent upon issuance. Buyer shall indemnify Seller Parent, Sellers and their respective Affiliates in accordance with Article 11 against any Damages incurred by Seller Parent, Sellers or any of their respective Affiliates as a result of a failure of the Buyer Pension Plan to constitute a qualified plan. Similarly, Sellers shall indemnify Buyer and its Affiliates in accordance with Article 11 against any Damages incurred by Buyer or any of its Affiliates as a result of a failure of the Seller Pension Plan to constitute a qualified plan.

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Section 9.03.         No Third Party Beneficiaries. Without limiting the generality of the last sentence of Section 13.08, nothing in this Article 9 express or implied, is intended to or shall confer upon any other Person, including any Continuing Employee, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and no provision of this Article 9 shall constitute an amendment of, or an undertaking to amend, any Employee Plan, International Plan or Buyer Plan. Nothing in this Article 9 shall create any obligation on the part of Buyer or its Affiliates (including the Companies and the Subsidiaries), as applicable, to continue to employ any Continuing Employee or to continue to maintain, sponsor, or contribute to any Employee Plan, International Plan, or Buyer Plan for any definite period following the Closing Date.

Article 10
Conditions to Closing

Section 10.01.         Conditions to Obligations of Buyer and Sellers. The obligations of Buyer and Sellers to consummate the Closing are subject to the satisfaction of the following conditions:

(a)          Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

(b)          No provision of any material Applicable Law shall prohibit the consummation of the Closing.

(c)          No Proceeding brought by or on behalf of any Governmental Authority shall be pending or threatened in writing wherein an unfavorable Order would, and no Order shall have been enacted or issued that would, prevent or prohibit the performance of this Agreement or any Ancillary Agreement or the consummation of any of the transactions contemplated hereby and thereby, declare void or unlawful such transactions or cause such transactions to be rescinded.

Section 10.02.         Conditions to Obligations of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:

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(a)          (i) Seller Parent and Sellers shall have performed in all material respects all of their obligations hereunder required to be performed by it on or prior to the Closing Date (other than obligations contained in Section 5.01(b)(iv) and Section 7.09), (ii) the representations and warranties of Seller Parent or Sellers contained in this Agreement (other than the representations and warranties contained in the Seller Fundamental Representations) and in any certificate or other writing delivered by Seller Parent or Sellers pursuant hereto (without giving effect to materiality, Material Adverse Effect or similar qualifications contained therein, except in the case of such qualifications contained in Section 3.10(a) and Section 3.11(b)) shall be true at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such date, with only such exceptions as would not have, individually or in the aggregate, a Material Adverse Effect, (iii) the representations and warranties of Seller Parent or Sellers contained in the Seller Fundamental Representations shall be true at and as of the date of this Agreement and at and as of the Closing Date in all respects other than in the case of de minimis exceptions and (iv) Buyer shall have received a certificate signed by an executive officer of Sellers and Seller Parent certifying as to the matters in this Section 10.02(a) and Section 10.02(c).

(b)          Sellers shall have delivered the Resignations in form and substance reasonably acceptable to Buyer.

(c)          Since the date of this Agreement, there shall not have occurred a Material Adverse Effect.

(d)          Buyer shall have received all documents it may reasonably request relating to the existence of Sellers, the Companies and the Subsidiaries and the authority of Sellers for this Agreement, all in form and substance reasonably satisfactory to Buyer.

(e)          Buyer shall have received a certificate from each Seller, dated as of the Closing Date and complying with Treasury Regulation Section 1.1445-2, certifying that the transactions contemplated hereby are exempt from withholding under Section 1445 of the Code.

(f)          Sellers shall have delivered a shareholder’s resolution of Bayrol approving the sale and transfer of the shares in Bayrol to Buyer.

(g)          Sellers shall have delivered the Ancillary Agreements, executed by Seller Parent or certain of its Affiliates, as applicable.

Section 10.03.         Conditions to Obligations of Sellers. The obligation of Sellers to consummate the Closing is subject to the satisfaction of the following further conditions:

(a)          (i) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date, (ii) the representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer pursuant hereto (without giving effect to materiality, material adverse effect or similar qualifications contained therein) shall be true in all material respects at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such date and (iii) Sellers shall have received a certificate signed by an executive officer of Buyer to the foregoing effect.

(b)          Sellers shall have received all documents they may reasonably request relating to the existence of Buyer and the authority of Buyer for this Agreement, all in form and substance reasonably satisfactory to Sellers.

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(c)          Buyer shall have delivered the Ancillary Agreements, executed by Buyer or certain of its Affiliates, as applicable.

Article 11
Survival; Indemnification

Section 11.01.         Survival. The (a) representations and warranties of the parties hereto and (b) covenants and agreements of the parties hereto that, by their terms, are required to be performed prior to the Closing, in each case, contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the date that is eighteen (18) months after the Closing Date; provided that (i) the Seller Fundamental Representations and the Buyer Fundamental Representations shall survive indefinitely or until the latest date permitted by Applicable Law and (ii) the representations and warranties in Section 3.22 (the “Tax Representations”) and Section 3.20(c) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) and for an additional ninety (90) days thereafter. The covenants and agreements of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith that by their terms contemplate performance in whole or in part after the Closing shall survive the Closing until the date by which such covenant or agreement is required to be performed. Notwithstanding the preceding sentences, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

Section 11.02.         Indemnification. (a) Effective at and after the Closing, Seller Parent and Sellers, jointly and severally, hereby indemnify Buyer and its Affiliates (including the Companies and the Subsidiaries) and their respective officers, directors, employees, shareholders, partners, and members (the “Buyer Indemnitees”) against and agree to hold each of them harmless from any and all damage, loss, liability, diminution in value, Taxes, obligation, fine, penalty, assessment, disbursement, claim, cost and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and other professionals’ and experts’ fees, cost of investigation, remediation, prosecution, collection, defense, court costs, interest and carrying costs in connection with any Proceeding whether involving a Third Party Claim or a claim solely between the parties hereto and the costs of mitigation) (“Damages”) incurred by Buyer or any of its Affiliates (including, from and after the Closing, the Companies and the Subsidiaries) based upon or arising out or incurred as a result of any:

(i)          inaccuracy in, misrepresentation with respect to or breach of any representation or warranty of Seller Parent or any Seller;

(ii)         breach of covenant or agreement made or to be performed by Seller Parent or any Seller pursuant to this Agreement;

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(iii)        without duplication of Section 11.02(a)(i) or Section 11.02(a)(ii) or among the subparts of this Section 11.02(a)(iii), (w) Taxes in respect of any Tax period of Sellers or any member (other than the Companies and the Subsidiaries) of a consolidated, combined, unitary or similar group of which any of the Companies or Subsidiaries was a member on or before the Closing Date, (x) Taxes of the Companies and the Subsidiaries in respect of any Pre-Closing Tax Period, (y) Taxes of the Sellers, the Companies and the Subsidiaries arising out of or as a result of Section 338(h)(10) Election in respect of any Pre-Closing Tax Period and (z) Sellers’ share of Transfer Taxes; and

(iv)        Environmental Liabilities for which notice of such Damages is given to the Indemnifying Party pursuant to Section 13.01 no later than the date that is five (5) years after the Closing Date;

provided that, with respect to indemnification by Seller Parent and Sellers for inaccuracy in, misrepresentation with respect to or breach of any representation or warranty of Seller Parent or any Seller, other than a misrepresentation or a breach of a Tax Representation, (each such inaccuracy, misrepresentation and breach, a “Warranty Breach”) or any Environmental Liability, (a) Seller Parent and Sellers shall not be liable for any individual Warranty Breach or Environmental Liability unless the amount of Damages with respect to such Warranty Breach or Environmental Liability exceeds $100,000 (the “De Minimis Amount”); provided that related claims and claims arising from the same underlying circumstances shall be treated as a single claim for purposes of meeting the De Minimis Amount; (b) Seller Parent and Sellers shall not be liable for Warranty Breaches (other than Warranty Breaches of Section 3.21) unless the aggregate amount of Damages with respect to such Warranty Breaches (together with Damages for Environmental Liabilities and Warranty Breaches of Section 3.21) exceeds $4,000,000 (the “Basket Amount”), and then only to the extent such aggregate amount of Damages with respect to such Warranty Breaches (but not Damages for Environmental Liabilities and Warranty Breaches of Section 3.21, which are addressed in clause (c)) exceeds the Basket Amount; (c) Seller Parent and Sellers shall not be liable for Environmental Liabilities or any Warranty Breaches of Section 3.21 unless the aggregate amount of Damages with respect to such Environmental Liabilities and Warranty Breaches of Section 3.21 exceeds $1,000,000 (the “Environmental Basket Amount”) and then only to the extent such aggregate amount exceeds the Environmental Basket Amount; (d) Seller Parent and Sellers shall bear fifty percent (50%) of the aggregate amount of any Damages related to Warranty Breaches and Environmental Liabilities to the extent that total liability related to any such Damages exceeds $31,500,000 but is less than $63,000,000; and (e) Seller Parent’s and Sellers’ maximum liability for Damages related to all Warranty Breaches and Environmental Liabilities shall not exceed $47,250,000 (the “Cap”); provided, further, that the calculations of the Basket Amount and the Environmental Basket Amount shall not include Damages that are not in excess of fifty percent (50%) of the De Minimis Amount (but shall include, for the avoidance of doubt, Damages that are in excess of fifty percent (50%) of the De Minimis Amount); provided, further, Seller Parent and Sellers shall not be liable for Damages with respect to a Warranty Breach under Section 3.21 to the extent such Damages are being indemnified hereunder as Environmental Liabilities. Notwithstanding the foregoing, none of the De Minimis Amount, Basket Amount or Cap shall apply to misrepresentations or breaches of warranty under Section 3.01, Section 3.02, Section 3.05, Section 3.06, Section 3.07, Section 3.18 or Section 3.32 (the “Seller Fundamental Representations” and each such misrepresentation or breach of warranty, a “Seller Fundamental Warranty Breach”).

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(b)          Effective at and after the Closing, other than for Damages arising out of any of the Ancillary Agreements (except to the extent set forth therein), Seller Parent and Sellers, jointly and severally, hereby indemnify the Buyer Indemnitees and agree to hold each of them harmless from and against any and all Damages incurred by a Buyer Indemnitee, without regard to the De Minimis Amount, Basket Amount, Environmental Basket Amount or Cap, to the extent based upon or arising out or incurred as a result of:

(i)          any asset, property, liability or employee of Seller Parent or any of its Affiliates (other than the Companies, the Subsidiaries or any of their respective predecessors, but including Adrian);

(ii)         any Nine Month Labeling Claim, except that Seller Parent and Sellers shall not be liable for any Nine Month Labeling Claims unless the aggregate amount of Damages with respect to all Nine Month Labeling Claims exceeds $75,000; or

(iii)        MPC S.a.r.l. and any of its predecessors.

(c)          Effective at and after the Closing, Seller Parent and Sellers, jointly and severally, hereby indemnify the Buyer Indemnitees and agree to hold each of them harmless from and against any and all Damages incurred by a Buyer Indemnitee, without regard to the De Minimis Amount, Basket Amount, Environmental Basket Amount or Cap, based upon or arising out or incurred as a result of any Proceeding against any of the Companies or the Subsidiaries or any of their respective properties before any arbitrator or any Governmental Authority that is (x) pending as of the Closing or (y) to the knowledge of Sellers, threatened as of the Closing (each, an “Existing Litigation”); provided that Seller Parent and Sellers shall not be liable for any Damages relating to an Existing Litigation unless the amount of Damages with respect to any such Existing Litigation exceeds $75,000 (the “Litigation Deductible Amount”) and then only to the extent such amount exceeds the Litigation Deductible Amount; provided, further, that related Existing Litigations and Existing Litigations arising from the same underlying circumstances shall be treated as a single Existing Litigation for purposes of meeting the Litigation Deductible Amount; and provided, further, that Seller Parent and Sellers shall not be liable pursuant to this Section 11.02(c) for any Damages relating to an Existing Litigation that first arises after the date hereof but on or prior to the Closing Date to the extent such Existing Litigation constitutes an Environmental Liability.

(d)          Effective at and after the Closing, Seller Parent and Sellers, jointly and severally, hereby indemnify the Buyer Indemnitees and agree to hold each of them harmless from and against any and all Damages incurred by a Buyer Indemnitee, without regard to the De Minimis Amount, Basket Amount, Environmental Basket Amount or Cap, based upon or arising out or incurred as a result of the matter set forth on Schedule 11.02(d) (the “Specified Matter”); provided that Seller Parent and Sellers shall not be liable for any Damages relating to the Specified Matter unless the aggregate amount of Damages with respect to the Specified Matter exceeds $250,000 (the “Specified Matter Deductible Amount”) and then only to the extent such aggregate amount exceeds the Specified Matter Deductible Amount.

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(e)          Effective at and after the Closing, Buyer hereby indemnifies each Seller and their Affiliates and their respective officers, directors, employees, shareholders, partners, and members against and agrees to hold each of them harmless from any and all Damages actually suffered by Sellers or any of their Affiliates based upon or arising out or incurred as a result of any inaccuracy in, misrepresentation with respect to or breach of representation or warranty of Buyer (each such inaccuracy, misrepresentation and breach, a “Buyer Warranty Breach”) or breach of covenant or agreement made or to be performed by Buyer pursuant to this Agreement (other than a covenant or agreement made or to be performed pursuant to Article 8); provided that with respect to indemnification by Buyer for Buyer Warranty Breaches pursuant to this Section, (x) Buyer shall not be liable for any individual Buyer Warranty Breach unless the amount of Damages with respect to such Buyer Warranty Breach exceeds the De Minimis Amount; provided that related claims and claims arising from the same underlying circumstances shall be treated as a single claim for purposes of meeting the De Minimis Amount, (y) Buyer shall not be liable unless the aggregate amount of Damages with respect to such Buyer Warranty Breaches exceeds the Basket Amount and then only to the extent such aggregate amount exceeds the Basket Amount and (z) Buyer’s maximum liability for all such Buyer Warranty Breaches shall not exceed the Cap; provided, further, that the calculation of the Basket Amount in (y) above shall not include Damages that are not in excess of the De Minimis Amount. Notwithstanding the foregoing, none of the De Minimis Amount, Basket Amount or Cap shall apply to misrepresentations or breaches of warranty under Section 4.01, Section 4.02, Section 4.06 or Section 4.07 (the “Buyer Fundamental Representations” and each such misrepresentation or breach of warranty, a “Buyer Fundamental Warranty Breach”).

(f)          Effective at and after the Closing, Buyer hereby (i) indemnifies German Seller against and agrees to hold it harmless from any Damages incurred by German Seller based upon or arising out or incurred as a result of any obligation to provide security to any creditors pursuant to Section 303 German Stock Corporation Act as a result of the termination of the German PLP Agreement to the extent that such obligation concerns liabilities of Bayrol incurred after the Closing and (ii) agrees to provide a “back-to-back” security in the form of a guarantee by Buyer to the German Seller up to an aggregate amount of EUR 3,000,000 in the form attached hereto as Exhibit L to cover any security the German Seller is obliged to grant and has granted to creditors of Bayrol pursuant to Section 303 German Stock Corporation Act as a result of the termination of the German PLP Agreement but only if and to the extent that the liability for which the security has been provided does not result from and is unrelated to a breach of (i) any representations and warranties of Sellers or Seller Parent, (ii) any covenants of Sellers or Seller Parent, or (iii) any other obligation of Sellers or Seller Parent under this Agreement. If any of the events set forth in items (i), (ii) or (iii) in the preceding sentence occur after the relevant security has been granted to the German Seller or become known to Buyer after such date, the German Seller shall upon request of Buyer immediately return the relevant “back-to-back” security to Buyer after having been provided with a revised “back-to-back” security (taking into account any reduction in the amount secured due to the occurrence of any of the events set forth in items (i), (ii) or (iii)), if applicable.

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(g)          Notwithstanding any other provision of this Agreement to the contrary, in no event shall the aggregate amount of a party’s liability for Damages under this Agreement, including for any breaches of representations, warranties, covenants or agreements (including, for the avoidance of doubt, any Existing Litigation, Nine Month Labeling Claim, Specified Matter, Seller Fundamental Warranty Breaches or Buyer Fundamental Warranty Breaches and any amounts actually reimbursed under Section 7.09) exceed the aggregate Purchase Price.

(h)          Notwithstanding the foregoing and without limiting any rights of Buyer under Article 8, Sellers shall not be liable for Taxes in respect of a Post-Closing Tax Period of the Companies and the Subsidiaries arising out of a breach of the Tax Representations other than such Taxes that arise as a result of a breach of the Tax Representations set forth in Section 3.22(f), (i) and (l). For the avoidance of doubt, nothing in this Section 11.02(h), shall affect Sellers’ indemnification obligations with respect to Taxes in respect of a Pre-Closing Tax Period (including interest, penalties additions to Tax, and similar charges with respect to such Taxes).

(i)          Notwithstanding Section 8.01(d) and Seller Parent’s and Sellers’ indemnification obligations set forth in Section 11.02(a), the Buyer Indemnitees shall (A) pay, or cause to be paid, to the German Tax authorities up to $3,000,000 of any Tax of Bayrol due and payable after the Closing in respect of the Pre-Closing Tax Period that is attributable to the challenge by German Tax authorities of Bayrol’s transfer pricing of transactions with Bayrol Iberica and Bayrol France SAS, as applicable, for the 2006 through 2009 taxable years (such Taxes of Bayrol, the “German Tax Liability”), (B) be entitled to any and all Tax refunds received by Bayrol Iberica or Bayrol France SAS, as applicable, within two (2) years of Closing, in respect of adjustments of Tax attributable to the transfer pricing of transactions with Bayrol for the 2006 through 2009 taxable years of such entities, up to the amount paid by the Buyer Indemnitees pursuant to clause (A) of this Section 11.02(i) and (C) be indemnified under Section 11.02 for any German Tax Liability in excess of the refunds received by Buyer pursuant to clause (B) of this Section 11.02(i). For the avoidance of doubt, Seller Parent and Sellers are not obligated to indemnify the Buyer Indemnitees for the German Tax Liability to the extent Buyer received a refund of such Taxes pursuant to clause (B) of this Section 11.02(i) and Seller Parent and Sellers are entitled to any and all Tax refunds received by Bayrol Iberica or Bayrol France SAS, as applicable, after the Closing in respect of adjustments of Tax attributable to the transfer pricing of transactions with Bayrol for the 2006 through 2009 taxable years of such entities in excess of the refunds received by Buyer pursuant to clause (B) of this Section 11.02(i). Section 11.02(a) and Section 8.01(d) shall apply to all Tax liabilities and Tax refunds except as expressly set forth in this Section 11.02(i).

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Section 11.03.         Third Party Claim Procedures. (a) The party seeking indemnification under Section 11.02 (the “Indemnified Party”) agrees to give prompt notice in writing to the party against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any suit, action or proceeding by any third party (“Third Party Claim”) in respect of which indemnity may be sought under such Section. Such notice shall set forth in reasonable detail such Third Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely impacted the Indemnifying Party. The Indemnified Party shall provide the Indemnifying Party with such additional information with respect to such Third Party Claim as the Indemnifying Party may reasonably request.

(b)          Subject to Section 11.03(c), the Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense.

(c)          The Indemnifying Party will notify the Indemnified Party within fifteen (15) Business Days after having received any claim notice with respect to whether or not it is exercising its right to defend the Indemnified Party against the Third Party Claim; provided that the Indemnifying Party shall not have the right to control the defense of any Third Party Claim and the Indemnified Party shall have the right to conduct the defense of such claim or any litigation resulting therefrom and in connection therewith to employ, at the Indemnifying Party’s expense, one counsel of its choice in each applicable jurisdiction (if more than one jurisdiction is involved) to represent the Indemnified Party if (i) the Indemnifying Party elects not to defend a Third Party Claim, (ii) the Indemnifying Party fails to notify the Indemnified Party within the required time period of its election as provided in this Section 11.03(c), (iii) the Third Party Claim has or would reasonably be expected to result in Damages a majority of which would be in excess of the amounts available for indemnification pursuant to this Article 11, (iv) the Third Party Claim principally seeks injunctive relief, (v) the Third Party Claim relates to matters involving criminal conduct, (vi) the Third Party Claim would reasonably be expected to impair, in any material respect, any Indemnified Party’s or its Affiliate’s business or relationships with any of such Person’s material customers, suppliers, vendors or other service providers, or (vii) the Indemnifying Party having timely elected to defend a Third Party Claim, fails to diligently prosecute or pursue such defense, and in each such case, the Indemnified Party may defend such Third Party Claim on behalf of and for the account and risk of the Indemnifying Party. If the Indemnifying Party elects to assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 11.03 (when entitled to make such election), (i) the Indemnifying Party shall have the right to defend such Third Party Claim with counsel selected by the Indemnifying Party (which counsel shall be subject to the approval of the Indemnified Party, such approval not to be unreasonably withheld, conditioned or delayed), (ii) the Indemnifying Party shall not enter into any settlement agreement with respect to such Third Party Claim without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, delayed or conditioned) unless (A) such settlement agreement contains a complete and unconditional general release by the applicable third party or parties asserting the claim of all the Indemnified Parties and their respective Affiliates from all liabilities and obligations with respect to such Third Party Claim and (B) the settlement does not impose injunctive or other equitable relief against any Indemnified Party or any of its Affiliates or otherwise contain any sanction or restriction upon the conduct of any business by any Indemnified Party or its Affiliates; provided, however, in the case of this clause (ii) the Indemnifying Party shall not enter into any settlement agreement without the prior written consent of the Indemnified Party if the underlying claim for indemnification arises in connection with any criminal proceeding, action, indictment, allegation or investigation and (iii) the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose. The fees and expenses of such separate counsel shall be paid by the Indemnified Party; provided that if under the applicable standards of professional conduct, a conflict with respect to any interests between the Indemnifying Party and the Indemnified Party exists in respect of such Proceeding, the Indemnifying Party shall pay the reasonable fees and expenses of one (1) additional counsel as may be retained by such Indemnified Party in order to resolve such conflict or to represent such Indemnified Party in such Proceeding. Except as set forth in Section 11.03(d), the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, or offer to settle, compromise or discharge, such Third Party Claim if indemnification is to be sought hereunder without the Indemnifying Party’s prior written consent.

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(d)          If the Indemnifying Party does not notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 11.03(c) within fifteen (15) Business Days after receipt of notice of a Third Party Claim (when entitled to do so) or if the Indemnified Party elects to control the defense when permitted to so do under Section 11.03(c), then the Indemnified Party shall defend, and be reimbursed for its reasonable cost and expense in regard to the Third Party Claim with counsel selected by the Indemnified Party and reasonably acceptable to the Indemnifying Party, in all appropriate proceedings. In such circumstances, the Indemnified Party shall defend any such Third Party Claim in good faith and have full control of such defense and proceedings; provided, however, that the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, or offer to settle, compromise or discharge, such Third Party Claim if indemnification is to be sought hereunder, without the Indemnifying Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed, except in the case of claims the defense of which the Indemnified Party elects to control pursuant to clause (iv) of the first sentence of Section 11.03(c), consent to which settlements, compromises or discharges may be withheld in the Indemnifying Party’s sole discretion). The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim described in this Section 11.03(d) and to employ separate counsel of its choice for such purpose. The fees and expenses of such separate counsel shall be paid by the Indemnifying Party.

(e)          Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

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(f)          Notwithstanding anything to the contrary, Section 8.03 and neither this Section 11.03 nor Section 11.06 shall govern the conduct of any claim in respect of Taxes.

Section 11.04.         Direct Claim Procedures. In the event an Indemnified Party has a claim for indemnity under Section 8.01 or Section 11.02 against an Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party. Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent (and only to the extent) that the Indemnifying Party demonstrates such failure shall have caused the Damages (in whole or in part) for which the Indemnifying Party is obligated to be greater than such Damages would have been had the Indemnified Party given the Indemnifying Party timely notice.

Section 11.05.         Calculation of Damages. (a) The amount of any Damages payable under Section 11.02 by the Indemnifying Party shall be net of any amounts actually recovered by the Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefor (net of any (i) costs incurred in recovering such amounts including the amount of any deductible paid and increased cost of insurance and (ii) Net Tax Benefit, if any, actually realized by the Indemnified Party arising from the incurrence or payment of any such Damages). If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Damages, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party from such insurance policy or other Person, net of any expenses incurred by such Indemnified Party in collecting such amount.

(b)          The Indemnifying Party shall not be liable under Section 8.01 or Section 11.02 for any (i) Damages relating to any matter to the extent that the Indemnified Party had otherwise been compensated for such matter pursuant to the Purchase Price adjustment under Section 2.05, (ii) Damages to the extent that they are in the nature of (A) punitive Damages or (B) consequential, special or indirect Damages, except, in the case of this clause (B), to the extent such Damages are a reasonably foreseeable result of the event that gave rise thereto or the matter for which indemnification is sought hereunder, regardless of the form of action through which such Damages are sought, except in each case of the foregoing clauses (A) and (B), to the extent any such Damages are included in any proceeding by a third party against such Indemnified Party for which it is entitled to indemnification under this Agreement or (iii) Damages relating to any matter (or underlying set of facts) to the extent that the Indemnified Party has otherwise been compensated for such Damages pursuant to a separate indemnification provision in Section 8.01 or Section 11.02 or reimbursement provision in Section 7.09.

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(c)          Each Indemnified Party must use commercially reasonable efforts to mitigate any loss for which such Indemnified Party seeks indemnification under this Agreement commencing at the time that the Indemnified Party becomes aware of the loss for which indemnification is sought, it being understood that the reasonable costs of such mitigation shall constitute Damages hereunder.

(d)          Notwithstanding any other provision of this Agreement to the contrary, Sellers and Seller Parent and their respective Affiliates shall have no liability under this Agreement for any Damages related to any Environmental Matter to the extent (i) resulting from any sampling, testing or other invasive investigation of the air, soil, surface water, groundwater, building materials or other environmental media, or any disclosure, report, or communication relating to any Environmental Matter to any Governmental Authority or other third party, unless such sampling, testing, investigation, disclosure, report or communication is required by Applicable Law or Environmental Law, is in response to a request from a Governmental Authority, or is otherwise necessary to respond to any Third Party Claim against Buyer or any of its Affiliates; (ii) resulting from any shutdown, other than routine maintenance, or closure of any asset, facility or real property on or after Closing, except to the extent that such shutdown or closure is necessary as a direct result of any violation of Environmental Law by, or any Release by, any Company or any Subsidiary occurring prior to the Closing Date; or (iii) exceeding those Damages that must be incurred to satisfy, in a reasonably cost-effective manner, the minimum requirements of a Governmental Authority under applicable Environmental Law, using, where possible risk-based standards, engineering, use or institutional controls or deed or other restrictions.

(e)          For purposes of determining the amount of Damages under this Article 11 arising out of a Warranty Breach by Seller Parent or any Seller and for purposes of determining the occurrence of a Warranty Breach, the representations and warranties of Seller Parent or such Seller set forth in this Agreement (other than Section 3.10(a) and Section 3.11(b)) or any certificate or other writing related thereto that are qualified as to materiality, Material Adverse Effect or any other similar materiality qualification shall be deemed to not include any such qualification.

Section 11.06.         Assignment of Claims. If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Damages pursuant to Section 11.02 and the Indemnified Party could have recovered all or a part of such Damages from a third party (a “Potential Contributor”) based on the underlying claim asserted against the Indemnifying Party, the Indemnified Party shall, upon request of the Indemnifying Party, assign to the extent permissible such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment; provided, however, that the Indemnified Party shall not be required to assign any right to proceed against a Potential Contributor if the Potential Contributor is a Governmental Authority or if such assignment would reasonably be expected to impair, in any material respect, the Indemnified Party’s or its Affiliate’s business or relationships with any of such Person’s material customers, suppliers, vendors or other service providers or if it would adversely affect the right of any Indemnified Party to recover under any insurance policy.

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Section 11.07.         Exclusivity. Buyer, Seller Parent and Sellers acknowledge and agree that from and after the Closing, the indemnification provisions in this Article 11 shall be the sole and exclusive monetary remedy of any party with respect to any and all claims arising out of or in connection with breaches of representations, warranties, covenants or agreements contained in this Agreement, other than claims for fraud or willful misconduct. Nothing in this Section 11.07 shall prevent or prohibit a Party from seeking and/or obtaining specific performance in accordance with Section 13.12.

Section 11.08.         No Right of Contribution. None of Seller Parent or any Seller shall, and none of their respective Affiliates shall, have any right of contribution against any Company or any Subsidiary, or any of any Company’s or any Subsidiary’s respective former, current, or future general or limited partners, stockholders, managers, members, controlling persons, management companies or representatives for any claim (including any Third Party Claim) asserted by any Buyer Indemnitee under this Article 11.

Section 11.09.         Effect of Knowledge or Waiver of Condition. The right to indemnification, payment of Damages or other remedies based on any representations, warranties, covenants or agreements set forth in this Agreement or in any document delivered with respect hereto will not be affected by any investigation conducted with respect to or any knowledge or information acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement (other than disclosures made in the Disclosure Schedules). The waiver of any condition based on the accuracy of any representation or warranty or on the performance of or compliance with any covenant or agreement will not affect the right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants or agreements. Notwithstanding the foregoing, Buyer waives and shall cause its Affiliates to waive any rights and claims (for contribution or otherwise) arising under any Environmental Law (whether now or hereinafter in effect) that Buyer or its Affiliates (including after the Closing, the Companies and the Subsidiaries) may have against Seller Parent, Sellers or their respective Affiliates, whether in law or in equity, relating to the Companies or any of the Subsidiaries or the Shares or the transactions contemplated hereby.

Article 12
Termination

Section 12.01.         Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

(a)          by mutual written agreement of Sellers and Buyer;

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(b)          by either Sellers or Buyer if the Closing shall not have been consummated on or before the first Business Day of a month first occurring after the five (5) month anniversary of the date hereof (the “Termination Date”); provided that Buyer shall not have the right to terminate this Agreement pursuant to this Section 12.01(b) during the Marketing Period; provided, further, the right to terminate this Agreement pursuant to this Section shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to occur by such time; provided, further, in the case of an Extended Closing, the right to terminate this Agreement pursuant to this Section 12.01(b) shall not be available to either party between the date the conditions set forth in Article 10 are first satisfied and the first Business Day after the date on which the Extended Closing is scheduled to occur; provided, further, that if on the Termination Date, any of the conditions set forth in Article 10 are not satisfied due solely to any Regulatory Law applicable to the transactions contemplated hereby, and all of the other conditions set forth in Article 10 are satisfied (other than the Closing Date Conditions, provided that the Closing Date Conditions would reasonably be expected to be satisfied at Closing if Closing were to occur on the Termination Date), then either Seller Parent or Buyer shall have the right, in its sole discretion, by providing written notice to the other party, to extend the date referred to above in this clause (b) for a period not to exceed three (3) months (a “Regulatory Extension”); provided, further, in the event of a Regulatory Extension, notwithstanding the first proviso of this Section 12.01(b), either Sellers or Buyer shall have the right to terminate this Agreement, in addition to any other termination rights under this Section 12.01(b), if the Closing shall not have been consummated before the nine (9) month anniversary of the date hereof;

(c)          by either Sellers or Buyer if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction;

(d)          by Buyer, if a breach by Seller Parent or Sellers of any representation, warranty, covenant or agreement contained in this Agreement shall have occurred, which breach, in the aggregate with all other such breaches, if any, would give rise to a failure of the condition set forth in Section 10.02(a) and which is not cured by the 15th Business Day following written notice to the party committing such breach given reasonably promptly after Buyer becomes actually aware of such breach; provided, however, Buyer shall not be entitled to terminate this Agreement pursuant to this Section 12.01(d) if Buyer is then in material violation or breach of this Agreement so as to cause any of the conditions contained in Section 10.01 and Section 10.03 not to be satisfied;

(e)          by Sellers, if a breach by Buyer of any representation, warranty, covenant or agreement contained in this Agreement shall have occurred, which breach, in the aggregate with all other such breaches, if any, would give rise to a failure of the condition set forth in Section 10.03(a) and which is not cured by the 15th Business Day following written notice to Buyer given reasonably promptly after Sellers become actually aware of such breach; provided, however, no Seller shall be entitled to terminate this Agreement pursuant to this Section 12.01(e) if any Seller is then in material violation or breach of this Agreement so as to cause any of the conditions contained in Section 10.01 and Section 10.02 not to be satisfied; or

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(f)          by Sellers, if (i) all the conditions set forth in Section 10.01 and Section 10.02 have been satisfied (other than any condition the failure of which to be satisfied is attributable to a breach by Buyer of its representations, warranties, covenants or agreements contained herein and other than the Closing Date Conditions, each of which is, as of such date, capable of being satisfied at the Closing), (ii) Buyer shall have failed to consummate the transactions contemplated by this Agreement at the time required pursuant to Section 2.02(a); and (iii) Sellers and Seller Parent have irrevocably confirmed to Buyer in writing that all conditions in Section 10.01 and Section 10.03 have been satisfied (other the Closing Date Conditions, each of which is capable of being satisfied at the Closing) or that Sellers and Seller Parent are willing to waive such unsatisfied condition(s) and that each Seller and Seller Parent is irrevocably committed to consummate the Closing at such time.

The party desiring to terminate this Agreement pursuant to this Section 12.01 (other than Section 12.01(a)) shall give notice of such termination to the other party.

Section 12.02.         Effect of Termination. If this Agreement is terminated as permitted by Section 12.01, such termination shall be without liability of either party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; provided that, subject to the limitations in Section 12.03, if such termination shall result from fraud or the willful and intentional (a) failure of either party to fulfill a condition to the performance of the obligations of the other party, (b) failure to perform a covenant of this Agreement or (c) breach by either party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all Damages incurred or suffered by the other party as a result of such failure or breach. The provisions of Sections 6.01, 12.03, 13.01, 13.03, 13.05, 13.06 and 13.07 and this Section 12.02 shall survive any termination hereof pursuant to Section 12.01.

Section 12.03.         Termination Fee. (a) In the event that this Agreement is terminated pursuant to Section 12.01(f), then Buyer shall promptly, but in any event within two (2) Business Days thereafter (the “Payment Date”), pay or cause to be paid to Sellers an amount equal to $18,000,000 (the “Reverse Break-Up Fee”) by wire transfer of immediately available funds to an account designated by Sellers (it being understood that in no event shall Buyer be required to pay the Reverse Break-Up Fee on more than one occasion).

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(b)          The parties acknowledge that the agreements contained in this Section 12.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if Buyer fails to pay the amount due pursuant to Section 12.03(a) on or prior to the Payment Date, and, in order to obtain such payment, Sellers commence an action that results in a judgment against Buyer for the amount set forth in Section 12.03(a) or any portion thereof, Buyer shall pay, or cause to be paid, to Sellers interest on such amount at a rate per annum equal to three percent (3%) from the date such payment was required to be made through the date such payment was actually received and Sellers’ costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such action (any interest, fees and expenses collectively, “Enforcement Expenses”). If this Agreement is terminated in accordance with Section 12.01, notwithstanding anything to the contrary in this Agreement and without limiting the right of Sellers and Seller Parent to seek specific performance in accordance with Section 13.12(b), the payment of the Reverse Break-Up Fee pursuant to Section 12.03(a) and the payment of the Enforcement Expenses, if any, shall, except in connection with the enforcement of the Confidentiality Agreement, be the sole and exclusive remedy (other than, for the avoidance of doubt, the remedy of specific performance in accordance with Section 13.12(b)) of any Company, any Subsidiary, Sellers, Seller Parent any of their respective Affiliates and any Representatives of any of the foregoing, against Buyer, its Affiliates, any Financing Source and any of their respective former, current, or future general or limited partners, stockholders, managers, members, officers, agents, employees, advisors, controlling persons, management companies or representatives (the “Buyer Parties”) for any losses suffered or incurred relating to, arising under, in connection with, resulting from or otherwise as a result of this Agreement or any of the Ancillary Agreements or the transactions contemplated hereby or thereby, including, without limitation, as a result of any breach of any covenant or agreement in this Agreement or the Financing Letters or the failure of the transactions contemplated hereby or thereby to be consummated whether at law or equity, in contract, in tort or otherwise. Without limiting the right of Sellers and Seller Parent to seek specific performance in accordance with Section 13.12(b), upon payment in full of the Reverse Break-Up Fee and the Enforcement Expenses, if any, (i) no Buyer Party shall have any further liability or obligation relating to, arising under, in connection with, resulting from or otherwise as a result of out of or in connection with this Agreement or any Ancillary Agreement including the Financing Letters or any of the transactions contemplated hereby or thereby, and (ii) except in connection with the enforcement of the Confidentiality Agreement, none of Sellers, Seller Parent, any Company, any Subsidiary, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any claim against any Buyer Party relating to, arising under, in connection with, resulting from or otherwise as a result of this Agreement or any Ancillary Agreement including the Financing Letters, the transactions contemplated hereby or thereby, any representation made or alleged to have been made in connection herewith or therewith or any matter forming the basis for any termination hereof or thereof whether at law or equity, in contract, in tort or otherwise.

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(c)          If this Agreement is terminated in accordance with Section 12.01, notwithstanding anything to the contrary in this Agreement (including this Section 12.03), (i) under no circumstances will any Company, any Subsidiary, Sellers, Seller Parent, any of their respective Affiliates or the representatives of any of the foregoing seek or be entitled to any damages or any other recovery, judgment or damages of any kind (other than, for the avoidance of doubt, the remedy of specific performance in accordance with Section 13.12(b) prior to the termination of this Agreement), including special, consequential, indirect and punitive damages for any losses suffered or incurred relating to, arising under, in connection with, resulting from or otherwise as a result of this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby, including, without limitation, as a result of the failure of the transactions contemplated herein or in the Financing Letters to be consummated or for a breach or failure to perform hereunder or thereunder or for any representation made or alleged to have been made in connection herewith or therewith, in any case, in excess of the amount of the Reverse Break-Up Fee and the Enforcement Expenses, if any, and (ii) under no circumstances will any Company, any Subsidiary, Sellers, Seller Parent or any of their respective Affiliates or the representatives of any of the foregoing be permitted or entitled to seek or enforce a grant of specific performance of Buyer’s obligation to consummate the Closing and/or receive any monetary damages under this Agreement, the Financing Letters or otherwise after any of such parties receive the Reverse Break-Up Fee and the Enforcement Expenses (if any). Notwithstanding anything to the contrary in this Agreement (including this Section 12.03), (x) the only circumstance in which the Reverse Break-Up Fee and the Enforcement Expenses, if any, will be payable by Buyer (or, to the extent provided in Section 13.13, Buyer Guarantor) is set forth in Section 12.03(a), and (y) Sellers are the only Persons to whom the Reverse Break-Up Fee and the Enforcement Expenses, if any, may be paid. Each Seller and Seller Parent acknowledges and agrees that it has no right of recovery against, and no personal liability shall attach to, any Buyer Party (other than Buyer (or, to the extent provided in Section 13.13, Buyer Guarantor) to the extent provided in this Agreement, subject to Section 13.12, the Equity Funding Letters or the parties subject to the Confidentiality Agreement), through Buyer or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by or through a claim by or on behalf of Buyer against any Equity Provider or any other Buyer Party, by the enforcement of any assessment or by any legal or equitable Proceeding, by virtue of any applicable Law, or otherwise, except for its rights to recover from (x) an Equity Provider (but not any other Buyer Party (including any general partner or managing member)) under and to the extent provided in, subject to Section 13.12, the Equity Funding Letters, and subject to the other limitations described therein or (y) the Buyer Guarantor in accordance with, and to the extent provided in, Section 13.13.

(d)          Each Seller and Seller Parent acknowledges that (i) the agreements of Buyer contained in this Section 12.03 are an integral part of the transactions contemplated by this Agreement and the Ancillary Agreements, (ii) the damages resulting from termination of this Agreement under circumstances where the Reverse Break-Up Fee and any Enforcement Expenses are payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to this Section 12.03 are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate Sellers and Seller Parent for the efforts and resources expended and opportunities foregone while negotiating this Agreement and the Ancillary Agreements and in reliance on this Agreement and the Ancillary Agreements and on the expectation of the consummation of the transactions contemplated hereby and thereby, and (iii) without the agreements contained in Section 12.03, Sellers and Seller Parent would not have entered into this Agreement.

Article 13
Miscellaneous

Section 13.01.         Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

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if to Buyer, to:

KIK Custom Products Inc.
101 MacIntosh Blvd.
Concord, Ontario Canada
L4K 4R5
Attention: Mark Halperin, EVP, Legal Affairs & Secretary
Facsimile No.: 905-660-9310

and

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention: Carl L. Reisner, Esq.
Facsimile No.: (212) 757-3990

If to Buyer Guarantor, to:

KCP Corporate Holdings Inc.
101 MacIntosh Blvd.
Concord, Ontario Canada
L4K 4R5
Attention: Mark Halperin, EVP, Legal Affairs & Secretary
Facsimile No.: 905-660-9310

and

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention: Carl L. Reisner, Esq.
Facsimile No.: (212) 757-3990

if to Sellers, to:

Chemtura Corporation
199 Benson Road
Middlebury, CT 06762
Attention: General Counsel

with a copy to (which shall not constitute notice):

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017

Attention:	John A. Bick, Esq.
William H. Aaronson, Esq.

Facsimile No.: (212) 701-5800

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or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 13.02.         Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)          No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as set forth in Section 11.07, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 13.03.         Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 13.04.         Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; provided, further, that notwithstanding the foregoing, Buyer may assign any or all of its rights under this Agreement to (a) its Affiliates and (b) its financing sources solely for collateral purposes, however no such assignment shall relieve Buyer of any Liability hereunder.

Section 13.05.         Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

Section 13.06.         Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.01 shall be deemed effective service of process on such party.

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Section 13.07.         WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.08.         Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Except as provided in Article 11, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

Section 13.09.         Entire Agreement. This Agreement, the Confidentiality Agreement and the Ancillary Agreements constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 13.10.         Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 13.11.         Disclosure Schedules. Sellers have set forth information on the Disclosure Schedules in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of a Schedule need not be set forth in any other section so long as its relevance to such other section of the Schedule or section of the Agreement is reasonably apparent on the face of the information disclosed therein to the Person to which such disclosure is being made. The parties acknowledge and agree that (a) the Schedules to this Agreement may include certain items and information solely for informational purposes for the convenience of Buyer and (b) the disclosure by Sellers of any matter in the Disclosure Schedules shall not be deemed to constitute an acknowledgment by Sellers that the matter is required to be disclosed by the terms of this Agreement or that the matter is material.

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Section 13.12.         Specific Performance. (a) The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that, subject to the following sentence, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, in addition to any other remedy to which they are entitled at law or in equity; provided, however, that the right of Seller Parent and Sellers to obtain specific performance to cause Buyer to cause the Equity Financing to be funded and to consummate the transactions contemplated by this Agreement shall be subject to the provisions of Section 13.12(b).

(b)          Notwithstanding anything to the contrary set forth in this Agreement, Seller Parent and Sellers shall have the right to seek specific performance to cause Buyer to cause the Equity Financing to be funded and to consummate the transactions contemplated by this Agreement only if: (i) all of the conditions set forth in Section 10.01 and Section 10.02 have been satisfied (other than any condition the failure of which to be satisfied is attributable to a breach by Buyer of its representations, warranties, covenants or agreements contained herein and other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is, as of such date, capable of being satisfied at the Closing), (ii) the Debt Financing or the Alternative Financing has been funded or would be funded at the Closing, if the Equity Financing were funded at the Closing and (iii) Sellers and Seller Parent have irrevocably confirmed to Buyer in writing that (A) all conditions in Section 10.01 and Section 10.03 have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing) or that Sellers are willing to waive such unsatisfied condition(s) and (B) if specific performance is granted and the Equity Financing and Debt Financing were funded, each Seller and Seller Parent is irrevocably committed to consummate the Closing upon the occurrence of such funding and will take such actions as are required by them under this Agreement in order to cause the consummation of the Closing to occur.

Section 13.13.         Buyer Parent Guaranty. (a) To induce Sellers to enter into this Agreement, Buyer Guarantor hereby unconditionally, absolutely and irrevocably guarantees, undertakes and promises, as a primary obligor and not merely as a surety, the due and punctual performance by Buyer of all covenants, agreements, obligations, liabilities and amounts to be paid contained in this Agreement, including all monetary obligations, including Buyer’s obligation to pay the Purchase Price, Buyer’s obligation to pay the Reverse Break-Up Fee, Buyer’s obligation to indemnify Sellers or any of their Affiliates and other fees, costs and expenses, whether primary, secondary, direct, indirect, contingent, fixed or otherwise, but in all events subject to the limitations set forth in this Agreement (all such obligations as now or hereafter in existence being collectively, the “Obligations”). Buyer Guarantor further agrees that the Obligations of Buyer may be amended, extended or renewed, in whole or in part, without notice to or further consent or assent from it, and no such amendment, extension or renewal will discharge or otherwise affect any Obligation of Buyer Guarantor under this Agreement.

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(b)          If Buyer fails to meet the Obligations when due under this Agreement, then Sellers or their Affiliates may, at their option and subject to the limitations set forth in this Agreement, take any and all actions available hereunder or under applicable law to collect the Obligations from the Buyer Guarantor. In furtherance of the foregoing, the Buyer Guarantor acknowledges that Sellers or their Affiliates may, in their sole discretion, bring and prosecute a separate action or actions against the Buyer Guarantor for the full amount of the Obligations, regardless of whether any action is brought against Buyer.

(c)          The guaranty pursuant to this Section 13.13 (i) is a guaranty of payment, and not of collection, (ii) is absolute and unconditional and shall not be impaired, discharged or terminated by any act or omission by Buyer that may affect the enforceability of a guaranty, (iii) shall not be affected by (1) the bankruptcy, insolvency, reorganization or similar proceeding or inability to pay of Buyer or of any other party, (2) the failure of Sellers to assert any claim or demand or to enforce any right or remedy against Buyer or any other Person interested in the transactions contemplated by this Agreement; (3) any change in the time, place or manner of payment of any of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of this Agreement, any of the Ancillary Agreements, the Equity Funding Letters, the Debt Commitment Letter, the Credit Facility or any other agreement evidencing, securing or otherwise executed in connection with any of the Obligations; (4) the addition, substitution or release of any other Person interested in the transactions contemplated by this Agreement; (5) any change in the corporate existence, structure or ownership of Buyer or any other Person interested in the transactions contemplated by this Agreement (provided that any such change, rescission, waiver, compromise, consolidation or other amendment or modification shall be subject to the prior written consent of Buyer to the extent expressly required by this Agreement); (6) the adequacy of any other means Sellers or their Affiliates may have of obtaining payment of the Obligations; or (7) any discharge of the Buyer Guarantor as a matter of Applicable Law (other than a discharge of the Buyer Guarantor as a result of payment of the Obligations in accordance with the terms of the Agreement or as a result of defenses to the payment of the Obligations that would be available to Buyer under the Agreement).

(d)          Buyer Guarantor in its capacity as a guarantor of the obligations of Buyer set forth in this Section 13.13, hereby expressly waives notice of acceptance, diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that Sellers exhaust any right, power or remedy or proceed against Buyer.

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(e)          If Buyer Guarantor makes a payment or performs an action under the guarantee contained in this Section 13.13 in satisfaction of any Obligation of Buyer, such satisfaction shall be deemed to be a satisfaction of such Obligation by Buyer for purposes of this Agreement. In the event that any payment to Sellers or their Affiliates in respect of any Obligations is rescinded or is otherwise returned by Sellers to the payor thereof for any reason whatsoever, the Buyer Guarantor shall remain liable hereunder with respect to such Obligations as if such payment had not been made.

(f)          The Buyer Guarantor hereby represents and warrants to Sellers that:

(i)          it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;

(ii)         it has all necessary power and authority to execute, deliver and perform this Agreement;

(iii)        the execution, delivery and performance of this Agreement have been duly authorized by all necessary action and no other proceedings or actions on the part of the Buyer Guarantor are necessary therefor and that the execution, delivery and performance by the undersigned of this Agreement do not and will not (i) violate the organizational documents of the Buyer Guarantor, (ii) violate any applicable Law or judgment, order or decree of a Governmental Authority or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation, any contract to which the undersigned is a party, in any case, for which the violation, default or right would be reasonably likely to prevent or materially impede, interfere with, hinder or delay the consummation by the Buyer Guarantor of the transactions contemplated by this Agreement on a timely basis;

(iv)        this Agreement constitutes a legal, valid and binding obligation of the Buyer Guarantor enforceable against the Buyer Guarantor in accordance with its terms, subject to the Equitable Exceptions; and

(v)         the Buyer Guarantor has the financial capacity to pay and perform its obligations under this Agreement, and all funds necessary for the Buyer Guarantor to fulfill its Obligations under this Agreement until the earliest of (x) the Closing Date, (y) valid termination of this Agreement or (c) payment to the Buyer of the full amount of the Obligations.

(g)          In the event of any legal proceedings for the enforcement of this Section 13.13, all reasonable and documented out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred by the prevailing party pursuant to a final non-appealable judgment by a court of competent jurisdiction in connection with such legal proceedings shall be, on demand, promptly reimbursed by the non-prevailing party.

(h)          Nothing in this Section 13.13 shall limit in any way the right of Sellers to seek an injunction or injunctions or any other equitable relief in connection with breaches of this Section 13.13 or of the Agreement under Section 13.12, but subject to the limitations set forth therein.

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Section 13.14.         Debt Financing Sources. (a) Notwithstanding anything to the contrary contained herein, Sellers and the Companies (on behalf of themselves and each of the Seller Related Parties) hereby waive any and all rights or claims they or any of them may have against any Debt Financing Source (whether based in contract, tort, fraud, strict liability, other laws or otherwise) in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, and Sellers and the Companies (on behalf of themselves and each of the Seller Related Parties) hereby agree that no Debt Financing Source shall have any liability or obligation of any kind (whether based in contract, tort, fraud, strict liability, other laws or otherwise) to any Seller Related Party in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby.

(b)          Notwithstanding anything herein to the contrary, each Seller and each Company (on behalf of itself and each of the Seller Related Parties) and each of the other parties hereto (i) agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Financing or the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (ii) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (iii) agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 13.01 shall be effective service of process against it for any such action brought in any such court, (iv) hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and (v) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)          NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, EACH Seller and each Company (on behalf of itself and each of the Seller Related Parties) AND EACH OTHER PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS OF TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DEBT FINANCING OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY DEBT FINANCING SOURCE.

(d)          Notwithstanding anything to the contrary contained herein, this Section 13.14 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of this Section 13.14) may not be amended, supplemented, waived or otherwise modified without the prior written consent of the Debt Financing Sources.

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(e)          Notwithstanding anything herein to the contrary, the Debt Financing Sources shall be express third party beneficiaries of this Section 13.14 and this Section 13.14 shall expressly inure to the benefit of the Debt Financing Sources and the Debt Financing Sources shall be entitled to rely on and enforce the provisions of this Section 13.14.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

KIK CUSTOM PRODUCTS INC.

By:
Name:
Title:

CHEMTURA CORPORATION

By:
	Name:	Alan Schutzman
	Title:	Assistant Secretary

CHEMTURA HOLDINGS GMBH

By:
	Name:	Ulrich Hartge
	Title:	Managing Director

GREAT LAKES CHEMICAL CORPORATION

By:
	Name:	Arthur C. Fullerton
	Title:	Vice President and Secretary

GREAT LAKES CHEMICAL (NETHERLANDS) B.V.

By:
	Name:	Billie S. Flaherty
	Title:	Director

Solely with respect to Section 13.13:

KCP CORPORATE HOLDINGS INC.

By:
Name:
Title: